Exhibit 10.1

PURCHASE AGREEMENT

by and between

DISCOVER BANK

and

SANTIAGO HOLDINGS, LP

Dated as of July 17, 2024

i

Exhibits

Exhibit A	Assumed Loan Portfolio Tape
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Specified Provisions

INDEX OF DEFINED TERMS

Accounting Firm	2
Action	2
Affiliate	2
Agreement	2
Alternate Debt Financing	2
Ancillary Agreements	2
Asserted Liability	2
Assumed Liabilities	2
Assumed Loan	2
Assumed Loan Agreement	2
Assumed Loan Closing Tape	3
Assumed Loan Documents	3
Assumed Loan Note	3
Assumed Loan Portfolio Tape	3
Assumed Loan Receivables	3
Assumed Loan Servicing Agreements	3
Assumed Loan Servicing Files	3
Assumed Private Education Loan Final Disclosure	3
Assumed Servicing Rights	3
Bill of Sale and Assignment and Assumption Agreement	4
Books and Records	4
Borrower	4
Borrower Benefits	4
Borrower Information	4
Business	4
Business Confidential Information	4
Business Day	4
Buyer	4
Buyer Disclosure Letter	4
Buyer Fundamental Representations	4
Buyer Governmental Filings	4
Buyer Indemnified Parties	5
Buyer Required Disclosure	5
Buyer Tax Act	5
Buyer’s Ownership or Operation of the Business	5
Cap	5
CFPB	5
Chain of Title Documents	5
Charged-Off Loan	5
Charged-Off Loan Receivables	5

Claim Notice	5
Closing	5
Closing Date	5
Closing Purchase Price	5
Closing Schedule	6
Closing Specified Fields	6
Closings	6
Code	6
Commitment Letters	6
Confidentiality Agreement	6
Consent Order	6
Consent Order Obligations	6
Consultation Period	6
Contagion Event	6
Contagion Measure	6
Contract	6
Covered Employees	6
De Minimis Amount	6
Debt Commitment Letter	6
Debt Financing	7
Debt Financing Source Provisions	7
Debt Financing Sources	7
Deductible	7
Delayed Student Loan Payment Amount	7
Delayed Student Loan Payment Date	7
Delayed Student Loans	7
Direct Claim	7
Disbursed Prefunded Loan	7
Disclosure	7
Disputed Item	7
Disqualification Event	7
Electronic Note Information	7
Encumbrance	8
Enforceability Exceptions	8
Equity Commitment Letters	8
Equity Financing	8
Escrow Account	8
Escrow Agent	8
Escrow Agreement	8
Escrow Funds	8
Estimated Closing Statement	8

v

Estimated Prefunded Loan Payment Amount	8
Estimated Purchase Price	8
Excluded Assets	9
Excluded Books and Records	9
Excluded Businesses	9
FDIC	9
Federal Reserve	10
Final Closing	10
Final Closing Statement	10
Final Outside Date	10
Financing	10
Financing Uses	10
Fraud	10
Fundamental Representations	10
Furniture and Equipment	10
GAAP	10
Governmental Entity	10
Governmental Filings	10
Guarantors	11
Hardware	11
Indemnified Party	11
Indemnifying Party	11
Initial Closing	11
Initial Closing Date	11
Initial Closing Purchase Price	11
Initial Effective Time	11
Initial Outside Date	11
Insolvency Proceeding	11
Intellectual Property	11
Intentional Breach	11
Intercompany Agreements	11
IRS	12
IT System	12
Knowledge of Seller	12
Law	12
Legal Restraints	12
Liabilities	12
Limited Guarantee	12
Loan	12
Loan Agreement	12
Loan Note	12
Loan Tape Date	12
Losses	12
Material Adverse Effect	12
Necessary Servicing Files	13

Non-Recourse Parties	13
Notice of Disagreement	13
Notice Period	13
OECD	13
Ordinary Course of Business	13
Organizational Documents	14
Outstanding Interest	14
Parties	14
Party	14
Permitted Encumbrances	14
Person	14
Personal Information	14
Physical Note	14
Platforms	14
Post-Closing Adjustment	14
Post-Closing Prefunded Loan True-Up Amount	14
Post-Closing Tax Period	15
Postponement Period	15
Pre-Closing Tax Period	15
Prefunded	15
Prefunded Loan	15
Prefunded Loan Payment Amount	15
Prefunded Loan Payment Amount Post-Closing Adjustment	15
Prefunded Loan Payment Date	15
Preliminary Closing Statement	15
Principal Balance	15
Private Education Loan Final Disclosure	15
Program Manual	15
Purchase Price	15
Purchase Price Percentage	15
Purchased Assets	15
Representatives	16
Retained Liabilities	16
Review Period	16
Securitization Transaction	16
Seller	16
Seller Borrower Benefits	16
Seller Confidential Information	16
Seller Disclosure Letter	16
Seller Fundamental Representations	16
Seller General Program	16
Seller Governmental Filings	16
Seller Group Returns	17
Seller Indemnified Parties	17

Seller Loan Servicing Policies	17
Seller Origination Policies	17
Seller Required Disclosure	17
Servicer	17
Servicing Agreement	17
Servicing Transition Plan	17
Software	17
SPE Assignee	17
Specified Fields	17
Specified Provisions	17
Straddle Period	17
Subsequent Closing	17
Subsequent Closing Date	17
Tax	18
Tax Authority	18

Tax Claim	18
Tax Return	18
Taxes	18
Third Party	18
Third-Party Claim	18
Third-Party Servicer	18
Total Purchase Price	18
Trade Secrets	18
Trademarks	18
Transfer Taxes	18
Transferred Assets and Liabilities	19
UCC	19
VDR	19
Write-Off Loan	19
Write-Off Loan Receivables	19

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 17, 2024, by and between Discover Bank, a Delaware state chartered non-member bank (“Seller”), and Santiago Holdings, LP, an Ontario limited partnership (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns the Purchased Assets (as defined below);

WHEREAS, the Parties desire that (a) Seller shall sell, convey, transfer, assign and deliver to Buyer the Purchased Assets, (b) Buyer shall accept, acquire and purchase from Seller the Purchased Assets and (c) Buyer shall assume, satisfy and fully discharge when due the Assumed Liabilities (as defined below), in each case, in the manner, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Seller (solely for the purposes and to the extent specified in Section 11.20 thereof), Buyer and Servicer, are executing and delivering the Servicing Agreement (as defined below), upon the terms and subject to the conditions set forth herein and therein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, certain guarantor parties (collectively, the “Guarantors”) are each executing and delivering a limited guarantee in favor of Seller pursuant to which the Guarantors are, on the terms and subject to the conditions set forth therein, guaranteeing certain of the obligations of Buyer under this Agreement (the “Limited Guarantee”); and

WHEREAS, Seller and Buyer, at the applicable Closing (as defined below), will execute and deliver the Bill of Sale and Assignment and Assumption Agreement (as defined below), in each case, in the manner, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes hereof, the following terms, when used herein, shall have the meanings assigned to them in this Section 1.1.

“Accounting Firm” means KPMG LLP; provided that if KPMG LLP is unable or unwilling to serve as the “Accounting Firm,” then Buyer and Seller shall mutually select a nationally recognized firm of independent certified public accountants, which shall be the “Accounting Firm” for all purposes hereof; provided, further, that, if Buyer and Seller cannot promptly agree on such firm, each Party shall (a) select one nationally recognized firm of certified public accountants (which may be the applicable Party’s existing accounting firm) and (b) cause such firm to promptly select, jointly with the firm selected by such other Party, a third nationally recognized firm of independent certified public accountants, which shall be the “Accounting Firm” for all purposes hereof.

“Action” means any action, examination, investigation, dispute, claim, cause of action, litigation, proceeding, suit or arbitration by or before any Governmental Entity or arbitral body.

“Affiliate” of any Person means, with respect to such Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, notwithstanding anything to the contrary in this Agreement, except for purposes of Section 3.13, Section 4.9(a), Section 4.13, Section 5.1, Section 5.3, Section 5.16(b), Section 5.17, Section 8.1(a), Section 8.2(d), Section 8.5, Section 10.2 and Section 10.18(b) (in which cases, the applicable parties shall be deemed to be Affiliates of Buyer and its subsidiaries), the non-Buyer parties to the Equity Commitment Letters, the Guarantors and, in each case, their respective affiliated investment funds and alternative investment vehicles and such parties’, funds’ and vehicles’ Affiliates (defined without giving effect to this proviso) (including their portfolio companies and portfolio investments) shall be deemed not to be Affiliates of Buyer or any of its subsidiaries and vice versa.

“Agreement” has the meaning set forth in the Preamble hereof.

“Alternate Debt Financing” has the meaning set forth in Section 5.17(i).

“Ancillary Agreements” means each Bill of Sale and Assignment and Assumption Agreement, the Escrow Agreement and the Servicing Agreement.

“Asserted Liability” has the meaning set forth in Section 8.3(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Loan” means any (i) Loan set forth on the Assumed Loan Portfolio Tape (other than any Prefunded Loan) and (ii) Prefunded Loan.

“Assumed Loan Agreement” means any Loan Agreement in respect of any Assumed Loan.

“Assumed Loan Closing Tape” means, with respect to any Closing, a loan data tape based on information from the IT System, dated as of not earlier than five (5) Business Days prior to such Closing, setting forth information with respect to the Assumed Loans to be sold, transferred and conveyed at such Closing, in a form (and with information fields) to be mutually agreed by Buyer (working in connection with Servicer) and Seller in good faith.

“Assumed Loan Documents” means, collectively, the Assumed Loan Agreements, the Assumed Loan Notes, the Assumed Private Education Loan Final Disclosures and the Assumed Loan Servicing Files.

“Assumed Loan Note” means any Loan Note in respect of any Assumed Loan.

“Assumed Loan Portfolio Tape” means the Assumed Loan Portfolio Tape, dated as of the Loan Tape Date, attached hereto as Exhibit A (which may include Prefunded Loans that were originated as of the Loan Tape Date for which some, but not all, disbursements to applicable Borrowers thereunder had occurred as of the Loan Tape Date).

“Assumed Loan Receivables” means any and all amounts owed, or to become, due and payable from Borrowers pursuant to or arising under the Assumed Loan Documents including interest earned but not yet collected.

“Assumed Loan Servicing Agreements” has the meaning set forth in Section 5.15(c).

“Assumed Loan Servicing Files” means, with respect to any Assumed Loan, in each case to the extent such items exist in the books, documents, records, files, agreements and other information of Seller relating to the Assumed Loans: (a) a schedule of all transactions credited or debited to the Assumed Loan account; (b) a report of the data fields relating to the Borrower’s Assumed Loan account created by Seller’s electronic systems in connection with servicing practices; (c) any information necessary to compile a payment history; (d) the following data fields: FICO score, school of attendance, requested loan amount, disbursed loan amount, income and/or debt to income information, electronic signature information including evidence of authentication, consent to sign electronically, IP addresses used by the individual(s) completing or signing an application, the date of electronic signature and address information and all other non-proprietary data fields collected and relied upon by Seller during the application and underwriting process for Borrowers (such items in this clause (d), the “Electronic Note Information”); (e) evidence of full disbursement; (f) all servicing records and files (including with respect to any deferments, forbearances, waivers or loan modifications); (g) school certification records collected and relied upon by Seller through data fields, including unique ID, unique sequence number, school certified amount, anticipated graduation date, school code and enrollment status; (h) written notes created by Seller reflecting communications with Borrowers about their respective accounts; and (i) any IRS Form W-9S in respect of the Assumed Loans; provided that “Assumed Loan Servicing Files” shall not include any Excluded Books and Records.

“Assumed Private Education Loan Final Disclosure” means any Private Education Loan Final Disclosure in respect of any Assumed Loan.

“Assumed Servicing Rights” means any and all rights to act as administrative agent, collateral agent and servicer in respect of the Assumed Loan Documents and the Assumed Loans thereunder.

“Bill of Sale and Assignment and Assumption Agreement” means the omnibus bill of sale and assignment and assumption agreement signed by Seller and Buyer, dated as of the applicable Closing Date, transferring to Buyer all of Seller’s (i) obligations with respect to the applicable Assumed Liabilities and (ii) right, title and interest in and to the applicable Purchased Assets and including a blanket endorsement, as the case may be, which shall be substantially in the form of Exhibit B.

“Books and Records” means originals or copies of books, documents, records, files, agreements and other information (for the avoidance of doubt, including the Chain of Title Documents, subject to the proviso in the definition thereof), whether in hard copy or electronic format, in each case, solely to the extent exclusively related to the Purchased Assets or Assumed Liabilities or any Borrower (in his, her or its capacity as such), including a list of such Borrowers; provided that “Books and Records” shall not include the Excluded Books and Records.

“Borrower” means any borrower or obligor under any Assumed Loan Document or any Assumed Loan thereunder.

“Borrower Benefits” means any interest rate reductions and other benefits or accommodations (including co-signor releases) offered, granted, marketed or provided to any Borrower.

“Borrower Information” means all information (including Personal Information) about Borrowers (in each case, in his, her or its capacity as such) (i) collected by Seller prior to the Effective Time (including any such information contained in the Assumed Loan Documents and the Assumed Loan Portfolio Tape) and (ii) disclosed to Buyer in connection with the transactions contemplated hereby.

“Business” means the business of private student loan origination, marketing, servicing, refinancing and consolidation engaged in by Seller’s Private Student Lending business unit; provided, however, that the “Business” shall exclude the Excluded Business.

“Business Confidential Information” has the meaning set forth in Section 5.4(e).

“Business Day” means any day, other than a Saturday, Sunday or day on which national banks are authorized or required to be closed in New York, New York or Chicago, Illinois.

“Buyer” has the meaning set forth in the Preamble hereof.

“Buyer Disclosure Letter” means the buyer disclosure letter delivered by Buyer to Seller concurrently with the execution and delivery hereof.

“Buyer Fundamental Representations” has the meaning set forth in Section 6.3(a)(i).

“Buyer Governmental Filings” has the meaning set forth in Section 4.3.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Buyer Required Disclosure” has the meaning set forth in Section 5.4(b).

“Buyer Tax Act” has the meaning set forth in Section 9.1(a).

“Buyer’s Ownership or Operation of the Business” means the ownership or operation of the private student loan origination, marketing, servicing, refinancing and consolidation business of Buyer and its Affiliates, including the servicing and administration of the Transferred Assets and Liabilities by any servicer or subservicer on behalf of Buyer or its Affiliates.

“Cap” has the meaning set forth in Section 8.1(c)(i).

“CFPB” means the U.S. Consumer Financial Protection Bureau or any other Governmental Entity or Quasi-Governmental Entity into which the CFPB is combined, converted or merged, or that assumes the functions currently performed by or that is granted the jurisdiction or powers currently exercised by the CFPB.

“Chain of Title Documents” means any assignments, bills of sale or other similar arrangements with respect to the Assumed Loans originated by a Person other than Seller (provided that, to the extent any Chain of Title Document does not relate exclusively to the Purchased Assets or Assumed Liabilities, to the extent such Chain of Title Document is in the possession or control of Seller or any Third Party (on behalf of, and to the extent such Chain of Title Document is owned by, Seller), Seller shall provide such Chain of Title Document to Buyer and may, in its discretion, redact such Chain of Title Document as necessary to cause the resulting redacted file to exclusively relate to the Purchased Assets and Assumed Liabilities).

“Charged-Off Loan” means (a) any Assumed Loan in respect of which all of the Assumed Loan Receivables have been, or should have been, charged-off as of the Effective Time in accordance with the Seller Loan Servicing Policies in effect from time to time or (b) with respect to any particular Closing, any Assumed Loan that has one or more payments that are one hundred and twenty (120) or more days past due and that is not, as of immediately prior to the Closing, scheduled to be charged off on the last day of the calendar month during which the applicable Closing occurs.

“Charged-Off Loan Receivables” means all Assumed Loan Receivables in respect of a Charged-Off Loan as of a given time.

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 2.7(a)(ii).

“Closing Date” has the meaning set forth in Section 2.7(a)(ii).

“Closing Purchase Price” has the meaning set forth in Section 2.6(b).

“Closing Schedule” means the schedule set forth in Section 1.1(g) of the Seller Disclosure Letter.

“Closing Specified Fields” means the fields from the IT System set forth in Section 1.1(a) of the Seller Disclosure Letter.

“Closings” has the meaning set forth in Section 2.7(a)(ii).

“Code” has the meaning set forth in Section 3.5(h).

“Commitment Letters” has the meaning set forth in Section 4.9(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.4(a).

“Consent Order” means Seller’s December 2020 CFPB consent order which, as of the date hereof, is scheduled to expire on December 22, 2030, as the same may be amended, changed, expanded, modified, superseded, supplemented or otherwise altered by the CFPB, and any subsequent supervisory, enforcement or other actions by the CFPB that relate to Assumed Loans.

“Consent Order Obligations” has the meaning set forth in Section 5.13(a).

“Consultation Period” has the meaning set forth in Section 2.9(b).

“Contagion Event” means any (i) outbreak or ongoing effects of any contagious disease, epidemic or pandemic (including the COVID-19 virus) or any global or regional health conditions or (ii) worsening of any of the foregoing.

“Contagion Measure” means any (i) quarantine, “shelter in place,” “stay at home,” social distancing, shut-down, closure, sequester, declaration of martial law or similar Law or policy or guidance by any Governmental Entity, (ii) loan forgiveness, deferral, waiver, forbearance, moratorium or other similar accommodation (in whole or in part) required by any Law or requested or required in writing by any Governmental Entity or (iii) action taken (or omitted to be taken) in connection with or in response to any Law, in each case, in connection with or in response to any Contagion Event.

“Contract” means any legally binding contract, subcontract, agreement, lease, license, commitment, indenture, sale and purchase order, or other instrument, arrangement or understanding of any kind to which a Person or any of its assets or properties is bound.

“Covered Employees” has the meaning set forth in Section 5.8(a).

“De Minimis Amount” has the meaning set forth in Section 8.1(b)(ii).

“Debt Commitment Letter” means the Class A/B Commitment Letter, pursuant to which the Debt Financing Sources party thereto have agreed to provide or cause to be provided to Buyer (or a wholly-owned subsidiary of Buyer) the debt financing set forth therein for the purposes of financing the transactions contemplated hereby.

“Debt Financing” has the meaning set forth in Section 5.17(g).

“Debt Financing Source Provisions” means Section 10.2, Section 10.3, Section 10.5, Section 10.12, Section 10.13, Section 10.18 and Section 10.19.

“Debt Financing Sources” means the lenders, arrangers, investors, underwriters, initial purchasers and placement agents providing or arranging the Debt Financing or any other debt financing for the purposes of financing the transactions contemplated hereby, any administrative agent, collateral agent or other agent or trustee acting on behalf of any of the foregoing.

“Deductible” has the meaning set forth in Section 8.1(b)(i).

“Delayed Student Loan Payment Amount” means the portion of any applicable Closing Purchase Price attributable to the Delayed Student Loans to be transferred at the applicable Closing pursuant to Section 2.1.

“Delayed Student Loan Payment Date” has the meaning set forth in Section 2.7(g).

“Delayed Student Loans” has the meaning set forth in Section 1.1(h) of the Seller Disclosure Letter.

“Direct Claim” has the meaning set forth in Section 8.3(e).

“Disbursed Prefunded” has the meaning set forth in Section 5.2(d).

“Disclosure” has the meaning set forth in Section 5.3(a).

“Discover Marks” means (a) “Discover,” (b) any other Trademark owned by Seller or any of its Affiliates and/or (c) any Trademark derived from, or incorporating, referencing, combining or similar to, any of the foregoing.

“Disputed Item” has the meaning set forth in Section 2.9(c).

“Disqualification Event” has the meaning set forth in Section 2.7(e).

“DSL Management Team” means (a) the individuals set forth in Section 1.1(e) of the Seller Disclosure Letter (in their capacity, as of the date hereof, as set forth therein) and (b) any successors of the foregoing individuals (in such foregoing individuals’ capacity as such).

“Effective Time” means 12:01 a.m. (Central Time) on the applicable Closing Date.

“Electronic Note” means an electronically executed promissory note evidencing a Loan.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of one billion dollars ($1,000,000,000.00); (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least one hundred million dollars ($100,000,000.00), calculated in accordance with GAAP; (c) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of one billion dollars ($1,000,000,000.00); provided that such bank has a branch or agency in the United States and is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; or (e) any other bank, financial institution, insurance company, mutual fund, other investment fund or other Lender that has (x) a short-term unsecured debt rating or certificate of deposit rating of at least “A-1” and “P-1” by S&P and Moody’s Investors Service, respectively or (y) total assets in excess of one billion dollars ($1,000,000,000.00).

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, easement, encroachment or hypothecation, other than any of the foregoing if created by, or resulting from, (i) any action of Buyer or its Affiliates or (ii) any action to comply with the Consent Order that is taken in accordance with the terms of this Agreement.

“Enforceability Exceptions” has the meaning set forth in Section 3.2(b).

“Equity Commitment Letters” means, collectively, those equity commitment letters, dated as of the date hereof, to which Buyer and Seller are parties, true, correct and complete copies of which Buyer has made available to Seller and pursuant to which each investor party thereto has committed, subject to (and only to) the terms and conditions set forth therein, to invest the amount set forth therein to purchase equity interests of Buyer on the applicable Closing Date to the extent set forth therein.

“Equity Financing” has the meaning set forth in Section 5.17(l).

“Escrow Account” means the account established by the Escrow Agent to hold the Escrow Funds in accordance with the Escrow Agreement and this Agreement.

“Escrow Agent” means an escrow agent to be jointly selected by Seller and Buyer.

“Escrow Agreement” means an escrow agreement in a customary form to be agreed among Buyer, Seller and Escrow Agent, and to be entered into by Buyer, Seller and Escrow Agent in accordance with Section 2.7(f).

“Escrow Funds” means all funds in the Escrow Account from time to time.

“Estimated Closing Statement” has the meaning set forth in Section 2.8(a).

“Estimated Prefunded Loan Payment Amount” has the meaning set forth in Section 2.8(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.8(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means all (a) emails or other electronic communications, (b) originals or copies of books, documents, records, files, agreements and other information, whether in hard copy or electronic format, in each case, that do not exclusively relate to the Purchased Assets or Assumed Liabilities (other than Chain of Title Documents, subject to the proviso in the definition thereof), (c) personnel files relating to employees of Seller or its Affiliates (including any Personal Information contained or reflected therein), (d) information subject to attorney-client or work-product privilege of Seller or its Affiliates, (e) information to the extent relating to the Excluded Businesses, the Excluded Assets or the Retained Liabilities, (f) Seller’s or its Affiliates’ minute books, organizational documents, stock registers, record books containing minutes of meetings of its directors, managers, stockholders or other corporate governance matters and such other books and records pertaining to Seller’s or its Affiliates’ ownership, organization or existence, (g) information the transfer or disclosure of which is prohibited or restricted by Law or any Contract to which Seller or its Affiliates is bound (other than any Contract solely between or among Seller and its Affiliates; provided that such information is otherwise not excluded by another provision of this definition), (h) legal, regulatory, compliance or other policies or proprietary information of Seller or its Affiliates, (i) correspondence and communications with any Governmental Entity, (j) Tax Returns, Tax records or any other information related to Taxes of Seller or its Affiliates or (k) documents relating to loan applications for any Assumed Loans (but not the data fields described in clause (d) of the definition of Assumed Loan Servicing Files).

“Excluded Businesses” means all businesses, services, operations and activities conducted by Seller or its Affiliates, other than the Business, including (a) deposit, lending (including any loan origination), financing and other retail, consumer, commercial or corporate banking activities; (b) issuing, providing or servicing debit cards, credit cards or prepaid cards; (c) investment banking and market making activities; (d) asset management, investment advisory, private banking, personal trust and wealth management planning and advisory services, merchant banking, private equity or securities trading or brokerage activities or services; (e) insurance activities; (f) maintaining and managing collective investment funds, mutual funds and separately managed accounts; (g) depository, custodial, trustee, escrow, treasury management and other financial and advisory services; (h) businesses, services, operations and activities provided by Seller or its Affiliates that are not exclusively managed and overseen by the DSL Management Team and are not specifically related to the Purchased Assets and Assumed Liabilities or the Business; or (i) any ancillary activities or services that are incidental or related to the businesses, services or activities described in any of the foregoing clauses (a)–(h), including any technology related to the provision of financial or advisory products or services.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Final Closing” means the Subsequent Closing (a) immediately following which either all of the Assumed Loans have been (i) sold, conveyed, transferred, assigned or delivered to Buyer or its Affiliates or (ii) (A) paid in full, discharged and cease to exist or (B) in respect of which all Assumed Loan Receivables have been charged-off or should have been charged-off in accordance with the Seller Loan Servicing Policies in effect from time to time, (b) following which Seller and Buyer mutually agree in writing that there shall be no further Closings prior to the occurrence of any further Subsequent Closing or (c) following which the obligation to effect any further Subsequent Closing is terminated pursuant to Section 7.1(b) prior to the occurrence of any further Subsequent Closing.

“Final Closing Statement” has the meaning set forth in Section 2.9(d).

“Final Outside Date” has the meaning set forth in Section 7.1(b)(ii).

“Financing” has the meaning set forth in Section 5.17(a).

“Financing Uses” has the meaning set forth in Section 4.9(a). “Fraud” means the knowing and intentional making of a material misstatement by a Party in any express representation or warranty in Article III or Article IV (as applicable) with specific intent to deceive the other Party and induce the other Party to enter into this Agreement; provided that Fraud shall only be deemed to exist if such other Party acted reasonably in reliance on such material misstatement and suffered actual injury as a result thereof; provided, however, that, notwithstanding anything herein to the contrary, “Fraud” shall not include any tort claim (including fraud) based on constructive or imputed knowledge, negligence, recklessness or a similar theory.

“Fundamental Representations” means, collectively, the Buyer Fundamental Representations and the Seller Fundamental Representations.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements and other tangible personal property owned, controlled, leased or otherwise used by Seller or any of its Affiliates, including desks, chairs, tables, tools, cubicles and miscellaneous office furnishings and supplies. For the avoidance of doubt, originals or copies of books, documents, records, files, agreements and other information are not Furniture and Equipment.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Entity” means any federal, national, state, provincial, territorial, local, municipal or foreign government, regulatory, self-regulatory, legislative, judicial, or administrative body, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Governmental Filings” has the meaning set forth in Section 4.3.

“Guarantors” has the meaning set forth in the Recitals hereof.

“Hardware” means any and all computer and computer-related hardware or other information technology, including laptops, desktops, servers, routers, switches and other networking equipment, mobile devices and printers.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Initial Closing” has the meaning set forth in Section 2.7(a)(i).

“Initial Closing Date” has the meaning set forth in Section 2.7(a)(i).

“Initial Closing Purchase Price” has the meaning set forth in Section 2.6(a).

“Initial Effective Time” means 12:01 a.m. (Central Time) on the Initial Closing Date.

“Initial Outside Date” has the meaning set forth in Section 7.1(a)(ii).

“Insolvency Proceeding” means with respect to any Person, any (a) proceeding commenced by or against any Person under any provision of the bankruptcy code or under any other state or federal bankruptcy or insolvency law, (b) assignments for the benefit of creditors, (c) formal or informal moratoria, compositions, or extensions generally with creditors, in each case, with respect to substantially all of such Person’s liabilities, or (d) proceedings seeking reorganization, arrangement, or other similar relief against such Person under any United States federal or state insolvency laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Person or any substantial part of its property or ordering the winding up or liquidation of the affairs of such Person.

“Intellectual Property” means all patents and patent applications, Trademarks, copyrights (including rights in Software), Trade Secrets, and all other intellectual property rights (whether registered or unregistered, and any applications for the foregoing) anywhere in the world.

“Intentional Breach” means a material breach hereof by a Party that has resulted from a deliberate act or omission by such Party with actual knowledge that the act or omission would result in a breach hereof, including a failure or refusal of a Party to consummate the transactions contemplated hereby and to effect each applicable Closing when such Party was obligated to do so in accordance with the terms of this Agreement.

“Intercompany Agreements” means any agreement, arrangement, undertaking or commitment, including any intergroup banking, cash pooling, credit, financing or funding agreement, facility or other arrangement, receivable, payable, claim, demand, right, loan and Contract between Seller or any of its Affiliates (in respect of the Business), on the one hand, and Seller or any of its Affiliates (other than in respect of the Business), on the other hand.

“IRS” has the meaning set forth in Section 2.7(b)(i)(5).

“IT System” means the information technology systems used by Seller and its Affiliates, as applicable, to service the applicable Assumed Loans as of the applicable Closing.

“Knowledge of Seller” means the actual knowledge of the individuals listed in Section 1.1(b) of the Seller Disclosure Letter (in their capacity as employees of Seller).

“Law” means any applicable law, statute, code, rule, regulation, order, writ, ordinance, judgment, decree, treaty or other pronouncement of any Governmental Entity having the effect of law.

“Legal Restraints” has the meaning set forth in Section 6.1.

“Liabilities” means any and all Losses, debts, obligations and liabilities, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Limited Guarantee” has the meaning set forth in the Recitals hereof.

“Loan” means any loan or other indebtedness.

“Loan Agreement” means any original (including any authoritative electronic version) or copy of a loan or credit Contract or other similar agreement and instrument pursuant to which any Loan was made or guaranteed.

“Loan Note” means any original (including any authoritative electronic version) or copy of a promissory note or notes evidencing any Loan, in each case, if separate from the applicable Loan Agreement and to the extent applicable, in respect of such Loan Agreement.

“Loan Tape Date” means June 30, 2024.

“Losses” means any documented out-of-pocket losses, damages, liabilities, claims, fines, costs and expenses, interest, penalties, judgments and settlements.

“Material Adverse Effect” means any change, effect, circumstance or event that (i) has a material adverse effect on the Business (taken as a whole and measured as of the earlier of (x) the applicable date of measurement and (y) immediately prior to the Initial Effective Time) or the Purchased Assets (taken as a whole and measured as of the earlier of (x) the applicable date of measurement and (y) immediately prior to the Initial Effective Time), or (ii) would prevent or materially delay the consummation of the transactions contemplated hereby, except that none of the following changes, effects, circumstances or events shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or will be a Material Adverse Effect (except, in the case of clauses (a), (b), (c), (d), (h) and (i), to the extent disproportionately affecting the Business relative to other businesses in the private student Loan marketing, origination, underwriting, servicing, refinancing and consolidation industry, in which case only the incremental disproportionate effect shall be taken into account): (a) general economic, political, regulatory or social conditions in, or affecting, any of the geographical areas in which the Business operates; (b) any change in the financial, banking, securities, capital or credit markets in general (whether in the U.S. or any other country or in any international market), including changes in interest rates and credit ratings; (c) any change or condition generally affecting the private student Loan marketing, origination, underwriting, servicing, refinancing and consolidation industry; (d) acts of God, natural disasters, national or international political conditions, weather conditions, the engagement in, or escalation or worsening of, hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency, the occurrence of any cyber, military or terrorist attack, whether inside or outside the U.S.; (e) the failure to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics, or the inputs into such items (but not any underlying change, effect or event which causes such failure, unless otherwise excluded by another exception herein); (f) any action taken by Buyer or any of its Affiliates; (g) the execution of this Agreement by the Parties or the negotiation, announcement or consummation of the transactions contemplated hereby (other than any change, effect, circumstance or event that would result in a breach of Section 3.3 or Section 3.4), the disclosure of the fact that Buyer is the prospective acquiror of the Purchased Assets or Servicer is the prospective servicer of the Purchased Assets, or any communication by Buyer, Servicer or their respective Affiliates (including if made jointly with Seller or its Affiliates) regarding plans or intentions of Buyer, Servicer or their respective Affiliates with respect to the Purchased Assets or Buyer’s Ownership or Operation of the Business from and after the Initial Effective Time (including the impact of any of the matters specified in this clause (g) on relationships with Borrowers or customers (including Affiliates of Seller), suppliers or employees); (h) any changes in applicable accounting regulations or accounting principles (or interpretations thereof), including GAAP, or any actual or proposed change in Laws (or the interpretation thereof); (i) any Contagion Event or Contagion Measure existing as of the date hereof and any changes, effects and circumstances arising therefrom or attributable thereto; or (j) compliance by Seller with the express terms of, or the taking of any action expressly contemplated by, this Agreement or any action taken by Seller or its Affiliates, or failure by Seller or its Affiliates to take action, or other changes or events, to which Buyer has consented in writing.

“Necessary Servicing Files” means those Assumed Loan Servicing Files and Books and Records that are reasonably necessary for Servicer to service the Assumed Loans in all material respects on the applicable Closing Date in accordance with the Servicing Agreement and the Servicing Transition Plan.

“Non-Recourse Parties” has the meaning set forth in Section 10.18(b).

“Notice of Disagreement” has the meaning set forth in Section 2.9(a).

“Notice Period” has the meaning set forth in Section 8.3(b).

“OECD” means the Organization for Economic Cooperation and Development.

“Ordinary Course of Business” means, with respect to any action by either Party, any action or omission (as applicable) that is taken in the ordinary course of business consistent with past practice of such Party.

“Organizational Documents” means, with respect to any (a) Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; (b) Person that is a partnership, its certificate of partnership and partnership agreement; (c) Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (d) Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (e) other Person, its comparable organizational documents; in each case, as has been amended or restated and as in effect on the date hereof.

“Outstanding Interest” means, as of a given date, the outstanding accrued and unpaid amount of interest on any Loan, other than capitalized interest and capitalized origination fees and accrued and unpaid interest to be capitalized, charged to, and payable by, any Borrower or cosigner thereof, as applicable.

“Party” has the meaning set forth in the Preamble hereof.

“Permitted Encumbrances” means any Encumbrances (a) approved in writing by Buyer, created by act or omission of Buyer or resulting from Buyer, its identity or status; (b) for Taxes or other charges of a Governmental Entity and assessments that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) that will be released at or prior to the Effective Time subject to such release; or (d) that, in the aggregate, are not reasonably likely to impair, in any material respect, the rights of the owner of the assets or property to which they relate, including the right to sell such assets or property free and clear of such Encumbrance.

“Person” means an association, a corporation, an individual, a sole proprietorship, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Personal Information” means information about an identified or identifiable individual, including an individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card or other financial information, including any such information that is non-public personal information as defined in the Gramm-Leach-Bliley Act and its applicable implementing regulations.

“Physical Note” means any executed tangible promissory note evidencing a Loan.

“Platforms” means all Hardware and Software used by or for the Business, including for purposes of performing any function as administrative agent, collateral agent or servicer in respect of the Assumed Loan Documents or the Assumed Loans thereunder.

“Post-Closing Adjustment” has the meaning set forth in Section 2.9(e)(i).

“Post-Closing Prefunded Loan True-Up Amount” has the meaning set forth in Section 5.20.

“Post-Closing Tax Period” means, with respect to any Purchased Asset, any taxable period that begins on or after the applicable Closing Date on which such Purchased Asset was sold, conveyed, transferred, assigned or delivered and the portion of any Straddle Period that begins on such Closing Date.

“Postponement Period” has the meaning set forth in Section 2.7(e).

“Pre-Closing Tax Period” means, with respect to any Purchased Asset, any taxable period that ends before the applicable Closing Date on which such Purchased Asset was sold, conveyed, transferred, assigned or delivered, and the portion of any Straddle Period that ends before such Closing Date.

“Prefunded Loan” means any Loan made by Seller (a) that is set forth in Section 1.1(d) of the Seller Disclosure Letter or (b) for which a Loan Agreement has been executed by the Borrower thereunder after the date hereof (and for which an application for such Loan was received by Seller no later than January 31, 2024) in accordance with the Seller Origination Policies in effect at the time of the execution of such Loan Agreement.

“Prefunded Loan Adjustment Rate” means, with respect to any Closing, the applicable Purchase Price Percentage minus 100%.

“Prefunded Loan Payment Amount” means, with respect to any Closing, the aggregate amount of scheduled future disbursements with respect to Prefunded Loans included in the Purchased Assets at such Closing.

“Prefunded Loan Payment Amount Post-Closing Adjustment” has the meaning set forth in Section 2.9(e)(iv).

“Prefunded Loan Payment Date” has the meaning set forth in Section 2.7(f).

“Preliminary Closing Statement” has the meaning set forth in Section 2.8(b).

“Principal Balance” means, as of a given date, the outstanding principal amount of any Loan, including capitalized interest and capitalized origination fees and accrued and unpaid interest to be capitalized, charged to, and payable by, any Borrower or cosigner thereof, as applicable, in each case, in accordance with the Seller Loan Servicing Policies in effect from time to time.

“Private Education Loan Final Disclosure” means the private education loan final disclosure pursuant to 12 CFR § 1026.47(c).

“Program Manual” has the meaning set forth in Section 5.2(a)(ii).

“Purchase Price” has the meaning set forth in Section 2.9(f).

“Purchase Price Percentage” has the meaning set forth in Section 1.1(c) of the Seller Disclosure Letter.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Quasi-Governmental Entity” means an entity created by statute for the furtherance of governmental objectives that does not have sovereign authority and that is empowered by a Governmental Entity to establish standards that apply to the Assumed Loans with respect to the origination or servicing of such loans.

“Representatives” means, in respect of a Person, such Person’s directors, officers, managers, employees, auditors, professional advisors, agents and other representatives. For the avoidance of doubt, with respect to Buyer, each SPE Assignee shall constitute a “Representative.”

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Review Period” has the meaning set forth in Section 2.8(c).

“Securitization Transaction” means any transaction involving any (a) sale, conveyance, transfer, assignment or delivery of all or a portion of the Assumed Loans, directly or indirectly, by Buyer or any of its Affiliates to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated asset-backed securities or (b) issuance of publicly offered or privately placed, rated or unrated securities or related instruments, the payments on which are determined primarily by reference to one or more portfolios of private student loans consisting, in whole or in part, of some or all of the Assumed Loans, in the case of each of clauses (a) or (b), that is completed within twelve (12) months following the Final Closing in respect of such Assumed Loans.

“Seller” has the meaning set forth in the Preamble hereof.

“Seller Borrower Benefits” means the Borrower Benefits offered, granted, marketed or provided to certain Borrowers in respect of the Assumed Loans by Seller and its Affiliates, which are set forth on Section 3.7(a) of the Seller Disclosure Letter.

“Seller Confidential Information” has the meaning set forth in Section 5.4(d).

“Seller Disclosure Letter” means the seller disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Seller Fundamental Representations” has the meaning set forth in Section 6.2(a)(i).

“Seller General Program” means any global, North American or U.S. policies, initiatives, procedures or programs of Seller and/or its Affiliates (including any strategic reviews, and the transactions undertaken in accordance therewith, or business model changes) designed or intended to comply (or enhance compliance) with requirements and guidance under any Law or existing fiduciary, legal or contractual obligations or requirement, directive, instruction, recommendation or guidance of any Governmental Entity, in each case, that do not disproportionately affect the Business relative to other consumer lending businesses of Seller or its Affiliates.

“Seller Governmental Filings” has the meaning set forth in Section 3.3.

“Seller Group Returns” means any income Tax Returns of Seller or any of its Affiliates or any Tax Returns of Seller or any of its Affiliates that are filed on an affiliated, unitary, combined or consolidated basis.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Seller Loan Servicing Policies” means the written guidelines, policies and practices adopted and utilized by Seller with respect to administration, servicing and collection of Assumed Loans.

“Seller Origination Policies” means the Discover Student Loans Credit Policy, the Discover Student Loans Pricing Policy and the other written guidelines, policies and practices adopted and utilized by Seller with respect to originating Assumed Loans at the time of the applicable origination of such Assumed Loans.

“Seller Required Disclosure” has the meaning set forth in Section 5.4(c).

“Servicer” means Nelnet Servicing, LLC d/b/a Firstmark Services.

“Servicing Agreement” means that certain Servicing Agreement, entered into as of the date hereof, by and among Seller (solely for the purposes and to the extent specified in Section 11.20 thereof), Buyer and Servicer.

“Servicing Guidelines” has the meaning set forth in the Servicing Agreement.

“Servicing Transition Plan” means the plan developed by Seller, Buyer (in accordance with Section 5.5(a), but subject to 5.1(d)) and Servicer for the transition of the servicing of the Assumed Loans to Servicer at the Initial Closing and each Subsequent Closing.

“Software” means any and all programs, applications and software, including any and all software implementations of algorithms, databases, models and methodologies (whether in source code, object code or other form).

“SPE Assignee” has the meaning set forth in Section 10.18(a).

“Specified Fields” means the fields from the IT System, set forth in Section 1.1(f) of the Seller Disclosure Letter.

“Specified Provisions” has the meaning set forth in Section 5.15(a).

“Straddle Period” means, with respect to any Purchased Asset, the taxable period that begins before the applicable Closing Date on which such Purchased Asset was sold, conveyed, transferred, assigned or delivered and ends on or after such Closing Date.

“Subsequent Closing” has the meaning set forth in Section 2.7(a)(ii).

“Subsequent Closing Date” has the meaning set forth in Section 2.7(a)(ii).

“Tax” or “Taxes” means any (a) governmental, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding or similar tax imposed by any Tax Authority, including any interest, addition to tax or penalties related thereto and (b) liability for the payment of amounts of the type described in the foregoing clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing arrangement or Tax indemnity agreement; provided, that for this purpose any commercial agreement or contract not primarily related to Taxes shall not constitute a Tax sharing arrangement or Tax indemnity agreement.

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official charged with the administration of any Law relating to Taxes.

“Tax Claim” has the meaning set forth in Section 9.4.

“Tax Return” means any return, report, declaration, information return, election or other document required to be filed with any Tax Authority with respect to Taxes, including any amendments thereof.

“Third Party” means any Person other than (x) Buyer, Seller or any of their respective Affiliates or (y) the non-Buyer parties to the Equity Commitment Letters or the Guarantors, or any of their Affiliates, including any Borrower.

“Third-Party Claim” has the meaning set forth in Section 8.3(a).

“Third-Party Servicer” means any Third Party that acts as administrative agent, collateral agent and servicer in respect of the Assumed Loan Documents or the Assumed Loans thereunder.

“Total Purchase Price” means, as of any given date, the sum of the Closing Purchase Price payable (and actually paid) as of such date and any Closing Purchase Price actually paid prior to such date, as finally determined through agreement of the Parties pursuant to Section 2.9(a) or 2.9(b) or the action of the Accounting Firm pursuant to Section 2.9(d).

“Trade Secrets” means trade secrets and other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies that derive independent economic value from not being generally known to the public.

“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, corporate names, domain names, any other indicia of source or origin and all registrations and applications for registration of the foregoing, together with the goodwill symbolized by any of the foregoing.

“Transfer Taxes” means any sales, use, value added, conveyance, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Tax incurred in connection with the transactions contemplated hereby, but does not include any income or gains Taxes or similar Taxes.

“Transferred Assets and Liabilities” means, at any applicable time, the Purchased Assets actually acquired by or transferred to, and Assumed Liabilities actually assumed by, Buyer or its Affiliates at or prior to such time pursuant to this Agreement.

“UCC” means the Uniform Commercial Code of the State of New York.

“VDR” means the electronic data room hosted by Intralinks in connection with the transactions contemplated by this Agreement.

“Write-Off Loan” means any Assumed Loan (a) for which the Principal Balance as of the Effective Time is forty dollars ($40.00) or less or (b) that is a General Exclusion Criteria Loan (as defined in the Closing Schedule) immediately prior to the Final Closing.

“Write-Off Loan Receivables” means all accounts receivable in respect of a Write-Off Loan.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Purchased Assets. Upon the terms, and subject to the conditions, set forth herein and subject to the exclusions set forth in Section 2.2, at the Effective Time, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire, assume and accept from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in, to and under the following assets and rights as the same shall exist immediately prior to the Effective Time (collectively, the “Purchased Assets”):

(a) the (i) applicable Assumed Loans and (ii) corresponding Assumed Loan Receivables, Assumed Servicing Rights and Assumed Loan Documents (including the Borrower Information reflected therein);

(b) subject to Section 2.2(e), 2.2(h) and 2.2(l), all claims, causes of action (including counterclaims), rights of set-off or recoupment, refunds and defenses of Seller or any of its Affiliates against Third Parties exclusively related to the other assets contemplated by this Section 2.1 to the extent attributable to or in connection with any actions, events, occurrences, circumstances or facts first arising or occurring after the Effective Time;

(c) the applicable Books and Records;

(d) any rights to refunds, credits or other benefits or claims, in each case, in respect of Taxes attributable to or imposed on the Purchased Assets or the Assumed Liabilities relating to a Post-Closing Tax Period; and

(e) the assets set forth in Section 2.1(e) of the Seller Disclosure Letter.

Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, Seller shall not transfer to Buyer pursuant to this Agreement or the Ancillary Agreements any assets or rights other than the Purchased Assets (collectively, the “Excluded Assets”), including the following:

(a) all cash and cash equivalents, including whether on hand, in transit or held by any bank or other Third Party;

(b) all Charged-Off Loans and Charged-Off Loan Receivables;

(c) all Write-Off Loans and Write-Off Loan Receivables;

(d) except to the extent expressly contemplated hereby or by the Ancillary Agreements, all intercompany accounts (including any intercompany payables and receivables) between Seller or any of its Affiliates (in respect of the Business), on the one hand, and Seller or any of its Affiliates (other than in respect of the Business), on the other hand, and all Intercompany Agreements;

(e) any rights to refunds, credits or other benefits or claims, in each case, in respect of Taxes attributable to or imposed on the Purchased Assets or Assumed Liabilities, relating to a Pre-Closing Tax Period;

(f) any right, title or interest in and to (i) Intellectual Property, including the Intellectual Property owned by Seller or any of its Affiliates (including the Discover Marks) and (ii) Platforms;

(g) all Furniture and Equipment;

(h) all claims and causes of actions by or of Seller or any of its Affiliates and rights of Seller or any of its Affiliates to sue for, and receive and recover, damages arising from any infringement or other violation of the Intellectual Property owned by Seller or any of its Affiliates (including the Discover Marks);

(i) any assets, properties, privileges or rights used by Seller or any of its Affiliates in connection with the provision of corporate-level services (including finance, accounting, taxes, risk, procurement, printing, customer service, web site development, maintenance and hosting, accounts payable, travel and expenses, human resources, payroll, legal and compliance, sales and marketing, payroll, benefits, data centers, information technology and software support, information security, insurance and vendor management) of the type provided to the Business;

(j) all relationships and contracts with employees, consultants, contractors and other representatives of Seller or any of its Affiliates;

(k) all policies of insurance and interests in insurance pools and programs applicable to Seller and its Affiliates, including any right to make any claim thereunder;

(l) all claims, causes of action (including counterclaims), rights of set-off or recoupment, refunds and defenses of Seller or any of its Affiliates against Third Parties to the extent (i) attributable to or in connection with any actions, events, occurrences, circumstances or facts first arising, occurring or existing on or prior to the Effective Time or (ii) relating to any of the Excluded Business, the Excluded Assets or the Retained Liabilities (in each case, other than rights to the applicable Assumed Loan Receivables or any guarantee or other surety supporting, or collateral securing, the Assumed Loan Receivables);

(m) any Contracts to which Seller or any of its Affiliates are a party or their properties or assets are bound, other than the applicable Assumed Loan Documents;

(n) any goodwill of Seller or any of its Affiliates;

(o) any ownership interest or leasehold interest of Seller or any of its Affiliates in any real property;

(p) all ownership interests of Seller or its Affiliates in any Person;

(q) the Excluded Books and Records;

(r) any assets or rights that Seller or any of its Affiliates are required by Law to retain or prohibited by Law to transfer to Buyer or its Affiliates (or their designees);

(s) all rights of Seller or any of its Affiliates under this Agreement or the Ancillary Agreements or any agreement, document or certificate delivered or received in connection herewith or therewith; and

(t) all of Seller’s or its Affiliates’ right, title and interest in the assets listed in Section 2.2(t) of the Seller Disclosure Letter.

Section 2.3 Assumption of Assumed Liabilities. Upon the terms, and subject to the conditions, set forth herein, Buyer agrees, effective as of the Effective Time, to assume, satisfy and fully discharge when due, the following Liabilities of Seller (such Liabilities being herein collectively referred to as the “Assumed Liabilities”):

(a) all Liabilities relating to, resulting from or arising out of (after the Effective Time) the applicable Purchased Assets sold, conveyed, transferred, assigned or delivered to Buyer or its Affiliates at any Closing, including Seller Borrower Benefits;

(b) any (i) Taxes attributable to or imposed on the applicable Purchased Assets sold, conveyed, transferred, assigned or delivered to Buyer or its Affiliates at any Closing from and after the Effective Time with respect to any Post-Closing Tax Period and (ii) Transfer Taxes for which Buyer or its Affiliates are liable pursuant to Section 9.3, if any; and

(c) any Liability set forth in Section 2.3(c) of the Seller Disclosure Letter.

Section 2.4 Retained Liabilities. Notwithstanding anything herein to the contrary, Seller shall retain and be responsible for, and Buyer shall not assume or accept, all Liabilities of Seller other than the Assumed Liabilities (the “Retained Liabilities”), including the following Liabilities:

(a) all Liabilities, whether arising prior to, at, or after the Effective Time, relating to, resulting from or arising out of (i) the ownership or operation of the Business whether at, prior to or after the Effective Time (which, for the avoidance of doubt, excludes Buyer’s Ownership or Operation of the Business), (ii) the Purchased Assets (in respect of events, facts or circumstances that occurred as of or prior to the Effective Time), or (iii) the marketing, origination, underwriting, servicing, refinancing and consolidation, as of or prior to the Effective Time, of the Assumed Loans;

(b) except to the extent expressly contemplated hereby or by the Ancillary Agreements, intercompany accounts between Seller or any of its Affiliates (other than in respect of the Business), on the one hand, and Seller or any of its Affiliates (in respect of the Business), on the other hand, including intercompany payables between Seller or any of its Affiliates and the Business and all Liabilities under any Intercompany Agreements and any funding arrangement from Seller or any of its Affiliates to Seller (in respect of the Business);

(c) any Liability to the extent related to any Excluded Asset or the Excluded Business;

(d) (i) any Taxes imposed on Seller or its Affiliates or with respect to the private student Loan origination, marketing, servicing, refinancing and consolidation business of Seller and (ii) any Taxes attributable to or imposed on the applicable Purchased Assets or the Assumed Liabilities with respect to any Pre-Closing Tax Period, except Transfer Taxes for which Buyer or its Affiliates are liable pursuant to Section 9.3, if any;

(e) all Liabilities for which Seller or any of its Affiliates has responsibility pursuant to the express terms of this Agreement or the Ancillary Agreements or any agreement, document or certificate delivered or received in connection herewith or therewith;

(f) Consent Order Obligations and any consumer restitution amounts, account adjustments, or other obligations or civil monetary penalties arising out of or resulting from the Consent Order or the Specified Provisions;

(g) any indebtedness of Seller or any of its Affiliates for borrowed money; and

(h) any Liability set forth in Section 2.4(h) of the Seller Disclosure Letter.

Section 2.5 Servicing Released; Rights and Risks Transferred.

(a) The Assumed Loans are sold, conveyed, transferred, assigned and delivered to Buyer on a servicing-released basis. Commencing at the applicable Closing, immediately upon giving effect to the purchase, transfer and sale of the applicable Assumed Loans pursuant to Section 2.1, the servicing of such Assumed Loans by Servicer will be conducted on behalf of Buyer pursuant to the Servicing Agreement. Except as expressly set forth in the Servicing Agreement as to remediation with respect to the Consent Order and the Consent Order Obligations, Buyer shall be responsible for all amounts due, or to become due, to Servicer, any other Third-Party Servicer (from and after the Effective Time) or any other Person engaged by Buyer with respect to servicing of such Assumed Loans incurred on or after such

Closing, including servicing compensation for the period from and after such Closing, deboarding fees, deconversion fees, termination fees, transfer fees or other make-whole payments in connection with the transfer of servicing to Servicer or the servicing of such Assumed Loans from and after such Closing.

(b) Seller shall be subrogated to any claims or rights of Buyer as against any Third-Party Servicer (from and after the Effective Time, including Servicer) with respect to any amounts paid by Seller under Article VIII. Buyer shall reasonably cooperate with Seller (at Seller’s expense for Buyer’s reasonable and documented out-of-pocket costs and expenses), in Seller’s assertion of any claim based on the right of subrogation.

(c) The purchase and sale of the Assumed Loans pursuant to Section 2.1 shall constitute a sale, conveyance, transfer and assignment to Buyer of the Assumed Loans. As purchaser of the Assumed Loans, subject to the occurrence of the applicable Closing, following the applicable Closing, Buyer shall bear the risk of performance of the Assumed Loans, including risk of delayed payments, non-payment and default, subject to the indemnification obligations set forth in Article VIII. In the event that it is determined by a court of competent jurisdiction that the transactions evidenced hereby constitute a loan and not a purchase and sale, the Parties intend that this Agreement constitute a security agreement under Law and that Seller shall be deemed to have granted, and does grant, as of the applicable Closing, to Buyer a security interest in all of Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under all Assumed Loans and the other Purchased Assets. The grant set forth in the preceding sentence is solely for additional protection of Buyer’s interests in the Assumed Loans and shall not be deemed to contradict the express intent of Seller and Buyer that the transfer of Assumed Loans under this Agreement is an absolute assignment of such Assumed Loans and is not a transfer of such Assumed Loans as security for a debt. Seller authorizes Buyer to file UCC financing statements, all amendments thereto and continuations thereof deemed necessary or appropriate by Buyer that identify Seller as seller or debtor and Buyer as purchaser or secured party and describe the Assumed Loans and the other Purchased Assets.

Section 2.6 Purchase Price.

(a) Initial Closing. At the Initial Closing (except with respect to the Delayed Student Loan Payment Amount, which shall be paid in accordance with Section 2.7(g)), Buyer shall pay to Seller or its designee, by wire transfer of immediately available funds to an account designated by Seller at least one (1) Business Day prior to the Initial Closing, in consideration for the purchase of the applicable Purchased Assets pursuant to Section 2.1 and the assumption of the applicable Assumed Liabilities pursuant to Section 2.3, an amount of cash equal to:

(i) the product of (x) the Purchase Price Percentage multiplied by (y) the aggregate Principal Balance (as of 12:01 a.m. (Central Time) on the Initial Closing Date) of each Assumed Loan to be transferred to Buyer at the Initial Closing; plus

(ii) the aggregate Outstanding Interest (as of 12:01 a.m. (Central Time) on the Initial Closing Date) of each Assumed Loan to be transferred to Buyer at the Initial Closing; plus

(iii) the product of (x) the Purchase Price Percentage multiplied by (y) the aggregate Prefunded Loan Payment Amount in respect of the Initial Closing.

The aggregate amount paid at the Initial Closing and on the Delayed Student Loan Payment Date relating thereto, in each case, pursuant to this Section 2.6, shall be referred to as the “Initial Closing Purchase Price.”

(b) Subsequent Closing. At each Subsequent Closing (except with respect to the Delayed Student Loan Payment Amount, which shall be paid in accordance with Section 2.7(g)), Buyer shall pay to Seller or its designee, by wire transfer of immediately available funds to an account designated by Seller at least one (1) Business Day prior to such Subsequent Closing, in consideration for the purchase of the applicable Purchased Assets pursuant to Section 2.1 and the assumption of the applicable Assumed Liabilities pursuant to Section 2.3, an amount of cash equal to:

(i) the product of (x) the Purchase Price Percentage multiplied by (y) the aggregate Principal Balance (as of 12:01 a.m. (Central Time) on such Subsequent Closing Date) of each Assumed Loan to be transferred to Buyer at such Subsequent Closing; plus

(ii) the aggregate Outstanding Interest (as of 12:01 a.m. (Central Time) on such Subsequent Closing Date) of each Assumed Loan to be transferred to Buyer at such Subsequent Closing Date; plus

(iii) the product of (x) the Purchase Price Percentage multiplied by (y) the aggregate Prefunded Loan Payment Amount in respect of such Subsequent Closing.

The aggregate amount paid at any Closing and on the Delayed Student Loan Payment Date relating thereto, in each case, pursuant to this Section 2.6, a “Closing Purchase Price.”

An illustrative calculation of the Purchase Price is set forth on Section 2.6 of the Seller Disclosure Letter and Section 2.6 of the Buyer Disclosure Letter.

Section 2.7 Closings.

(a) Closings.

(i) The initial closing of the transactions contemplated by this Agreement (the “Initial Closing”) shall take place by electronic exchange of signatures and documents on the fifth (5th) Business Day immediately following the date on which all of the conditions set forth in Article VI have been satisfied or, to the extent permitted under Law, waived (other than conditions which by their nature are to be satisfied at the applicable Closing, but subject to the satisfaction, or, to the extent permitted under Law, waiver, of those conditions), unless another place, time or date is agreed to in writing by Buyer and Seller; provided that, notwithstanding the satisfaction or, to the extent permitted under Law, waiver of all of the conditions set forth in Article VI, the Initial Closing shall not occur on any date prior to the earliest date set forth in the Closing Schedule for the occurrence of the Initial Closing, unless otherwise agreed to in writing by Buyer and Seller. The date on which the Initial Closing actually occurs is hereinafter referred to as the “Initial Closing Date.”

(ii) Each subsequent closing of the transactions contemplated by this Agreement (each, a “Subsequent Closing,” and together with the Initial Closing, the “Closings,” and each, a “Closing”), shall take place by electronic exchange of signatures and documents on the Business Day as reasonably promptly as practicable following the Initial Closing, in accordance with the Closing Schedule, subject to the satisfaction or, to the extent permitted under Law, waiver of all of the conditions set forth in Article VI (other than conditions which by their nature are to be satisfied at the applicable Subsequent Closing, but subject to the satisfaction, or, to the extent permitted under Law, waiver, of those conditions), unless another place, time or date is agreed to in writing by Buyer and Seller. The date on which each Subsequent Closing occurs is hereinafter referred to as a “Subsequent Closing Date,” and, together with the Initial Closing Date, each, a “Closing Date.”

(b) Deliveries by Seller.

(i) At each Closing, Seller shall deliver, or cause to be delivered, to Buyer (or, with respect to subsections (3) and (4) below, to Servicer on behalf of Buyer):

(1) its duly executed counterpart to a Bill of Sale and Assignment and Assumption Agreement with respect to the Purchased Assets and Assumed Liabilities being purchased and assumed at such Closing;

(2) the certificate provided for in Section 6.2(c);

(3) (A) except as set forth in Section 2.7(b)(i)(3)(A)(1) of the Seller Disclosure Letter, originals or, to the extent that originals are not available, authenticated copies of the Physical Notes and, except as set forth in Section 2.7(b)(i)(3)(A)(2) of the Seller Disclosure Letter, the Electronic Notes Information for the Electronic Notes, (B) except as set forth in Section 2.7(b)(i)(3)(B) of the Seller Disclosure Letter, originals or copies of the other Assumed Loan Documents (other than the Assumed Loan Servicing Files, which are subject to the proviso below), and (C) applicable Books and Records that, in each case of clauses (A), (B) or (C), are Purchased Assets sold at such Closing; provided, that, subject to the obligations of Seller set forth in Section 5.6(a), in the case of Assumed Loan Servicing Files and Books and Records, Seller shall deliver all Necessary Servicing Files at such Closing and shall deliver any Assumed Loan Servicing Files and Books and Records that are not Necessary Servicing Files within forty-five (45) days after the applicable Closing to the extent such Assumed Loan Servicing Files and Books and Records, as applicable, are in the possession or control of Seller or any Third Party (on behalf of, and to the extent such Assumed Loan Servicing Files and Books and Records, as applicable, are owned by, Seller);

(4) a lost note affidavit, in a form reasonably acceptable to Buyer, duly executed by an authorized officer of Seller, in respect of the Physical Notes, or the Electronic Notes Information without an electronic rendering, including in respect of the Physical Notes or Electronic Notes identified in Section 2.7(b)(i)(3)(A)(1) of the Seller Disclosure Letter, in respect of the corresponding Assumed Loans that are being sold and transferred pursuant to Section 2.1 at such Closing;

(5) its duly executed Internal Revenue Service (“IRS”) Form W-9; and

(6) its duly executed counterpart of a joint written instruction pursuant to the Escrow Agreement, instructing the Escrow Agent to disburse the Escrow Funds in accordance with wire instructions included therein at the direction of Buyer.

(c) Deliveries by Buyer.

(i) At each Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(1) the Estimated Purchase Price in accordance with Section 2.8(a) (less the applicable Delayed Student Loan Payment Amount, which shall be paid in accordance with Section 2.7(g));

(2) the certificate provided for in Section 6.3(c);

(3) its duly executed counterpart to a Bill of Sale and Assignment and Assumption Agreement with respect to the Purchased Assets and Assumed Liabilities being purchased and assumed at such Closing; and

(4) its duly executed counterpart of a joint written instruction pursuant to the Escrow Agreement, instructing the Escrow Agent to disburse the Escrow Funds in accordance with wire instructions included therein at the direction of Buyer.

(d) Proceedings at Each Closing. All proceedings to be taken, documents to be executed and delivered, payments to be made and consideration to be delivered at each Closing shall be deemed to have been taken, executed, delivered and made simultaneously, and, except as provided hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

(e) Delay of Closing. If, as of the proposed date of any Closing, Servicer (i) is subject to an Insolvency Proceeding or (ii) other than with respect to the matters set forth on Section 2.7(e) of the Seller Disclosure Letter, fails to be licensed or qualified to do business in each jurisdiction in which the servicing of the Assumed Loans makes such licensing or qualification necessary (and such failure would materially and adversely affect the ability of Servicer to service the Assumed Loans that have been transferred to Buyer (and will be transferred to Buyer) pursuant to Section 2.1 as of such Closing, taken as a whole) (a “Disqualification Event”), then, upon the request of Buyer, the date of such Closing shall be postponed for a period of ninety (90) days or such shorter period as Buyer may request (a “Postponement Period”) to allow (x) Buyer to appoint a replacement servicer that is not subject to a Disqualification Event and is reasonably acceptable to Seller or (y) Servicer to cure such

Disqualification Event. If, as of the end of such Postponement Period, Buyer is diligently pursuing the engagement of a replacement servicer and/or Servicer is diligently pursuing a cure of such Disqualification Event, such Postponement Period shall be extended for an additional period of sixty (60) days (or such shorter period as Buyer may request). As of the end of the Postponement Period (as extended pursuant to the immediately preceding sentence), the proposed Closing shall occur, subject to satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VI in accordance with Section 2.7(a)(i) or (ii), as applicable.

(f) Certain Prefunded Loans Matters. Seller and Buyer shall designate the Escrow Agent and negotiate the Escrow Agreement as promptly as practicable after the date hereof, with fees and expenses for the Escrow Agent being borne equally between Seller and Buyer. No later than one (1) Business Day prior to the Initial Closing, Seller and Buyer shall execute and deliver to each other and the Escrow Agent duly executed counterparts of the Escrow Agreement, and shall cause the Escrow Agent to execute and deliver a duly executed counterpart to the Escrow Agreement to each of Seller and Buyer. On the date that is one (1) Business Day prior to each applicable Closing Date (any such date, a “Prefunded Loan Payment Date”), Seller shall deliver to the Escrow Agent, by wire transfer of immediately available funds to the Escrow Account, in accordance with the Escrow Agreement, an amount, in cash, equal to the applicable Prefunded Loan Payment Amount for the corresponding Closing.

(g) Delayed Student Loans Payment. On the date that is three (3) Business Days after the applicable Closing Date (or, if the applicable Closing Date is prior to July 17, 2025 and the third (3rd) Business Day thereafter would be after July 17, 2025, then July 17, 2025) (such date, a “Delayed Student Loan Payment Date”), Buyer shall pay to Seller or Seller’s designee, by wire transfer of immediately available funds to an account designated by Seller at least one (1) Business Day prior to the applicable Delayed Student Loan Payment Date, in consideration for the purchase of the applicable Delayed Student Loans at the applicable Closing pursuant to Section 2.1 and the assumption of the applicable Assumed Liabilities related thereto at the applicable Closing pursuant to Section 2.3, an amount, in cash, equal to the applicable Delayed Student Loan Payment Amount.

Section 2.8 Closing and Post-Closing Statements.

(a) Seller shall deliver to Buyer, no later than five (5) Business Days prior to each Closing Date, a statement setting forth, in each case, as of the Effective Time, (i) Seller’s good faith estimate of the Prefunded Loan Payment Amount associated with the corresponding Closing (the “Estimated Prefunded Loan Payment Amount”) and (ii) the applicable Assumed Loans (and Seller’s good faith estimates of the associated Principal Balance and Outstanding Interest) to be transferred to Buyer at such Closing, which Assumed Loans shall be selected in consultation with Servicer and in accordance with the Closing Schedule, and, based on the foregoing clauses (i) and (ii), the applicable Closing Purchase Price (each, an “Estimated Purchase Price” and each such statement, an “Estimated Closing Statement”), and designating the portion of the applicable Closing Purchase Price attributable to the Delayed Student Loan Payment Amount, together with such schedules and data (including an Assumed Loan Closing Tape with respect to such Assumed Loans) as may be appropriate to support such Estimated Closing Statement.

(b) Within seven (7) Business Days after each Closing Date, or such earlier time as determined by Seller, Seller shall prepare and deliver to Buyer a statement setting forth Seller’s determination of (i) the Prefunded Loan Payment Amount associated with the corresponding Closing and (ii) the applicable Assumed Loans (and the associated Principal Balance and Outstanding Interest) transferred to Buyer at such Closing and, based on the foregoing clauses (i) and (ii), the applicable Closing Purchase Price (each such statement, a “Preliminary Closing Statement”) and designating the Delayed Student Loan Payment Amount. In connection with Seller’s preparation of each Preliminary Closing Statement, Buyer shall (i) provide Seller and its Representatives with reasonable access to (x) all records, books, workpapers, reports and other similar materials in the possession of Buyer or its Affiliates or Representatives to the extent related to information reasonably required or necessary for the preparation of such Preliminary Closing Statement (subject to execution of a customary access letter (if applicable), confidentiality agreement or similar documentation by the recipients of such information) and (y) employees of Buyer and its Affiliates and Representatives, in each case, during normal business hours, to discuss the foregoing and (ii) cause Buyer’s, its controlled Affiliates’ or Representatives’ employees to assist Seller and its Representatives in the preparation of such Preliminary Closing Statement; provided, however, that Buyer’s accountants shall not be obligated to make any work papers available to Seller or its Representatives except in accordance with such accountants’ normal disclosure procedures and then only after Seller (and, if applicable its Representatives) has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(c) During the twenty (20) Business Day period immediately following Buyer’s receipt of each Preliminary Closing Statement (each such period, a “Review Period”), Seller shall (i) provide Buyer and its Representatives with reasonable access to (x) all books, records and workpapers, reports and other similar materials in the possession of Seller or its Affiliates or Representatives to the extent related to information reasonably required or necessary for the review of such Preliminary Closing Statement (subject to execution of a customary access letter (if applicable), confidentiality agreement or similar documentation by the recipients of such information) and (y) permit Buyer and its Representatives to discuss the foregoing with employees of Seller and its Affiliates and Representatives who assisted in the preparation of such Preliminary Closing Statement, in each case, during normal business hours and (ii) cause Seller’s, its Affiliates’ or its Representatives’ employees to reasonably assist Buyer and its Representatives in the review of such Preliminary Closing Statement; provided, however, that Seller’s accountants shall not be obligated to make any work papers available to Buyer or its Representatives except in accordance with such accountants’ normal disclosure procedures and then only after Buyer (and, if applicable its Representatives) has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(d) Following the Effective Time through the date that the applicable Final Closing Statement becomes final and binding in accordance with Section 2.9, (i) Buyer will (and will cause its Affiliates to) maintain records in a reasonable manner to preserve in electronic format any and all information, documents and materials that would reasonably be expected to be necessary, required or relevant to meet Buyer’s obligations set forth in Section 2.8(b) and (ii) Seller will (and will cause its Affiliates to) maintain records in a reasonable manner to preserve in electronic format any and all information, documents and materials that would reasonably be expected to be necessary, required or relevant to meet Seller’s obligations set forth in Section 2.8(c).

(e) Each of Seller and Buyer hereby acknowledges that the sole purpose of the determination of the applicable Final Closing Statement is to adjust the Closing Purchase Price (including the applicable Prefunded Loan Payment Amounts) so as to accurately reflect the applicable components thereof as of the Effective Time.

Section 2.9 Reconciliation of Estimated Closing Statement; Adjustment.

(a) Prior to the expiration of the Review Period applicable to any Preliminary Closing Statement, Buyer shall notify Seller in a writing (each such writing, a “Notice of Disagreement”) if Buyer disagrees with such Preliminary Closing Statement. Each Notice of Disagreement shall set forth in reasonable detail (i) the basis for such dispute, (ii) the amounts involved and (iii) Buyer’s determination of the applicable Preliminary Closing Statement as of the Effective Time; provided, however, that (A) only one (1) Notice of Disagreement is permitted per Preliminary Closing Statement and (B) the Notice of Disagreement shall include only objections based on (I) noncompliance with this Agreement, (II) mathematical errors in the calculation of the amounts of the Preliminary Closing Statement or (III) in the case of the Prefunded Loan Payment Amount for any Prefunded Loan, changes to scheduled disbursements relating to such Prefunded Loan that occurred after delivery of the Estimated Closing Statement. If no Notice of Disagreement is received by Seller prior to the expiration of such Review Period, then such Preliminary Closing Statement shall be deemed to have been accepted by Buyer and shall become final and binding upon the Parties in accordance with Section 2.9(e).

(b) During the twenty (20) Business Days immediately following the delivery of any Notice of Disagreement (each such period, a “Consultation Period”), Seller and Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters specified in such Notice of Disagreement. If, during such Consultation Period, Seller and Buyer mutually agree upon any matters set forth in such Notice of Disagreement, they shall signify such agreement in a writing signed by both Parties and such agreed matters shall become final and binding upon the Parties in accordance with Section 2.9(e).

(c) If, at the end of any Consultation Period, Seller and Buyer have been unable to resolve one or more differences with respect to the matters specified in the applicable Notice of Disagreement, either Seller or Buyer may submit such matters on the Notice of Disagreement that remain in dispute with respect to such Notice of Disagreement to the Accounting Firm (each, a “Disputed Item”). Not later than seven (7) Business Days following the submission of the Disputed Items to the Accounting Firm, each of Seller and Buyer shall submit to the Accounting Firm a written statement setting forth in reasonable detail its position with respect to the Disputed Items, which such written statement shall be concurrently provided to such other Party. Seller and Buyer shall also have the opportunity to submit a written response to the other Party’s written statement to the Accounting Firm no later than ten (10) Business Days following the date of receipt of such other Party’s initial written statement, which such response statement shall be concurrently provided to such other Party. The failure of either such Party to timely deliver its initial written statement or response to such other Party’s initial written statement as set forth in the preceding sentence shall constitute a waiver of such Party’s right to submit the same. During the review by the Accounting Firm, each of Buyer and Seller and their respective accountants will make available to the Accounting Firm individuals, information, books and records and work papers, as may be reasonably requested by the Accounting Firm to fulfill its obligations under this Section 2.9(c) and Section 2.9(d); provided, however, that Seller’s and Buyer’s respective accountants shall not be obligated to make any work papers available to the Accounting Firm or to the other Party (or such other Party’s Representatives) except in accordance with such accountants’ normal disclosure procedures and then only after such other Party (and, if applicable, its Representatives) has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Accounting Firm shall act as experts in accounting and not as arbitrators. All written communications to or from the Accounting Firm, on the one hand, and Seller or Buyer (or any of their respective Representatives), on the other hand, shall be delivered simultaneously to Seller and Buyer, as applicable. In determining the applicable Disputed Items, the Accounting Firm shall be bound by the terms of this Agreement and shall base its determination on the terms of the submission of the Parties pursuant to this Section 2.9(c) and shall not conduct or base determinations on any independent review of any matters.

(d) With respect to each Disputed Item, the determination of the Accounting Firm, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer in the applicable Notice of Disagreement or by Seller in the applicable Preliminary Closing Statement with respect to such disputed line item. Neither Seller nor Buyer (nor any of their respective Affiliates or Representatives) may disclose to the Accounting Firm (and the Accounting Firm may not consider for any purpose) any settlement discussions or settlement offer(s) made by or on behalf of Buyer or Seller, unless otherwise mutually agreed by Seller and Buyer. During such determination period, the Accounting Firm also shall be instructed to (i) prepare a statement of the applicable Closing Purchase Price (excluding the applicable Prefunded Loan Payment Amounts), as of the Effective Time, based upon all of the line items not disputed by the Parties and the line items determined by the Accounting Firm in accordance with the foregoing provisions and (ii) determine the amount of the applicable Prefunded Loan Payment Amount or Closing Purchase Price, as applicable, as of the Effective Time reflected on such statement. Seller and Buyer shall instruct the Accounting Firm to make (A) a final determination only in respect of the applicable Disputed Items and (B) deliver such determination to the Parties within thirty (30) Business Days after such submission of the Disputed Items to the Accounting Firm, which determination shall be binding on the Parties and shall not be subject to appeal (absent manifest or mathematical error or fraud); provided that the failure of the Accounting Firm to deliver its written decision within such time period shall not constitute a defense or objection to the finality or enforcement of such determination. Each statement of the Closing Purchase Price (including the applicable Prefunded Loan Payment Amounts) that is final and binding on the Parties, as determined either through agreement of the Parties pursuant to Section 2.9(a) or 2.9(b) or the action of the Accounting Firm, pursuant to this Section 2.9(d), is referred to as a “Final Closing Statement.” All costs, fees and expenses of the Accounting Firm shall be borne by Seller and Buyer in inverse proportion to the success of Seller, on the one hand, and Buyer, on the other hand, with respect to the resolution of the Disputed Items by the Accounting Firm.

(e) Not later than three (3) Business Days after each Final Closing Statement is final and binding on the Parties, as determined either through (x) agreement of the Parties pursuant to Section 2.9(a) or 2.9(b) or (y) the action of the Accounting Firm, pursuant to Section 2.9(d):

(i) The applicable “Post-Closing Adjustment” shall be the amount of (A) the applicable Closing Purchase Price (excluding the applicable Prefunded Loan Payment Amounts) set forth in such Final Closing Statement minus (B) the sum of the Estimated Purchase Price (excluding the applicable Prefunded Loan Payment Amounts) actually paid to Seller pursuant to Section 2.7(c)(i)(1) plus the Delayed Student Loan Payment Amount in respect of the applicable Closing (solely to the extent previously paid to Seller pursuant to Section 2.7(g)), which amount shall be positive or negative (or zero).

(ii) If the applicable Post-Closing Adjustment is a positive amount, then Buyer shall pay or cause to be paid in cash to an account designated by Seller (for its own account or as agent for the account of its applicable Affiliates) the amount of such Post-Closing Adjustment.

(iii) If the applicable Post-Closing Adjustment is a negative amount, then Seller shall pay or cause to be paid in cash to an account designated by Buyer (for its own account or as agent for the account of its applicable Affiliates) the absolute value of the amount of such Post-Closing Adjustment.

(iv) The applicable “Prefunded Loan Payment Amount Post-Closing Adjustment” shall be the amount of (A) the applicable Prefunded Loan Payment Amount set forth in such Final Closing Statement minus (B) the Estimated Prefunded Loan Payment Amount, which amount shall be positive or negative (or zero).

(v) If the applicable Prefunded Loan Payment Amount Post-Closing Adjustment is a positive amount, then Seller shall pay or cause to be paid in cash to an account designated by Buyer the amount of such Prefunded Loan Payment Amount Post-Closing Adjustment.

(vi) If the applicable Prefunded Loan Payment Amount Post-Closing Adjustment is a negative amount, then Seller shall pay or cause to be paid in cash to an account designated by Buyer an amount equal to the product of (A) the applicable Prefunded Loan Adjustment Rate multiplied by (B) the absolute value of such Prefunded Loan Payment Amount Post-Closing Adjustment.

(f) The applicable “Purchase Price” shall be equal to the applicable Total Purchase Price, as adjusted in accordance with this Article II. Notwithstanding anything herein to the contrary, any payments under this Section 2.9 (other than pursuant to Section 2.9(e)(v)) and any payments under Section 5.20 shall be treated as adjustments to the applicable Purchase Price for any Tax purposes, except as otherwise required by Law.

Section 2.10 Tax Withholding. Notwithstanding anything herein to the contrary, Buyer and its Representatives shall not be entitled to deduct or withhold from any amount otherwise payable pursuant to this Agreement any amount, except as required by Law. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed; provided, that, Buyer shall (a) use reasonable best efforts to provide notice to Seller of any such requirement to deduct or withhold promptly before the payment to which such deduction or withholding would apply and (b) at Seller’s expense, cooperate with any request to obtain reduction of or relief from such deduction or withholding; provided, further, that no deduction or withholding shall be permitted with respect to payments made to Seller under this Agreement if Seller delivers its duly executed IRS Form W-9 described in Section 2.7(b)(i)(5) except to the extent that such withholding is required by a change in Law following the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter, Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Due Organization. Seller (a) is a state chartered non-member bank that is duly organized and validly existing under the Laws of Delaware, (b) has the organizational power and authority to own, operate and service the Purchased Assets as they are now owned and being operated and serviced and to operate the Business as now conducted and (c) is duly licensed or qualified to do business in each jurisdiction in which the ownership, operation and servicing of the Purchased Assets makes such licensing or qualification necessary, in the case of clause (c), except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Authorization of Transaction.

(a) Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and/or each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and/or each Ancillary Agreement to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of Seller and its equityholders, and no other corporate or other proceedings on the part of Seller or its equityholders are necessary to authorize the execution, delivery and performance by Seller of this Agreement and/or any Ancillary Agreement to which it is a party, or to consummate the transactions contemplated hereby or thereby.

(b) This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, and each Ancillary Agreement to which Seller or any of its Affiliates is or will be a party or is or will be duly executed and delivered by Seller or such Affiliate and will, assuming such Ancillary Agreement has been duly executed and delivered by Buyer or Buyer’s Affiliates that are party thereto and each other party thereto, constitute a valid and binding obligation of Seller, in each case, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally (including the U.S. Servicemembers Civil Relief Act) in any relevant jurisdiction and general equitable principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”)).

Section 3.3 Governmental Filings. No filing or registration with, notification to, or authorization, consent or approval of, or license from, any Governmental Entity (collectively, the “Seller Governmental Filings”) is required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Seller, except for (a) the Seller Governmental Filings set forth in Section 3.3(a) of the Seller Disclosure Letter, (b) the Seller Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates and (c) such other Seller Governmental Filings that would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Purchased Assets should Seller fail to make, provide or obtain them.

Section 3.4 No Conflict or Violation. Assuming all Governmental Filings described in Section 3.3 or Section 4.3 or set forth in Section 3.3 of the Seller Disclosure Letter or Section 4.3 of the Buyer Disclosure Letter have been obtained or made (and any applicable waiting period has expired or terminated), the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby will not (a) violate any Law to which the Business or the Purchased Assets are subject, except as would not and would not reasonably be expected to, individually or in the aggregate, have a material and adverse impact on the Purchased Assets or prevent or materially impair or materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Ancillary Agreements to which it is a party; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to terminate, any Assumed Loan Document or any other Contract to which any Purchased Asset is subject, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; or (c) violate or conflict with the Organizational Documents of Seller.

Section 3.5 Assumed Loans.

(a) There are no arrangements (including caps on, reductions of, or scheduled alterations to, the principal or interest payable, the interest rate applicable, or the maturity of any Assumed Loan) between Seller, on the one hand, and any Borrower, on the other hand, the non-disclosure of which to Buyer would cause the information set forth in the Specified Fields of the Assumed Loan Portfolio Tape with respect to principal or interest payable, interest rate applicable or Assumed Loan maturity, to be materially misleading.

(b) The information with respect to each (i) Assumed Loan set forth in the Specified Fields of the Assumed Loan Portfolio Tape is true and complete in all material respects as of the Loan Tape Date, (ii) Assumed Loan set forth in the Closing Specified Fields of the applicable Assumed Loan Closing Tape, is true and complete in all material respects as of the date thereof and (iii) Prefunded Loan set forth on Section 1.1(d) of the Seller Disclosure Letter is true and complete in all material respects as of the date specified therein.

(c) Seller has good and marketable title to, and is the sole owner of legal title of, the Assumed Loans, free and clear of any Encumbrance (other than Permitted Encumbrances and Encumbrances in favor of Seller that are being transferred to Buyer).

(d) No right of rescission, offset, cause of action, defense or counterclaim in respect of any Assumed Loan has been asserted by or on behalf of any Borrower in writing to Seller or, to the Knowledge of Seller, filed by or on behalf of any Borrower with any Governmental Entity, in each case, that if adversely determined would have a material effect on Seller’s rights under such Assumed Loan, including the enforceability, collectability, legality or value of such Assumed Loan. No allegations of wrongdoing or violation of applicable Law by Seller with respect to the Assumed Loans have been asserted in writing to Seller by any Governmental Entity, in each case, that (i) remains unresolved and (ii) if adversely determined, would have a material effect on such Assumed Loan, including the enforceability, collectability, legality or value of such Assumed Loan, or Seller’s rights thereunder.

(e) The period (if any) during which Borrower on an Assumed Loan (other than any Prefunded Loan) may validly cancel his, her or its obligations in respect of any Assumed Loan (pursuant to the express terms of the applicable Assumed Loan Documents) has lapsed.

(f) Each Assumed Loan originated by Seller has been originated in compliance in all material respects with (i) the Seller Origination Policies in effect at the time of such origination and (ii) applicable Law (including the Consent Order) in effect at the time of the applicable origination. Each Assumed Loan originated by a party other than Seller has been originated in compliance in all material respects with applicable Law (including the Consent Order) in effect at the time of the applicable origination. Seller has not authorized the filing of any financing statements, and, to the Knowledge of Seller, there are no financing statements filed against Seller that include a description of collateral covering the Assumed Loans, other than any financing statement relating to the security interest granted to Buyer under this Agreement or that has been terminated or released.

(g) Each Assumed Loan is, and since the date of origination of such Assumed Loan (or, if later, the first date the Assumed Loan was serviced by Seller or its Affiliates) has been, serviced in compliance in all material respects with the Seller Loan Servicing Policies, in each case, other than any noncompliance identified in the Consent Order that has been resolved prior to the date hereof. Each Assumed Loan is, and since the date of origination of such Assumed Loan (or, if later, the first date the Assumed Loan was serviced by Seller or its Affiliates) has been, serviced in compliance in all material respects with (i) the applicable Assumed Loan Documents and (ii) applicable Law (including the Consent Order) in effect at the time of the applicable origination, in each case, other than any noncompliance identified in the Consent Order that has been resolved prior to the date hereof.

(h) Each Assumed Loan (i) is a “qualified education loan” as defined in Section 221(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), incurred by a debtor who is an individual, (ii) has been originated, including payment of all applicable origination fees and other fees related to the origination of such Assumed Loan, (iii) has been fully disbursed (other than Prefunded Loans) (unless otherwise indicated in the Assumed Loan Portfolio Tape or the Assumed Loan Closing Tape, as applicable), (iv) is unsecured, (v) is non-revolving and (vi) has a principal balance of not less than one dollar ($1.00) (other than Prefunded Loans).

(i) The Assumed Loan Documents in respect of each Assumed Loan provide by their terms for payments on a periodic basis that will fully amortize the principal balance thereof by the applicable Assumed Loan’s maturity and yield interest at the rate applicable thereto, as such rate may be adjusted in accordance with the terms of such Assumed Loan Documents and as such rate, maturity or payment program may be modified in accordance with applicable deferral and forbearance periods granted in accordance with the applicable Assumed Loan Documents, Law or the Seller Loan Servicing Policies.

(j) Except for the Assumed Loans that were executed electronically, there is only one (1) original executed or, to the extent that such original is not available, authenticated copy of the note evidencing such Assumed Loan, and, except as set forth in Section 2.7(b)(i)(3)(A)(1) of the Seller Disclosure Letter, such complete and duly executed or authenticated copy of the note is in the possession of Seller, Servicer or a custodian on behalf of Seller or Servicer. For the Assumed Loans that were executed electronically, Seller or Servicer has either (i) control of the electronic records evidencing the underlying note or (ii) has entered into agreements with the previous holders or Third-Party Servicer(s) (before the Effective Time) of such note under which the relevant holder or servicer agrees to hold and maintain the electronic records evidencing such note, in each case, as may be necessary to enforce such note or as may be required by Law with respect to electronic signature.

(k) As of the date hereof, no Assumed Loan is a Charged-Off Loan or a Write-Off Loan.

(l) Each Assumed Loan is assignable to Buyer and such assignment does not require the consent of, or notice to, the applicable Borrower pursuant to the terms of the applicable Assumed Loan Documents.

(m) The Assumed Loan Documents in respect of each Assumed Loan are (i) legal, valid and binding obligations of Seller and, to the Knowledge of Seller, each other party thereto, and (ii) in full force and effect and enforceable against Seller and, to the Knowledge of Seller, each such other party thereto in accordance with their terms (except for (A) the defense of infancy of the student borrower in the case of co-signed Assumed Loans, (B) enforceability limitations arising out of or resulting from any applicable Law or the Consent Order and (C) Enforceability Exceptions).

(n) Except as set forth in the Assumed Loan Portfolio Tape or any Assumed Loan Closing Tape, neither Seller nor, to the Knowledge of Seller (after due inquiry), any other Person that is party to any Assumed Loan Document is, in material breach or material default of such Assumed Loan Document, and there does not exist any event, condition or omission by Seller or, to the Knowledge of Seller (after due inquiry), any other Person that would constitute such a material breach or material default (whether by lapse of time or notice or both), in each case, other than late payments of principal and interest thereunder arising after the Loan Tape Date (including categorizing a loan within a range of days past due).

(o) Seller (i) is not transferring the Assumed Loans with an actual intent to hinder, delay or defraud any of its creditors and (ii) will not be rendered insolvent by the sale of any of the Assumed Loans.

(p) Seller has not waived, altered or modified any of the material terms of any Assumed Loan (or the material terms, covenants or conditions applicable Assumed Loan Documents), except (i) as reflected in the Assumed Loan Portfolio Tape, and (ii) (A) in accordance with Law or (B) in accordance with the Seller Loan Servicing Policies.

(q) The Assumed Loans constitute “instruments” or “payment intangibles” within the meaning of the applicable Uniform Commercial Code.

(r) The Borrower application in respect of each Assumed Loan originated by Seller was approved by Seller prior to the date hereof.

(s) Notwithstanding anything in this Agreement to the contrary, no representation or warranty (other than Section 3.5(b)(i) and Section 3.5(b)(iii)) is being made (or shall be deemed to be made) in respect of any Prefunded Loan that has not been disbursed at least in part as of the date hereof and any such representation or warranty in respect of any such Prefunded Loan shall only be deemed made at the applicable Closing at which such Prefunded Loan would be transferred to Buyer hereunder.

(t) Seller has serviced the Assumed Loans such that they are not treated or considered in default in the event of a past due payment until the end of the calendar month in which the payment becomes one hundred and twenty (120) days or more past due and, to the Knowledge of Seller, any prior holder of the Assumed Loans serviced such Assumed Loans such that they were not treated or considered in default in the event of a past due payment until the end of the calendar month in which the payment becomes one hundred and twenty (120) days or more past due.

Section 3.6 Bulk Transfers. The sale, conveyance, transfer, assignment and delivery of the Assumed Loans by Seller pursuant to, and during the term of, this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 3.7 Seller Borrower Benefits.

(a) Section 3.7(a) of the Seller Disclosure Letter sets forth a true and complete list and summary description of any Seller Borrower Benefits in respect of the Assumed Loans as of the date hereof. The list and summary description of the Seller Borrower Benefits delivered pursuant to Section 5.2(f) shall set forth a true and complete list and summary description of the Seller Borrower Benefits that apply to the Assumed Loans as of the respective dates set forth therein.

(b) Seller has applied to each Assumed Loan all the Seller Borrower Benefits that have been earned (and, to the extent any Seller Borrower Benefits are required to be requested by Borrower, if they have been requested) by the applicable Borrower in respect of the applicable Assumed Loan.

(c) Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g)) sets forth a true and complete list of account identification numbers (as of the Loan Tape Date or the respective date set forth therein, as applicable) of the Assumed Loans with respect to which Borrowers (x) are eligible to receive (but not currently receiving) Seller Borrower Benefits described in Section 3.7(a)(i) of the Seller Disclosure Letter and (y) are receiving the Seller Borrower Benefits described in Section 3.7(a)(i) of the Seller Disclosure Letter. The list delivered from time to time pursuant to Section 5.2(h) will set forth a true and complete list of account identification numbers of the Assumed Loans (as of the respective date set forth therein) with respect to which Borrowers (x) are eligible to receive (but not currently receiving) Seller Borrower Benefits described in Section 3.7(a)(ii) of the Seller Disclosure Letter and (y) are receiving the Seller Borrower Benefits described in Section 3.7(a)(ii) of the Seller Disclosure Letter. The Assumed Loan Portfolio Tape sets forth a true and complete list (as of the Loan Tape Date) of the Assumed Loans with respect to which Borrowers are receiving Seller Borrower Benefits described in Sections 3.7(a)(ii), 3.7(a)(iii) and 3.7(a)(iv) of the Seller Disclosure Letter. Each Assumed Loan Closing Tape will set forth a true and complete list of the Assumed Loans (as of the respective date set forth therein) with respect to which Borrowers are receiving Seller Borrower Benefits described in Sections 3.7(a)(ii), 3.7(a)(iii) and 3.7(a)(iv) of the Seller Disclosure Letter.

Section 3.8 Servicing; Third-Party Contracts.

(a) Each Assumed Loan is serviced by Seller or its Affiliates immediately prior to the Effective Time.

(b) Seller has made available to Buyer the Seller Origination Policies and Seller Loan Servicing Policies, in each case, adopted and utilized by Seller’s Private Student Lending business unit and in effect on the date hereof.

(c) With respect to Assumed Loans not originated by Seller, Seller and its Affiliates do not have any existing rights or obligations under any Contract pursuant to which Seller acquired such Assumed Loan or for which such Assumed Loan was serviced prior to the acquisition by Seller.

Section 3.9 Consent Order. Seller has used reasonable best efforts to comply with its obligations under the Consent Order. As of the date hereof, Seller reasonably believes it is in compliance with its obligations under the Consent Order with respect to the Assumed Loans, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Purchased Assets.

Section 3.10 Taxes. Except as would not reasonably be expected to result in Buyer being liable for such Taxes or would not reasonably be expected to give rise to a material Encumbrance (other than any Permitted Encumbrance) on Buyer’s Ownership or Operation of the Business or the Purchased Assets:

(a) Seller has, in respect of the private student Loan origination, marketing, servicing, refinancing and consolidation business of Seller and the Purchased Assets, timely filed all material Tax Returns which are required to be filed and timely paid all material Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable, in each case, taking into account any timely extensions;

(b) all Tax Returns described in clause (a) are complete and accurate in all material respects and disclose all material Taxes required to be paid in respect of the private student Loan origination, marketing, servicing, refinancing and consolidation business of Seller or the Purchased Assets;

(c) to the Knowledge of Seller, there is no Action audit or assessment pending or proposed or threatened in writing with respect to material Taxes of the private student Loan origination, marketing, servicing, refinancing and consolidation business of Seller or the Purchased Assets; and

(d) Seller has not waived or been requested to waive any statute of limitations in respect of material Taxes associated with the private student Loan origination, marketing, servicing, refinancing and consolidation business of Seller or the Purchased Assets, which waiver is currently in effect.

Section 3.11 Title to Assets. Without limitation of Section 3.5(c), Seller has and will have (as of immediately prior to the Effective Time) good and marketable title to, or has and will have other legal rights to possess and use, all of the Purchased Assets (other than any Purchased Assets transferred to Buyer at any prior Effective Time), free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 3.12 Brokers’ Fee. Buyer and its Affiliates will not be responsible for any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Seller or its Affiliates.

Section 3.13 Disclaimer of Warranties.

(a) EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO TO BUYER, NEITHER SELLER NOR ANY OF ITS AFFILIATES (NOR ANY OF ITS OR THEIR REPRESENTATIVES) MAKES, HAS MADE, HAS BEEN AUTHORIZED TO MAKE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS), INCLUDING

THE ESTIMATES, FORECASTS, PROJECTIONS OR OTHER PREDICTIONS AND ANY OTHER INFORMATION OR MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED OR MADE AVAILABLE OR DISCLOSED TO BUYER OR ANY OF ITS AFFILIATES (OR ITS OR THEIR RESPECTIVE REPRESENTATIVES) (INCLUDING IN ANY MATERIALS IN ANY ELECTRONIC DATA ROOM, THE PROJECT SANTIAGO TEASER OR ANY PRESENTATION BY SELLER OR ANY OF ITS AFFILIATES (OR ANY OF ITS OR THEIR REPRESENTATIVES)). ANY SUCH OTHER REPRESENTATION OR WARRANTY IS EXPRESSLY DISCLAIMED AND SHALL NOT BE RELIED UPON BY BUYER OR ANY OTHER PERSON AND NONE OF SELLER OR ANY OTHER PERSON SHALL BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING THEREFROM.

(b) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF THE PARTIES THAT NEITHER BUYER NOR ANY OF ITS AFFILIATES (NOR ANY OF ITS OR THEIR REPRESENTATIVES) MAKES, HAS MADE, HAS BEEN AUTHORIZED TO MAKE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION) BEYOND THOSE EXPRESSLY SET FORTH IN ARTICLE IV OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO TO SELLER. IT IS UNDERSTOOD AND AGREED THAT ANY INFORMATION OR MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED OR MADE AVAILABLE OR DISCLOSED TO SELLER OR ANY OF ITS AFFILIATES (OR ITS OR THEIR RESPECTIVE REPRESENTATIVES) ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF BUYER OR ANY OF ITS AFFILIATES (OR ANY OF ITS OR THEIR REPRESENTATIVES). SELLER HEREBY EXPRESSLY ACKNOWLEDGES THAT ITS SALE OF THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS ARE NOT DONE IN RELIANCE UPON ANY REPRESENTATION OR WARRANTY OR OMISSION BY, OR INFORMATION FROM, BUYER OR ITS AFFILIATES (OR ITS OR THEIR REPRESENTATIVES), WHETHER ORAL, WRITTEN OR ELECTRONIC, EXPRESS OR IMPLIED, IN EACH CASE, EXCEPT THOSE EXPRESSLY SET FORTH IN ARTICLE IV OR IN ANY CERTIFICATE DELIVERED TO SELLER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Letter, Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Due Organization. Buyer is duly organized, validly existing and in good standing under the Laws of Ontario, Canada.

Section 4.2 Authorization of Transaction. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer and its equityholders, and no other proceedings on the part of Buyer or its equityholders are necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, and each Ancillary Agreement to which Buyer or any of its Affiliates is or will be a party or is or will be duly executed and delivered by Buyer or such Affiliate and is or will, assuming such Ancillary Agreement has been duly executed and delivered by each other party thereto, constitute a valid and binding obligation of Buyer, in each case, enforceable against Buyer in accordance with its terms (except as may be limited by the Enforceability Exceptions).

Section 4.3 Governmental Filings. No filing or registration with, notification to, or authorization, consent or approval of, or license from, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or Buyer’s Ownership or Operation of the Business from and after the Effective Time (collectively, the “Buyer Governmental Filings” and together with the Seller Governmental Filings, the “Governmental Filings”), except for (a) the Buyer Governmental Filings set forth in Section 4.3 of the Buyer Disclosure Letter, (b) the Buyer Governmental Filings that become applicable as a result of matters specifically related to Seller or its Affiliates and (c) such other Buyer Governmental Filings that would not and would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay Buyer’s ability to consummate the transactions contemplated hereby on a timely basis should Buyer fail to make, provide or obtain them.

Section 4.4 No Conflict or Violation. Assuming all Governmental Filings described in Section 3.3 or Section 4.3 or set forth in Section 3.3 of the Seller Disclosure Letter or Section 4.3 of the Buyer Disclosure Letter have been obtained or made (and any applicable waiting period has expired or terminated), the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby will not (a) violate any Law to which Buyer is (or Buyer’s Ownership or Operation of the Business (immediately following the Effective Time) will be) subject, except as would not and would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Ancillary Agreements to which it is a party; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to terminate any Contract to which Buyer is a party, except as would not and would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement and the Ancillary Agreements to which it is a party; or (c) violate or conflict with the Organizational Documents of Buyer.

Section 4.5 Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Buyer, threatened in any written notice addressed and delivered to Buyer against Buyer that would, if adversely determined, prevent or materially delay or materially impair the consummation of the transactions contemplated hereby. Buyer is not subject to any order, decree, judgment or injunction of any Governmental Entity that would, or would reasonably be expected to, prevent or materially impair or materially delay Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.6 Solvency. As of and promptly following the Closing, after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements as well as any indebtedness or other liabilities being incurred on such date in connection herewith, and assuming satisfaction of the conditions set forth in Section 6.2(a), Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its liabilities, including a reasonable estimate of the amount of all contingent liabilities, is greater than the fair saleable value of its assets, or because the present fair saleable value of its assets will be less than the amount required to pay its probable and reasonably estimable liabilities (including contingent liabilities) as such liabilities become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur liabilities (including contingent liabilities) beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Affiliates.

Section 4.7 Qualification to Perform. Immediately following the Effective Time, Buyer or its Affiliates (taking into account the services to be received under the Servicing Agreement), as applicable, will (i) be qualified to and capable of performing under all of the Assumed Loan Documents, (ii) satisfy all requirements and conditions (whether in Law, contract or otherwise) necessary to provide private student Loan servicing and ownership and (iii) have the necessary systems, personnel and infrastructure to administer and service the Transferred Assets and Liabilities.

Section 4.8 Investigation by Buyer.

(a) Buyer is an informed and sophisticated purchaser and has (i) conducted its own evaluation of the Purchased Assets and Assumed Liabilities and an independent investigation of the financial condition, liabilities and results of operations of the Purchased Assets and Assumed Liabilities, (ii) such knowledge and experience in financial and business matters and the industry in which the Business is operated that Buyer is capable of evaluating the merits and risks of its purchase of the Purchased Assets and of its assumption of the Assumed Liabilities and (iii) undertaken such independent investigation, analysis and evaluation of the Purchased Assets and Assumed Liabilities and the transactions contemplated hereby as it has deemed adequate and sufficient to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b) Buyer confirms that (i) it can bear the economic risk of its investment in and acquisition of the Purchased Assets and the assumption of the Assumed Liabilities and can afford to lose its entire investment in the Purchased Assets, (ii) Seller has (A) provided Buyer and its Representatives the opportunity to ask any and all questions Buyer and its Representatives may have of the officers and employees of Seller and its Affiliates and to obtain additional information about the business and financial condition of the Purchased Assets and the Assumed Liabilities and (B) made available to Buyer in the VDR information and copies of documents relating to the Purchased Assets and the Assumed Liabilities and (iii) it has reviewed this Agreement, the Seller Disclosure Letter, the materials referenced herein and therein and the materials in the VDR to its satisfaction.

Section 4.9 Funding.

(a) Buyer has, as of the date of this Agreement, and at each Closing, sufficient funds and binding but unfunded commitments under the Commitment Letters to enable Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to satisfy all of its obligations hereunder and thereunder, including payment of the Purchase Price and fees and expenses relating to the transactions contemplated by this Agreement and the Ancillary Agreements and Buyer’s Ownership or Operation of the Business as of immediately after the Effective Time (collectively, the “Financing Uses”). As of the date hereof, Buyer has delivered to Seller a true and complete copy, dated as of the date of this Agreement, of each of the duly executed (i) Debt Commitment Letter (which only may be redacted with respect to the amount of fees and pricing terms) (none of which individually or in the aggregate would reduce the amount of the Debt Financing or adversely affect the conditionality or availability the Debt Financing or prevent or materially delay any Closing) and (ii) Equity Commitment Letters (together with the Debt Commitment Letters, the “Commitment Letters”). The Commitment Letters are in full force and effect and have not been amended or modified in any manner. The Commitment Letters, in the form so delivered, constitute legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable against Buyer and, to the knowledge of Buyer, the other parties thereto in accordance with its terms, in each case, subject to the qualification that such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization moratorium or other laws of general application relating to or affecting rights of creditors and (y) is subject to general principles of equity, whether considered in a proceeding at law or in equity. The Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to fund the Financing and otherwise make the Financing available to Buyer on the terms set forth therein. Neither Buyer nor any of its Affiliates has entered into any agreement (whether oral or written), side letter or other arrangement, and there are no other agreements, side letters or arrangements relating to the Commitment Letters (except for any definitive agreements, each of which have been delivered to Seller in accordance with the provisions of Section 5.17(g)). As of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated, repudiated, rescinded, amended or modified in any respect, and no such withdrawal, termination, repudiation, rescission, amendment or modification is contemplated. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to (A) constitute default or breach on the part of Buyer or, to the knowledge of Buyer, any other party thereto under any term or condition of the Commitment Letters, (B) constitute or result in a failure to satisfy any of the conditions to the respective commitments contained in the Commitment Letters or (C) otherwise result in any portion of the Financing not being available at each Closing. Buyer or one of its Affiliates has fully paid any and all commitment fees or other fees and amounts required by the Commitment Letters to be paid on or before the date hereof. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Buyer has no reason to believe that (1) it will be unable to satisfy on a timely basis any conditions precedent to the funding of the Financing or (2) the Financing will not be made available to Buyer at each Closing.

(b) Buyer hereby acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.10 Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to Seller the Limited Guarantee, dated as of the date hereof, pursuant to which, among other things, the Guarantors have guaranteed the timely and full payment of certain amounts payable by Buyer hereunder, on the terms and subject to the conditions set forth therein. The Limited Guarantee is a legal and valid and binding obligation of each Guarantor, enforceable against each such Guarantor in accordance with its terms, subject to the Enforceability Exceptions. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Guarantor under the Limited Guarantee.

Section 4.11 Brokers’ Fee. Seller and its Affiliates will not be responsible for any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Buyer or its Affiliates.

Section 4.12 No Buyer Equityholder Vote Required. No vote or other action of the equityholders of Buyer or its Affiliates is required pursuant to any requirement of Law, the Organizational Documents of Buyer or its Affiliates or otherwise in order for Buyer or its applicable Affiliates to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.13 Disclaimer of Warranties.

(a) EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER BUYER NOR ANY OF ITS AFFILIATES (NOR ANY OF ITS OR THEIR REPRESENTATIVES) MAKES, HAS MADE, HAS BEEN AUTHORIZED TO MAKE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED BEYOND THOSE EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO TO SELLER. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS EXPRESSLY DISCLAIMED AND SHALL NOT BE RELIED UPON BY SELLER OR ANY OTHER PERSON AND NONE OF BUYER OR ANY OTHER PERSON SHALL BE SUBJECT TO ANY LIABILITY TO SELLER OR ANY OTHER PERSON RESULTING THEREFROM.

(b) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF THE PARTIES THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES (NOR ANY OF ITS OR THEIR REPRESENTATIVES) MAKES, HAS MADE, HAS BEEN AUTHORIZED TO MAKE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS), BEYOND THOSE EXPRESSLY SET FORTH IN ARTICLE III OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO TO BUYER AND, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO TO BUYER, IT IS UNDERSTOOD THAT BUYER TAKES THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES, AS IS AND WHERE IS WITH ALL FAULTS AS OF THE APPLICABLE CLOSING AND WITH ANY AND ALL DEFECTS. IT IS UNDERSTOOD AND AGREED THAT ANY ESTIMATES, FORECASTS, PROJECTIONS OR OTHER PREDICTIONS AND ANY OTHER INFORMATION OR MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED OR MADE AVAILABLE OR DISCLOSED TO BUYER OR ANY OF ITS AFFILIATES (OR ITS OR THEIR RESPECTIVE REPRESENTATIVES) (INCLUDING IN ANY MATERIALS IN ANY ELECTRONIC DATA ROOM, THE PROJECT SANTIAGO TEASER OR ANY PRESENTATION BY SELLER OR ANY OF ITS AFFILIATES (OR ANY OF ITS OR THEIR REPRESENTATIVES)) ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF SELLER OR ANY OF ITS AFFILIATES (OR ANY OF ITS OR THEIR REPRESENTATIVES). BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT ITS PURCHASE OF THE PURCHASED ASSETS, ASSUMPTION OF THE ASSUMED LIABILITIES AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS ARE NOT DONE IN RELIANCE UPON ANY REPRESENTATION OR WARRANTY OR OMISSION BY, OR INFORMATION FROM, SELLER OR ITS AFFILIATES (OR ITS OR THEIR REPRESENTATIVES), WHETHER ORAL, WRITTEN OR ELECTRONIC, EXPRESS OR IMPLIED, EXCEPT THOSE EXPRESSLY SET FORTH IN ARTICLE III OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO TO BUYER.

(c) EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO TO BUYER, NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF A TRANSFEROR UNDER THE UCC OR PURSUANT TO ANY OTHER STATUTE, LAW, RULE OR REGULATION, IS BEING MADE IN THIS AGREEMENT OR OTHERWISE BY SELLER OR ANY OF ITS AFFILIATES (OR ANY OF ITS OR THEIR REPRESENTATIVES) WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING THE ASSUMED LOANS, THE ASSUMED LOAN DOCUMENTS, THE ASSUMED LOAN PORTFOLIO TAPE OR THE NATURE, CONDITION OR VALUE OF THE SAME, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF BUYER’S OWNERSHIP OR OPERATION OF THE BUSINESS FROM AND AFTER THE INITIAL EFFECTIVE TIME, THE COMPLETENESS OR ACCURACY OF ANY INFORMATION PROVIDED TO BUYER AND ITS AFFILIATES (OR ANY OF ITS OR THEIR REPRESENTATIVES) BY SELLER OR ANY OF ITS AFFILIATES (OR ANY OF ITS OR THEIR REPRESENTATIVES), THE COLLECTABILITY OF ANY ASSUMED LOAN OR THE CREDITWORTHINESS OF ANY BORROWER.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Subject to Section 5.1(c), during the period from the date hereof until the earlier of (x) the Final Closing, (y) valid termination of this Agreement in accordance with Article VII or (z) termination of the obligation to effect Subsequent Closings in accordance with Section 7.1(b), Seller shall conduct the Business in the Ordinary Course of Business.

(b) Subject to Section 5.1(c), during the period from the date hereof until the earlier of (x) the Final Closing, (y) valid termination of this Agreement in accordance with Article VII or (z) termination of the obligation to effect Subsequent Closings in accordance with Section 7.1(b), Seller shall not (it being agreed that no act or omission by Seller with respect to the matters specifically addressed by any provision of Section 5.1(b)(i)–Section 5.1(b)(vii) shall be deemed to be a breach of Section 5.1(a)):

(i) acquire any assets, business or properties that would be Purchased Assets (assuming the Closing Date were to occur on the date of such asset purchase), in each case, other than originations of Loans in the Ordinary Course of Business that would be Prefunded Loans;

(ii) except in the Ordinary Course of Business, (A) terminate, or amend or modify in any material respect, any Assumed Loan Document, or (B) waive, release or assign any material rights or claims of Seller under any Assumed Loan Document, which such material right or claim is a Purchased Asset;

(iii) make any change to the terms or conditions of the Seller Borrower Benefits offered, marketed, provided or granted on or prior to the date hereof that are still in effect, or offer any new Seller Borrower Benefits, in either case, that would reasonably be expected to decrease the economic value of the Assumed Loans to which any such Seller Borrower Benefits apply;

(iv) sell, transfer, or otherwise dispose of any Purchased Assets, or subject any Purchased Assets to any Encumbrance (other than Permitted Encumbrances, resolution of Assumed Loans that are past due and placing into forbearance or moratorium status or charging off any Assumed Loan in accordance with the Seller Loan Servicing Policies in effect from time to time, in each case, in the Ordinary Course of Business);

(v) except as would not reasonably be expected to result in Buyer being liable for the relevant Taxes or would not reasonably be expected to give rise to a material Encumbrance (other than any Permitted Encumbrance) on Buyer’s Ownership or Operation of the Business or the Purchased Assets, prepare or file any Tax Return related solely to the private student Loan origination, marketing, servicing, refinancing and consolidation business of Seller or the Purchased Assets that is inconsistent with the past customary practice of Seller or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(vi) file or initiate any Action against any Borrower in respect of the Assumed Loans, other than any Action taken in respect of collection of delinquencies in the Ordinary Course of Business;

(vii) except in connection with the transfer of servicing of Loans to Servicer as contemplated by the Servicing Transition Plan, amend, alter or change the Seller Origination Policies or Seller Loan Servicing Policies in effect on the date hereof in any material respect that is adverse to Buyer, its Affiliates or Servicer; or

(viii) agree to take any of the actions prohibited by the foregoing clauses (i)–(vii).

(c) Notwithstanding anything set forth in Section 5.1(a) or 5.1(b), Seller and its Affiliates shall not be restricted, limited or prohibited from taking any action (or failing to take any action):

(i) required or prohibited by Law or the terms of any Assumed Loan Document;

(ii) requested or required by any Governmental Entity;

(iii) set forth in Section 5.1(a) of the Seller Disclosure Letter or Section 5.1(b) of the Seller Disclosure Letter;

(iv) relating exclusively to the Excluded Business, the Excluded Assets or the Retained Liabilities;

(v) expressly contemplated hereby or expressly required to complete the transactions contemplated hereby or by the Ancillary Agreements;

(vi) expressly required to adhere to or comply with any Seller General Program; or

(vii) consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned);

provided that, (x) no action (or failing to take any action) in accordance with Section 5.1(c)(iv) or Section 5.1(c)(vi) shall be deemed to affect the scope of Retained Liabilities and, (y) in the case of the foregoing clauses (c)(i), (c)(ii) and (c)(vi), Seller shall, to the extent permitted by Law, (A) promptly notify Buyer in writing of any such action or inaction affecting the Purchased Assets or the Assumed Liabilities, (B) advise

Buyer of Seller’s understanding of how the undertaking of any such action or inaction is expected to affect the Purchased Assets or the Assumed Liabilities and (C) consult with and consider in good faith recommendations of Buyer with respect to any changes to the Purchased Assets or the Assumed Liabilities in respect of any such action or inaction.

(d) Other than Buyer’s right to consent or withhold consent with respect to the foregoing matters (which consent shall not be unreasonably withheld, delayed or conditioned as contemplated by Section 5.1(c)(vii)), nothing contained herein shall give to Buyer or its Affiliates, directly or indirectly, any right to control or direct the operation of (i) the Purchased Assets prior to the Effective Time, (ii) the Business or (iii) Seller or its Affiliates. Subject to the foregoing sentence and consistent with the terms hereof, prior to the Effective Time, Seller and its Affiliates shall exercise complete control and supervision of the operation of the Purchased Assets and the Business.

Section 5.2 Borrower Benefits; Prefunded Loans.

(a) As of and following the Effective Time, Buyer shall, and shall cause any permitted assignees that take ownership of the Assumed Loans in accordance herewith, to:

(i) maintain the Seller Borrower Benefits for each Borrower receiving any such Seller Borrower Benefits as of such Effective Time, in each case, for the Assumed Loans set forth in (A) Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g)) in accordance with the Assumed Loan Documents and the Seller Loan Servicing Policies (regarding eligibility and the monetary value agreed to as of origination for all rewards included in the applicable Seller Borrower Benefits, as set forth in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g))) or (B) the applicable Assumed Loan Closing Tape (as of the respective date thereof) in accordance with the Assumed Loan Documents and the Seller Loan Servicing Policies (regarding eligibility and the monetary value agreed to as of origination for all rewards included in the applicable Seller Borrower Benefits)); and

(ii) make available, grant and provide each of the Seller Borrower Benefits described in Sections 3.7(a)(i), 3.7(a)(ii) and 3.7(a)(iii) of the Seller Disclosure Letter for each Borrower as may thereafter qualify to receive any such Seller Borrower Benefits with respect to (A) in the case of the Seller Borrower Benefits described in Section 3.7(a)(i) of the Seller Disclosure Letter, the Assumed Loans set forth in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g) and identified as eligible for such Seller Borrower Benefits) in accordance with the Assumed Loan Documents and the Seller Loan Servicing Policies (regarding eligibility and the monetary value agreed to as of origination for all rewards included in the applicable Seller Borrower Benefits, as set forth in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g) and identified as eligible for such Borrower Benefits)), (B) in the case of the Seller Borrower Benefits described in Item 1 of Section 3.7(a)(ii) of the Seller Disclosure Letter, the Assumed Loans set forth in the list of account identification numbers delivered from time to time pursuant to Section 5.2(h) (and identified as eligible for such Seller Borrower Benefits) in accordance with the Assumed Loan Documents, (C) in the case of the Seller Borrower Benefits described in Items 2-4 of Section 3.7(a)(ii) of the Seller Disclosure Letter, the Assumed Loans set forth in the list of account identification numbers delivered from time to time pursuant to Section 5.2(h) (and identified as eligible for such Seller Borrower Benefits), in a manner similar to the applicable Seller Borrower Benefit described in Items 2-4 of Section 3.7(a)(ii) of the Seller Disclosure Letter, and in accordance with the applicable Assumed Loan Documents, but subject to the Servicing Guidelines and the Program Manual made available to Buyer (as updated from time to time by agreement of Seller, Servicer and Buyer, the “Program Manual”), and (D) in the case of the Seller Borrower Benefits described in Section 3.7(a)(iii) of the Seller Disclosure

Letter, any Assumed Loan, when eligible for such Seller Borrower Benefits, in a manner similar to the applicable Seller Borrower Benefit described in Section 3.7(a)(iii) of the Seller Disclosure Letter, and in accordance with the applicable Assumed Loan Documents, but subject to the Servicing Guidelines and the Program Manual.

(b) Buyer hereby acknowledges that the Seller Loan Servicing Policies may give rise to rights of, or certain benefits to, Borrowers in addition to rights and benefits expressly provided for in the Assumed Loan Documents.

(c) As of and following the Effective Time, Buyer agrees with respect to any Assumed Loan:

(i) to maintain the Seller Borrower Benefits for each such Assumed Loan receiving any such Seller Borrower Benefits as of such Effective Time, in each case, as set forth in (A) Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g)) in accordance with the Assumed Loan Documents and the Seller Loan Servicing Policies (regarding eligibility and the monetary value agreed to as of origination for all rewards included in the applicable Seller Borrower Benefits, as set forth in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g))) or (B) the applicable Assumed Loan Closing Tape (as of the respective date thereof) in accordance with the Assumed Loan Documents and the Seller Loan Servicing Policies (regarding eligibility and the monetary value agreed to as of origination for all rewards included in the applicable Seller Borrower Benefits);

(ii) for which a Borrower is entitled to any Seller Borrower Benefits described in Sections 3.7(a)(i), 3.7(a)(ii) or 3.7(a)(iii) of the Seller Disclosure Letter, in each case, as of the Effective Time (A) in the case of the Seller Borrower Benefits described in Section 3.7(c)(i) of the Seller Disclosure Letter, to make available, grant and provide such Seller Borrower Benefits to the Assumed Loans set forth in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g)) and identified therein as eligible for such Seller Borrower Benefits) in accordance with the Assumed Loan Documents and the Seller Loan Servicing Policies (regarding eligibility and the monetary value agreed to as of origination for all rewards included in the applicable Seller Borrower Benefits, as set forth in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g) and identified as eligible for such Borrower Benefits)), (B) in the case of the Seller Borrower Benefits described in Item 1 of Section 3.7(a)(ii) of the Seller Disclosure Letter, to make available, grant and provide such Seller Borrower Benefits to the Assumed Loans set forth in the list of account identification numbers delivered from time to time pursuant to Section 5.2(h)) (and identified therein as eligible for such Seller Borrower Benefits), in each case, when eligible for such Seller Borrower Benefits, in accordance with the applicable Assumed Loan Documents, (C) in the case of the Seller Borrower Benefits described in Items 2-4 of Section 3.7(a)(ii) of the Seller Disclosure Letter, to make available, grant and provide such Seller Borrower Benefits to the Assumed Loans set forth in the list of account identification numbers delivered from time to time pursuant to Section 5.2(h) (and identified as eligible for such Seller Borrower Benefits), in a manner similar to the applicable Seller Borrower Benefit described in Items 2-4 of Section 3.7(a)

(ii) of the Seller Disclosure Letter, and in accordance with the applicable Assumed Loan Documents, but subject to the Servicing Guidelines and the Program Manual, and (D) in the case of the Seller Borrower Benefits described in Section 3.7(a)(iii) of the Seller Disclosure Letter, to make available, grant and provide such Seller Borrower Benefits to all Assumed Loans, in each case, when eligible for such Seller Borrower Benefits, in a manner similar to the applicable Seller Borrower Benefit described in Section 3.7(a)(iii) of the Seller Disclosure Letter, as applicable, and in accordance with the applicable Assumed Loan Documents, but subject to the Servicing Guidelines and the Program Manual;

(iii) if a Borrower with Assumed Loans set forth in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g)) requests any Seller Borrower Benefits described in Section 3.7(a)(i) of the Seller Disclosure Letter (and such Assumed Loans are identified in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g)) as eligible for such Seller Borrower Benefits or, as of the applicable date of any such schedule, identified therein as actively receiving such Seller Borrower Benefits) and submits the required documentation therefor to Buyer or Servicer at any time, and such Assumed Loan or such Borrower is eligible for such right or benefit as of the time of such submission, in each case, Buyer shall or shall cause Servicer to provide the corresponding Seller Borrower Benefits in accordance with the Assumed Loan Documents and the Seller Loan Servicing Policies (regarding eligibility and the monetary value agreed to as of origination for all rewards included in the applicable Seller Borrower Benefits, as set forth in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g)));

(iv) if a Borrower with Assumed Loans set forth in the list of account identification numbers delivered from time to time pursuant to Section 5.2(h)) requests the Seller Borrower Benefit described in Item 1 of Section 3.7(a)(ii) of the Seller Disclosure Letter, and submits the required documentation therefor to Buyer or Servicer at any time, and such Assumed Loan or such Borrower is eligible for such right or benefit as of the time of such submission, in each case, Buyer shall or shall cause Servicer to provide the corresponding Seller Borrower Benefits in accordance with the Assumed Loan Documents; and

(v) if a Borrower (A) with Assumed Loans set forth in the list of account identification numbers delivered from time to time pursuant to Section 5.2(h) requests any Seller Borrower Benefits described in Items 2-4 of Section 3.7(a)(ii) of the Seller Disclosure Letter or (B) with Assumed Loans requests any Seller Borrower Benefits described in Section 3.7(a)(iii) of the Seller Disclosure Letter, and, in any case, submits the required documentation therefor to Buyer or Servicer at any time, and such Assumed Loan or such Borrower is eligible for such right or benefit as of the time of such submission, in each case, Buyer shall or shall cause Servicer to provide the corresponding Seller Borrower Benefits to the applicable Assumed Loans in a manner similar to the applicable Seller Borrower Benefit described in Sections 3.7(a)(ii) and 3.7(a)(iii) of the Seller Disclosure Letter, as applicable, and in accordance with the applicable Assumed Loan Documents, but subject to the Servicing Guidelines and the Program Manual.

(d) As of and following the disbursement of any Prefunded Loan following the Effective Time (a “Disbursed Prefunded Loan”), Buyer shall, and shall cause any permitted assignees that take ownership of the Assumed Loans in accordance herewith to, make available, grant and provide for each Borrower under a Disbursed Prefunded Loan the Seller Borrower Benefits described in (i) Items 1, 2 and 4 of Section 3.7(a)(i) of the Seller Disclosure Letter, solely with respect to Disbursed Prefunded Loans set forth in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g) and identified as eligible for such Borrower Benefits), (ii) Section 3.7(a)(ii) of the Seller Disclosure Letter, solely with respect to Disbursed Prefunded Loans set forth in the list of account identification numbers delivered from time to time pursuant to Section 5.2(h) (and identified as eligible for such Borrower Benefits) and (iii) Section 3.7(a)(iii) of the Seller Disclosure Letter, with respect to all Disbursed Prefunded Loans, in each case, when eligible for such Seller Borrower Benefits, in accordance with, (A) in the case of the Seller Borrower Benefits described in Items 1, 2 and 4 of Section 3.7(a)(i) of the Seller Disclosure Letter, the Assumed Loan Documents and the Seller Loan Servicing Policies (regarding eligibility and the monetary value agreed to as of origination for all rewards included in the applicable Seller Borrower Benefits, as set forth in Item 1 of Section 3.7(c) of the Seller Disclosure Letter (as updated from time to time pursuant to Section 5.2(g) and identified as eligible for such Borrower Benefits)), (B) in the case of the Seller Borrower Benefits described in Item 1 of Section 3.7(a)(ii) of the Seller Disclosure Letter, the Assumed Loan Documents and (C) in the case of the Seller Borrower Benefits described in Items 2-4 of Section 3.7(a)(ii) of the Seller Disclosure Letter or Section 3.7(a)(iii) of the Seller Disclosure Letter, in a manner similar to the applicable Seller Borrower Benefit described in Sections 3.7(a)(ii) and 3.7(a)(iii) of the Seller Disclosure Letter, as applicable, and in accordance with the applicable Assumed Loan Documents, but subject to the Servicing Guidelines and the Program Manual.

(e) As of and following the Effective Time, Buyer agrees with respect to any Borrower and Assumed Loan (as of the Effective Time) to make available, grant and provide to such Borrower in respect of such Assumed Loan any Borrower Benefit made available, granted or provided by Buyer or its Affiliates to any borrower or obligor of any Loan (other than an Assumed Loan), or on any Loan (other than an Assumed Loan), in each case the underlying Loan of which is a private student loan of a nature similar to the applicable Assumed Loan (but not an Assumed Loan).

(f) Not later than two (2) Business Days prior to any Closing, Seller shall deliver to Buyer a list of the Seller Borrower Benefits (as of a date not earlier than ten (10) Business Days prior to such Closing) in respect of the Assumed Loans to be acquired by Buyer as of such Closing, which shall be substantially in the form of Section 3.7(a) of the Seller Disclosure Letter.

(g) Not later than two (2) Business Days prior to any Closing, Seller shall deliver to Buyer (as of a date not earlier than ten (10) Business Days prior to such Closing) an updated version of Item 1 of Section 3.7(c) of the Seller Disclosure Letter setting forth a true and complete list of account identification numbers of the Assumed Loans with respect to which Borrowers, as of the respective date set forth therein, (i) are eligible to receive (but not currently receiving) Seller Borrower Benefits described in Section 3.7(a)(i) of the Seller Disclosure Letter and (ii) are receiving the Seller Borrower Benefits described in Section 3.7(a)(i) of the Seller Disclosure Letter.

(h) Not later than two (2) Business Days prior to any Closing, Seller shall deliver to Buyer (as of a date not earlier than ten (10) Business Days prior to such Closing) a true and complete list of account identification numbers of the

Assumed Loans with respect to which Borrowers, as of the respective date set forth therein, are (i) receiving the Seller Borrower Benefits described in Section 3.7(a)(ii) of the Seller Disclosure Letter and (ii) are eligible to receive (but not currently receiving) the Seller Borrower Benefits described in Section 3.7(a)(ii) of the Seller Disclosure Letter.

(i) Not later than August 28, 2024, Seller shall deliver to Buyer an updated version of Section 1.1(d) of the Seller Disclosure Letter (as of a date not earlier than ten (10) Business Days prior to August 28, 2024), which shall be substantially in the form of Section 1.1(d) of the Seller Disclosure Letter.

Section 5.3 Publicity.

(a) Buyer and Seller shall not, and shall cause their respective Affiliates not to, make a public release, public statement or public announcement (a “Disclosure”) concerning the terms of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other Party, except for any Disclosure:

(i) as may be (A) required by any Law or (B) advised by counsel for Buyer or Seller, as applicable, to be disclosed, stated or announced to comply with Law;

(ii) as may be required or requested by any Governmental Entity;

(iii) to any member of the U.S. Congress or the legislative governing body of any state or territory of the U.S. in response to any official question or inquiry received from such member about this Agreement or the transactions contemplated hereby;

(iv) as may be required by the rules and regulations of any applicable stock exchange or interdealer quotation service;

(v) in accordance with accounting practices of Buyer or Seller;

(vi) made on any earnings or analyst call or panel (or meeting of stockholders) of Seller or its Affiliates in response to any question formally asked by any participant thereof about this Agreement or the transactions contemplated hereby;

(vii) responding to articles, publications and other information published by any reputable media source that are generally available in the public domain; or

(viii) that is substantially similar to (and does not include any material facts that were not disclosed in) any Disclosure or script or talking points previously approved by the other Party in writing in connection with this Section 5.3;

provided, that in the case of the foregoing clauses (i) through (iv), Seller shall not, and shall cause its Affiliates not to, disclose the name or identity of the non-Buyer parties to the Equity Commitment Letters or the Guarantors, or any of their Affiliates, or other clearly identifiable characteristics from which the names or identities of such parties would be reasonably likely to be deduced, in any case, without (A) providing Buyer with prompt written notice of the requirement or request for, or the intent to make, the disclosure (which, to the extent permitted by Law, shall be provided prior to the making of the disclosure); and (B) reasonably cooperating with Buyer and the applicable non-Buyer parties to the Equity Commitment Letters and the Guarantors, and their respective

Affiliates and Representatives (at Buyer’s cost and expense including reimbursement of any reasonable and documented out-of-pocket expenses incurred by Seller or its Affiliates under this paragraph) to avoid the need for disclosure of such names or identities or, to the extent unavoidable, to secure confidential treatment of such information, if possible. The preceding sentence shall not apply to any disclosure by Seller or its Affiliates (or its or their Representatives) if adherence to the foregoing clause (A) or (B) would (1) be prohibited by Law or the Consent Order or contrary to the written requirement or express direction or instruction of any Governmental Entity, (2) solely in the case of disclosure pursuant to Section 5.3(a)(i), (ii), (iii) or (viii), be impractical taking into account the facts and circumstances surrounding such disclosure, or (3) reasonably be expected to present undue legal, compliance, supervisory or reputational risk to Seller or its Affiliates; provided, that, in such cases of disclosure (other than any disclosure in accordance in Section 5.3(a)(viii)), unless prohibited by Law or the Consent Order or contrary to the written requirement or express direction or instruction of any Governmental Entity, Seller shall (x) inform Buyer of the disclosure as promptly as practicable following such disclosure and (y) reasonably cooperate to the extent practicable with Buyer and the applicable non-Buyer parties to the Equity Commitment Letters or the Guarantors, and their respective Affiliates and Representatives (at Buyer’s cost and expense, including reimbursement of any reasonable and documented out-of-pocket expenses incurred by Seller or its Affiliates under this paragraph) to contain the information so disclosed. The Parties and their Affiliates shall reasonably consult with each other prior to making any Disclosure pursuant to Section 5.3(a)(vii) unless such consultation is prohibited by applicable Law.

(b) Nothing in Section 5.3(a) shall limit the ability of (i) any Party or any of its Affiliates or its or their respective Representatives to make internal announcements to their respective employees (A) consistent in all material respects with (and does not include any material facts that were not disclosed in) prior Disclosures or disclosures otherwise agreed in writing by the Parties regarding the transactions contemplated by this Agreement, (B) in accordance with a communications plan agreed in writing by the Parties regarding the transactions contemplated by this Agreement or (C) ordinary course communications regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby made only to such employees that the disclosing Party reasonably determines have a business reason or purpose to know such information and who are bound by or subject to reasonable obligations of confidentiality to the applicable Party or its Affiliates or its or their respective Representatives, (ii) the non-Buyer parties to the Equity Commitment Letters or the Guarantors, or any of their Affiliates, to provide, without consulting with Seller, ordinary course communications regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby to any of its existing limited partners or, in connection with bona fide fundraising activities, prospective limited partners, or its other existing investors or, in connection with bona fide fundraising activities, prospective investors; provided that, in the case of the foregoing clause (ii), such disclosures are (x) limited to information that is customarily provided to current limited partners or investors or, in connection with bona fide fundraising activities, prospective limited partners or investors in private equity or credit funds or managed accounts or lenders or participants in financings of a similar type, as applicable and (y) if such communication includes information not publicly disclosed, made on a confidential basis, (iii) the parties to the Debt Commitment Letter from making customary announcements and providing customary information that describes the transactions contemplated by this Agreement to lenders or participants in the Debt Financing (subject to such potential lenders or participants in the Debt Financing executing customary confidentiality agreements) and (iv) Seller and its Affiliates to disclose the identity of Servicer (or its Affiliates) as the contemplated new servicer (or Affiliate of the contemplated new servicer) of the Assumed Loans.

Section 5.4 Confidentiality.

(a) Buyer and its Representatives shall treat all information and documents obtained from Seller or its Affiliates (or their respective Representatives) in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreements with respect to the transactions contemplated by this Agreement by and between certain Affiliates of the non-Buyer parties to the Equity Commitment Letters and the Guarantors, on the one hand, and Seller, on the other hand (collectively, the “Confidentiality Agreement”), for so long as the Confidentiality Agreements are in effect; provided that no Business Confidential Information shall be subject to the terms of the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms expressly set forth in Section 5.3 or this Section 5.4 (rather than incorporated by reference herein) and the Confidentiality Agreement, the terms of Section 5.3 or this Section 5.4, as applicable, will govern and control. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Final Closing or, in the event that the obligation to effect Subsequent Closings hereunder is validly terminated in accordance with Section 7.1(b), the term set forth therein, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, validly terminated prior to the Initial Effective Time, the Confidentiality Agreement shall continue in full force and effect as provided in Section 7.2 in accordance with its terms.

(b) From and after the Initial Effective Time, for a period of three (3) years, without the prior written consent of Seller, Buyer shall (and shall cause its Affiliates and its and their Representatives to) (i) maintain the confidentiality of, (ii) not disclose to any other Person (other than Buyer’s Affiliates and its and their Representatives who Buyer reasonably determines need to know such information) and (iii) not use (other than in connection with the transactions contemplated hereby), any Seller Confidential Information, except that Buyer or its Affiliates (or its or their Representatives) may disclose Seller Confidential Information (A) to the extent required by Law or any Governmental Entity, in any report, statement, testimony or other submission to any Governmental Entity having jurisdiction over Buyer or its Affiliates (or its or their Representatives), as applicable, (B) to the extent reasonably necessary in connection with any Tax Returns of Buyer or to respond to a request or requirement of any Governmental Entity (including the Federal Reserve) having jurisdiction over Buyer or its Affiliates (or its or their Representatives), as applicable, including in connection with an audit or examination or filing, (C) as may be necessary in connection with any accounting records, financial reporting obligations or any bona fide internal audit of Buyer, (D) in order to comply with any Law applicable to Buyer or its Affiliates (or its or their Representatives) including the rules and regulations of any applicable stock exchange, as applicable, or (E) in response to any summons, subpoena or other legal or administrative process or formal or informal investigative demand issued to Buyer or its Affiliates (or its or their Representatives), or in connection with Buyer’s or its Affiliates’ (or its or their Representatives’) performance, enforcement or defense of any rights or obligations under this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, as applicable, in the course of any Action (any of the foregoing subclauses (A)–(E), a “Buyer Required Disclosure”). If Buyer or any of its Affiliates (or its or their Representatives) becomes subject to any Buyer Required Disclosure in respect of any Seller Confidential Information, Buyer shall (and shall cause its and its controlled Affiliates and their Representatives and shall direct its non-controlled Affiliates and their Representatives to), to the extent permitted by Law and reasonably practicable under the circumstances, (I) provide Seller with prompt prior written notice of such requirement and (II) cooperate with Seller and Seller’s Affiliates and its and their Representatives (at Seller’s cost and expense for Buyer’s or its Affiliates’ (or its or their Representatives’), as applicable, reasonable and documented out-of-pocket costs and expenses) to obtain a protective order or similar remedy to cause such Seller Confidential Information not to be disclosed, including, as requested in writing, interposing any or all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained (or such protective order or other similar remedy does not release Buyer or its Affiliates (or its or their Representatives) from disclosing all the Seller Confidential Information subject to such Buyer Required Disclosure), Buyer or its applicable Affiliates (or its or their Representatives), as applicable, shall (x) furnish only that portion of Seller Confidential Information that has been and remains Buyer Required Disclosure and (y) exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed Seller Confidential Information (subject to reimbursement of Buyer’s and its Affiliates’ (and its and their Representatives’), as applicable, reasonable and documented out-of-pocket costs and expenses). Buyer shall (and shall cause its and its controlled Affiliates and their Representatives and shall direct its non-controlled Affiliates and their Representatives to) protect the Seller Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of Seller Confidential Information as Buyer (or its Affiliates and its and their Representatives) uses to protect its own confidential information of a like nature. Notwithstanding anything to the contrary in the foregoing, Buyer and its Affiliates may share any Seller Confidential Information with any non-Buyer party to any Equity Commitment Letter and any Guarantor, their Affiliates, and any of their respective existing limited partners and, in connection with bona fide fundraising activities, prospective limited partners, and other existing investors and, in connection with bona fide fundraising activities, prospective investors; provided that such disclosures are (x) limited to information that is customarily provided to current limited partners or investors in private equity or credit funds or managed accounts or lenders or participants in financings of a similar type, as applicable, and (y) if such Seller Confidential Information is not publicly available, made on a confidential basis. Notwithstanding anything to the contrary in the foregoing, Buyer and its Affiliates and their direct and indirect equityholders may share any Seller Confidential Information with actual parties to the Debt Commitment Letter, the Debt Financing or any Securitization Transaction and any Eligible Assignees that are prospective parties to the Debt Commitment Letter, the Debt Financing or any Securitization Transaction; provided that such disclosures are (1) limited to information that is customarily provided to current or prospective financing providers in connection with financings of a similar type and (2) made on a confidential basis.

(c) From and after the Initial Effective Time, for a period of three (3) years, without the prior written consent of Buyer, Seller shall (and shall cause its Affiliates and its and their Representatives to) (i) maintain the confidentiality of, (ii) not disclose to any other Person (other than Seller’s Affiliates and its and their Representatives who Seller reasonably determines need to know such information) and (iii) not use (other than in connection with the transactions contemplated hereby), any Business Confidential Information, except that Seller or its Affiliates (or its or their Representatives) may disclose Business Confidential Information (A) to the extent required by Law or any Governmental Entity, in any report, statement, testimony or other submission to any Governmental Entity having jurisdiction over Seller or its Affiliates (or its or their Representatives), as applicable, (B) to the extent reasonably necessary in connection with any Tax Returns of Seller or to respond to a request or requirement of any Governmental Entity (including the Federal Reserve) having jurisdiction over Seller or its Affiliates (or its or their Representatives), as applicable, including in connection with an audit or examination or filing, (C) as may be necessary in connection with any accounting records, financial reporting obligations or any bona fide internal audit of Seller, (D) in order to comply with any Law applicable to Seller or its Affiliates (or its or their Representatives), including the rules and regulations of any applicable stock exchange or interdealer quotation service, as applicable, or (E) in response to any summons, subpoena or other legal or administrative process or formal or informal investigative demand issued to Seller or its Affiliates (or its or their Representatives), or in connection with Seller’s or its Affiliates’ (or its or their Representatives’) performance, enforcement or defense of any rights or obligations under this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, as applicable, in the course of any Action (any of the foregoing subclauses (A)–(E), a “Seller Required Disclosure”). If Seller or any of its Affiliates (or its or their Representatives) becomes subject to any Seller Required Disclosure in respect of any Business Confidential Information, Seller shall (and shall cause its and its controlled Affiliates and their Representatives and shall direct its non-controlled Affiliates and their Representatives to), to the extent permitted by Law and reasonably practicable under the circumstances, (I) provide Buyer with prompt prior written notice of such requirement and (II) cooperate with Buyer and Buyer’s Affiliates and its and their Representatives (at Buyer’s cost and expense for Seller’s or its Affiliates’ (or its or their Representatives’), as applicable, reasonable and documented out-of-pocket costs and expenses) to obtain a protective order or similar remedy to cause such Business Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained (or such protective order or other similar remedy does not release Seller or its Affiliates (or its or their Representatives) from disclosing all the Business Confidential Information subject to such Seller Required Disclosure), Seller or its applicable Affiliates (or its or their Representatives), as applicable, shall (x) furnish only that portion of Business Confidential Information that has been and remains Seller Required Disclosure and (y) exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed Business Confidential Information (subject to reimbursement of Seller’s and its Affiliates’ (and its and their Representatives’), as applicable, reasonable and documented out-of-pocket costs and expenses). Seller shall (and shall cause its and its controlled Affiliates and their Representatives and shall direct its non-controlled Affiliates and their Representatives to) protect the Business Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of Business Confidential Information as Seller (or its Affiliates and its and their Representatives) uses to protect its own confidential information of a like nature.

(d) “Seller Confidential Information” means all information and documents (other than Business Confidential Information) made available to Buyer or its Affiliates (or its or their Representatives) in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by Seller or its Affiliates (or its or their Representatives), including information disclosed in the course of negotiation of this Agreement or the Ancillary Agreements, regarding Seller or its Affiliates, and not directly related to the Purchased Assets or the Assumed Liabilities, except that “Seller Confidential Information” shall not include (x) Borrower Information related to an Assumed Loan following the applicable Closing at which such Assumed Loan was sold to Buyer, and (y) except with respect to Borrower Information, information or documents that (i) are or become generally available to the public (other than as a result of disclosure in violation of Section 5.4(b)), (ii) were already known to Buyer or its Affiliates (other than by previous disclosure by Seller or its Affiliates or its or their Representatives) as of the date of disclosure and to which Buyer or its Affiliates are not subject to any other duty of confidentiality to Seller or its Affiliates or their respective Representatives, (iii) are independently developed by Buyer or its Affiliates without reference to any Seller Confidential Information or (iv) are made available or known to Buyer or its Affiliates by a Person that Buyer or any of its Affiliates (or its or their Representatives), as applicable, does not know to be subject to any duty of confidentiality to Seller or its Affiliates or their respective Representatives in respect of such information. Nothing in this Agreement shall prevent Buyer or any of its Affiliates (or its or their Representatives) from disclosing any Seller Confidential Information or other information to any bank or financial Governmental Entity (including the Federal Reserve Board) with jurisdiction over Buyer, any of its Affiliates (or its or their Representatives) or any of the Purchased Assets which such disclosure is necessary to respond to a written request or requirement of (including in connection with any audit or examination of or filing with) such bank or financial Governmental Entity and, accordingly, any obligations of confidentiality or non-disclosure set forth herein shall not apply to any such disclosure.

(e) “Business Confidential Information” means all information and documents to the extent related to the Transferred Assets and Liabilities, including Borrower Information related to an Assumed Loan following the Closing at which such Assumed Loan was sold to Buyer, except that “Business Confidential Information” shall not include, except with respect to Borrower Information that is Business Confidential Information, information or documents that (i) are or becomes generally available to the public (other than as a result of disclosure in violation of Section 5.4(c)), (ii) are independently developed by Seller or its Affiliates without reference to any Business Confidential Information or (iii) after the Initial Closing Date, are made available or known to Seller or its Affiliates by a Person not subject to any duty of confidentiality to Buyer or its Affiliates or their respective Representatives in respect of such information.

(f) Notwithstanding anything in this Agreement to the contrary, to avoid the application of Treasury Regulations Section 1.6011-4(b)(3), the Parties may disclose to any and all Persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of the transactions contemplated by this Agreement.

(g) Notwithstanding anything herein to the contrary, the Parties hereby acknowledge and agree that (i) each of Seller and Buyer is not restricted from communicating with, or providing any notification, correspondence or documents to, Servicer and its Affiliates and (ii) Seller is not restricted from communicating with, or providing any notification, correspondence or documents to, an acquiror of Seller or all or substantially all of the assets of Seller that is bound by reasonable confidentiality obligations to Seller, in each case, about the transactions contemplated hereby, the Ancillary Agreements and related matters, including the proposed terms and conditions hereof and thereof.

Section 5.5 Servicing Cooperation; Access to Information.

(a) Seller shall reasonably consult with Buyer with respect to the development of the final Servicing Transition Plan, including giving reasonable consideration to modifications or adjustments to the final Servicing Transition Plan proposed by Buyer.

(b) Subject to Section 5.4 and Law, prior to the earliest of (x) the Final Closing, (y) valid termination of this Agreement in accordance with Article VII and (z) termination of the obligation to effect Subsequent Closings in accordance with Section 7.1(b), upon reasonable prior notice, Seller shall afford Buyer, its Affiliates and their Representatives reasonable access during normal business hours to the Representatives, properties, books and records, offices and other facilities of Seller (to the extent with respect to the Purchased Assets and Assumed Liabilities) solely for the purpose of reasonably facilitating the consummation of the transactions contemplated hereby and the transition of the servicing of the Assumed Loans to Servicer in accordance with this Agreement and the Servicing Agreement, and shall furnish Buyer, its Affiliates and their Representatives, at Buyer’s expense, with such then-existing financial, operating and other data and information (to the extent with respect to the Purchased Assets and Assumed Liabilities) that Seller has in its possession or control as Buyer may reasonably request solely for the purpose of reasonably facilitating the consummation of the transactions contemplated hereby and the transition of the servicing of the Assumed Loans to Servicer in accordance with this Agreement and the Servicing Agreement. In exercising its rights hereunder, Buyer shall (and shall direct its Representatives to) conduct itself and themselves so as not to unreasonably interfere in or impede the conduct of the Business or the other businesses of Seller or its Affiliates. Buyer hereby acknowledges and agrees that any contact by Buyer, its Affiliates or its or their Representatives with Representatives of Seller or its Affiliates hereunder shall be arranged and supervised by Representatives of Seller, unless Seller otherwise expressly consents in writing with respect to any specific contact.

(c) Notwithstanding anything herein to the contrary, Seller and its Affiliates (and its and their Representatives) shall not be required to provide or afford any access to Representatives, properties, books and records, offices and other facilities to the extent Seller reasonably determines that (i) such access would reasonably be expected to (x) jeopardize the attorney-client or work-product privilege of Seller or any of its Affiliates or (y) provide or make available to Buyer or its Affiliates (or its or their Representatives) competitively sensitive information unrelated to the Purchased Assets and Assumed Liabilities, (ii) such access would reasonably be expected to violate any Law or confidentiality obligation owed to any unaffiliated third party by Seller or any of its Affiliates (provided, that Seller shall, to the extent reasonably practicable, use reasonable best efforts to obtain the required consent of any such third party, without being required to pay money or make any concession) or (iii) exclusion from such access is reasonably necessary to avoid any (x) actual or reasonably likely conflict of interest or (y) disclosure of any Tax Return or any Tax-related work papers of Seller or any of its Affiliates.

Notwithstanding the first sentence of this Section 5.5(c), Seller shall use reasonable best efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable disclosure to Buyer or its Affiliates (or its or their Representatives) to occur without, in the case of the (A) foregoing clause (i)(x), jeopardizing such privilege, (B) foregoing clause (i)(y), disclosing such competitively sensitive information, (C) foregoing clause (ii), violating such Law or confidentiality obligations, (D) foregoing clause (iii)(x), creating any actual or reasonably likely conflict of interest and (E) foregoing clause (iii)(y), disclosing such Tax Return or Tax-related work papers.

Section 5.6 Post-Closing Records. Following the Initial Effective Time:

(a) Seller shall (and shall cause its Affiliates and its and their respective Representatives, and any applicable Third Parties holding Assumed Loan Servicing Files or Books and Records (on behalf of, and to the extent such Assumed Loan Servicing Files or Books and Records, as applicable, are owned by, Seller), to) preserve, keep and maintain all books, records, information, files and documents relating to the accounting, legal, regulatory, business, Tax and financial affairs of the Transferred Assets and Liabilities that are retained by Seller or any of its Affiliates or their respective Representatives, or any applicable Third Parties holding Assumed Loan Servicing Files or Books and Records, on behalf of, and to the extent such Assumed Loan Servicing Files or Books and Records, as applicable, are owned by, Seller (including, for the avoidance of doubt, (x) the Assumed Loan Servicing Files and Books and Records not delivered to Buyer at any Closing and (y) any applicable Excluded Books and Records), until the date on which (i) with respect to any such books, records, information, files or documents that are Transferred Assets and Liabilities, such books, records, information, files or documents (or copies thereof) are provided to Buyer or one of its Affiliates or Representatives in accordance with this Agreement or (ii) with respect to any such books, records, information, files or documents that are not Transferred Assets and Liabilities, Seller’s generally applicable record retention policies and procedures permit Seller or its applicable Affiliate or Representative to transfer, destroy or discard such books, records, information, files or documents, or for any longer period as may be (A) required by Law (including any statute of limitations and applicable extensions thereof) or any Governmental Entity, (B) reasonably necessary for Buyer or its Affiliates in connection with financial statements or Taxes or (C) reasonably necessary with respect to or in connection with any investigation, prosecution or defense of any Action that is then pending or threatened or any audit and with respect to which Buyer or any of its Affiliates (or its or their Representatives) has notified Seller of the need to retain such books, records, information, files and documents; provided, however, such books, records, information, files and documents shall not include items set forth in Section 5.6(a) of the Seller Disclosure Letter.

(b) Buyer shall (and shall cause its Affiliates and its and their respective Representatives to) preserve, keep and maintain all books, records, information, files and documents relating to the accounting, legal, regulatory, business, Tax and financial affairs of the Transferred Assets and Liabilities that are provided to Buyer or any of its Affiliates under this Agreement for a period starting on the date on which the applicable books, records, information, files or documents (or copies thereof) are provided to Buyer or one of its Affiliates or Representatives in accordance with this Agreement and ending on the date on which Buyer’s generally applicable record retention policies and procedures permit Buyer or its applicable Affiliate or Representative to transfer, destroy or discard such books, records, information, files or documents, or for any longer period as may be (i) required by Law (including any statute of limitations and applicable extensions thereof) or any Governmental Entity, (ii) reasonably necessary for Seller in connection with financial statements or Taxes or (iii) reasonably necessary with respect to or in connection with any investigation, prosecution or defense of any Action that is then pending or threatened or any audit and with respect to which Seller or any of its Affiliates (or its or their Representatives) has notified Buyer of the need to retain such books, records, information, files and documents.

(c) To the extent reasonably practicable and permitted by Law, each of Seller and Buyer shall provide the other with written notice thirty (30) days prior to transferring, destroying or discarding the last copy of any books, records, information, files or documents described in Section 5.6(a) or Section 5.6(b), as applicable, and the other Party shall have the right, at such other Party’s expense, to reproduce or take any such materials, if such other Party provides written notice stating its intent to reproduce or take such materials at its sole cost and expense reasonably promptly after having received notice that such books, records, information, files or documents described in Section 5.6(a) or Section 5.6(b), as applicable, are to be transferred, destroyed, or discarded (but not later than five (5) Business Days prior to the specified date for the applicable transfer, destruction or discarding).

(d) For so long as the books, records, information, files and documents described in Section 5.6(b) are retained by Buyer in accordance with Section 5.6(b), Buyer and its Affiliates (and its and their Representatives) shall permit Seller, its Affiliates and its and their Representatives to have reasonable duplication rights, and shall reasonably cooperate with Seller, at Seller’s sole cost and expense, during normal business hours and upon reasonable prior written notice to Buyer, to and in respect of the books, records, information, files and documents described in Section 5.6(b), to the extent that such duplication or cooperation is reasonably required in connection with (i) preparation of any Tax or accounting records or with any audits or similar proceedings, (ii) any Action (whether pending or threatened) relating to Seller or its Affiliates or the ownership or operation of the Business or the Purchased Assets by Seller (other than an Action arising under Article VIII, which shall be governed by the terms of Article VIII), (iii) any Governmental Filing or regulatory or compliance matter or (iv) any other valid legal or business purpose. For a period of seven (7) years following the Initial Effective Time, Buyer and its Affiliates shall permit Seller, its Affiliates and its and their Representatives to communicate with Buyer’s and its Affiliates’ Representatives (and Buyer shall cause such Representatives to reasonably cooperate with Seller and Seller’s Representatives), upon reasonable prior written notice, during normal business hours and at Seller’s sole cost and expense, for any reasonable legal or business purpose relating to the Purchased Assets or the Assumed Liabilities, including in connection with Seller’s preparation or examination of regulatory, compliance and statutory filings and financial statements, and the conduct of any audit, inquiry or investigation by any Governmental Entity or any Action (whether pending or threatened) relating to the Purchased Assets or the Assumed Liabilities (other than any Action between Seller or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, or the pursuit or defense of any other Asserted Liability (whether or not such Asserted Liability is the subject of an indemnification claim by any Indemnified Party), whether pending or threatened).

(e) For so long as the books, records, information, files and documents described in Section 5.6(a) are retained by Seller in accordance with Section 5.6(a), Seller and its Affiliates (and its and their Representatives) shall permit Buyer, its Affiliates and its and their Representatives to have reasonable duplication rights, and shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, during normal business hours and upon reasonable prior written notice to Seller, to and in respect of the books, records, information, files and documents described in Section 5.6(a) to the extent that such duplication or cooperation is reasonably required in connection with (i) preparation of any Tax or accounting records or with any audits or similar proceedings, (ii) any Action (whether pending or threatened) relating to the Transferred Assets and Liabilities (other than an Action arising under Article VIII, which shall be governed by the terms of Article VIII), (iii) any Governmental Filing or regulatory or compliance matter or (iv) any other valid legal or business purpose (including servicing of the Assumed Loans and any Securitization Transaction and activities ancillary thereto). For a period of seven (7) years following the Initial Effective Time, Seller and its Affiliates shall permit Buyer, its Affiliates and its and their Representatives to communicate with Seller’s and its Affiliates’ Representatives (and Seller shall cause such Representatives to reasonably cooperate with Buyer and Buyer’s Representatives), upon reasonable prior written notice, during normal business hours and at Buyer’s sole cost and expense, for any reasonable legal or business purpose relating to the Purchased Assets or the Assumed Liabilities, including in connection with Buyer’s preparation or examination of regulatory, compliance and statutory filings and financial statements, and the conduct of any audit, inquiry or investigation by any Governmental Entity or any Action (whether pending or threatened) relating to the Purchased Assets or the Assumed Liabilities (other than any Action between Seller or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, or the pursuit or defense of any other Asserted Liability (whether or not such Asserted Liability is the subject of an indemnification claim by any Indemnified Party), whether pending or threatened).

(f) Notwithstanding Section 5.6(d) and Section 5.6(e), neither Seller nor Buyer (nor any of their respective Affiliates or its or their respective Representatives) shall be required to provide or afford any duplication rights to its or their books, records, workpapers, reports, correspondence and other similar materials (including the books, records, information, files and documents described in Section 5.6(a) or Section 5.6(b), as applicable) or properties, offices and other facilities to the extent it reasonably determines that (i) it would reasonably be expected to (x) jeopardize the attorney-client or work-product privilege of Seller or Buyer (or its respective Affiliates), as applicable, or (y) provide or make available to the other Party or such other Party’s Affiliates (or such other Party’s or such other Party’s Affiliates’ Representatives) competitively sensitive information unrelated to the Transferred Assets and Liabilities, (ii) it would reasonably be expected to violate any Law or confidentiality obligation owed to any unaffiliated third party by Seller or Buyer (or its respective Affiliates), as applicable, or (iii) exclusion from such duplication rights is reasonably necessary to avoid any actual or reasonably likely conflict of interest. Notwithstanding the first sentence of this Section 5.6(f), Seller or Buyer, as applicable, shall use reasonable best efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable disclosure to the other Party or such other Party’s Affiliates (or such other Party’s or such other Party’s Affiliates’ Representatives) to occur without, in the case of the (A) foregoing clause (i)(x), jeopardizing such privilege, (B) foregoing clause (i)(y), disclosing such competitively sensitive information, (C) foregoing clause (ii), violating such Law or confidentiality obligations or (D) foregoing clause (iii), creating any actual or reasonably likely conflict of interest.

(g) Notwithstanding anything to the contrary set forth in Section 2.1, and subject to Section 5.4(c) and this Section 5.6, Seller and its Affiliates shall be entitled to retain copies of all Assumed Loan Documents and Borrower Information in accordance with the respective document retention policies of Seller or its Affiliates in effect as of the date hereof. Except to the extent required by Law, nothing in this Agreement shall require Seller or its Affiliates to destroy or delete copies of any Assumed Loan Documents, Borrower Information or computer models, databases, electronic files or other electronic material prepared by Seller or its Affiliates based in whole or in part on any Assumed Loan Documents or Borrower Information.

Section 5.7 Appropriate Actions.

(a) Upon the terms and subject to the conditions set forth herein, each Party shall (and shall cause its applicable controlled Affiliates and direct its non-controlled Affiliates to (including, in the case of Buyer, the Guarantors)) use its respective reasonable best efforts to promptly (i) consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements in the most expeditious manner practicable; (ii) obtain from any Governmental Entity any actions, non-actions, clearances, waivers, approvals, permits, licenses or orders required to be obtained, or deliver to any Governmental Entity any notices required to be delivered (including, in the case of Seller, in respect of the Consent Order), by Seller or Buyer or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby as promptly as practicable; (iii) make all Governmental Filings (in each case, promptly after the date hereof) that are necessary or advisable, and, thereafter, promptly make any other required submissions and responses with respect to the transactions contemplated hereby and thereby, required under any Law; (iv) act in good faith and reasonably cooperate with the other Party and keep such other Party informed in all material respects of any material communication received by such Party from, or given by such Party to (with prior written notice to the other Party), any Governmental Entity and of any material communication received or given in connection with any proceeding by any other Person, in each case, relating to the transactions contemplated by this Agreement and the Ancillary Agreements, including providing copies of all such communications to the other Party and, if requested by another Party, considering in good faith all reasonable additions, deletions or changes suggested by such other Party (in each case, unless prohibited by Law or at the request or requirement of a Governmental Entity); (v) not participate independently in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such Governmental Filings or any investigations or other inquiries relating thereto without giving such other Party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate; and (vi) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals submitted by or on behalf of any Party in connection with proceedings, reviews or investigations by any Governmental Entity in connection with any Governmental Filing.

(b) Neither Party shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the request of any Governmental Entity without the prior written consent of the other Party.

(c) Buyer will not (and will cause its controlled Affiliates not to) acquire any business or assets that could reasonably be expected to (w) preclude, prevent, materially delay, materially impair or significantly increase the risk of not obtaining (or the delay of obtaining) any action, non-action, clearance, waiver, approval, permit, license or order required to be obtained by Seller or Buyer or any of their respective Affiliates from any Governmental Entity necessary or required to consummate any Closing, or delay the expiration or termination of any applicable waiting period, (x) significantly increase the risk of any Governmental Entity entering an order or decree prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, (y) significantly increase the risk of not being able to remove any such order or decree on appeal or otherwise or (z) prevent or materially delay, impair or impede any Closing.

Section 5.8 Non-Solicitation.

(a) Buyer agrees that, for the period commencing on the Initial Closing Date and expiring on the later of the (i) second (2nd) anniversary thereof or (ii) the eighteen (18) month anniversary of the Final Closing, neither it nor any of its controlled Affiliates shall, directly or indirectly, solicit or recruit for employment or engage to hire or hire, or cause or seek to cause to leave his or her employment any (A) senior level officer or manager of Seller or any of its Affiliates who primarily supports or provides services to the Business or (B) other employee of Seller or any of its Affiliates who primarily supports or provides services to the Business and with whom Buyer or any of its Affiliates or their respective Representatives first came into contact with or received information about (other than an employee census) in connection with the transactions contemplated hereby (“Covered Employees”).

(b) Notwithstanding the provisions in Section 5.8(a), Section 5.8(a) shall not apply to (i) any Covered Employee who was terminated by Seller prior to any solicitation or hiring by Buyer or any of its respective Affiliates, (ii) any Covered Employee who ceased to be employed or engaged by Seller or any of its respective Affiliates at least six (6) months prior to any solicitation or hiring by Buyer or its respective Affiliates, (iii) general or public advertisements or solicitations (not targeted at Seller or any of its respective Affiliates or their respective employees), including through bona fide third-party recruiting firms or other similar means, for employment with Buyer or any of its respective Affiliates prior to any solicitation or hiring by Buyer or its Affiliates or (iv) any Covered Employee who Buyer reasonably demonstrates has approached Buyer or its Affiliates at his or her own instigation (including following any solicitation permitted by the foregoing clause (iii)).

(c) Seller agrees that, for the period commencing on the date hereof and expiring on the sixth (6th) anniversary of the Initial Closing Date, Seller shall not (and shall not permit its controlled Affiliates or its or their successors or assigns to and shall direct its non-controlled Affiliates and their successors or assigns not to), directly or indirectly, solicit, target or offer to any Borrower any student loan finance products to consolidate or refinance such Borrower’s Assumed Loans; provided, however, that the obligations under this Section 5.8(c) shall not apply to prohibit Seller or any of its Affiliates from direct or indirect solicitations or offers with respect to any finance products that are not specifically targeted at any Borrower and for which Seller or its applicable Affiliate does not use any Business Confidential Information.

Section 5.9 Further Assurances.

(a) Subject to, and not in limitation of, Section 5.7, until the earliest of (x) the Final Closing, (y) valid termination of this Agreement in accordance with Article VII or (z) valid termination of the obligation to effect Subsequent Closings in accordance with Section 7.1(b), each of Seller and Buyer shall, and shall cause its respective controlled Affiliates (and direct its respective non-controlled Affiliates) to, (i) execute and deliver such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and each of the Ancillary Agreements and give effect to the transactions contemplated by this Agreement and each of the Ancillary Agreements, (ii) refrain from taking any actions that would reasonably be expected to prevent, or materially impair, delay or impede the Closing and (iii) use its reasonable best efforts to cause all of the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement to be met on or prior to the applicable Closing Date.

(b) After the Initial Effective Time, each of Seller and Buyer shall, and shall cause its respective controlled Affiliates (and direct its respective non-controlled Affiliates) to, use its or their reasonable best efforts to execute and deliver, at the reasonable request of the other Party, such additional documents and instruments, including any assignment or assumption agreements, bills of sale, instruments of assignment, consents and other similar instruments in addition to those required by this Agreement, as may be reasonably required to give effect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and to provide any documents or other evidence of ownership as may be reasonably requested by Buyer to confirm Buyer’s ownership of the Purchased Assets and the assumption of the Assumed Liabilities.

Section 5.10 Notice. Prior to the earliest of (x) the Final Closing, (y) valid termination of this Agreement in accordance with Article VII or (z) termination of the obligation to effect Subsequent Closings in accordance with Section 7.1(b), subject to Section 5.4 (Confidentiality), each of Buyer and Seller promptly shall notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that is reasonably likely to result in, in the case of Buyer, any of the conditions set forth in Section 6.1 or Section 6.3 becoming incapable of being satisfied and, in the case of Seller, any of the conditions set forth in Section 6.1 and Section 6.2 becoming incapable of being satisfied.

Section 5.11 Intellectual Property Matters.

(a) Buyer hereby acknowledges and agrees that neither Buyer nor its Affiliates (i) are acquiring, and the Purchased Assets do not include, any right, title or interest in or to, or right to use, any Intellectual Property owned by or licensed to Seller or any of its Affiliates (including the Discover Marks) and (ii) shall have any right, title or interest in or to, or right to use, and Buyer covenants that it and its Affiliates (including, after the Initial Effective Time, in its or their use of the Purchased Assets or otherwise) will not hereafter adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any Intellectual Property owned by Seller or any of its Affiliates, including the Discover Marks.

(b) Notwithstanding Section 5.11(a), Buyer, any of its permitted assignees that acquire title to the Assumed Loans, any Affiliate of Buyer that is a borrower in connection with the Financing, any issuer in any Securitization Transaction, and Servicer may, solely in connection with (i) notices provided to Borrowers pursuant to Section 5.12 and (ii) disclosures in disclosure documents for the Financing and Securitization Transactions that the Assumed Loans were previously originated, serviced and owned by Seller, utilize the name Discover and the Discover logo in the form and manner prescribed by Seller; provided that (x) each such use of a Discover Mark is subject to Seller’s prior written consent, which may be granted or denied in Seller’s sole discretion and (y) any permitted use of Discover Marks is subject to the use of such Discover Marks with the same standards of quality as in effect for such Discover Marks as of the date hereof. If Buyer fails to fully and promptly comply with any of the foregoing terms and conditions or any reasonable direction by Seller or its Affiliates in relation to the use of such Discover Marks, Seller may terminate the foregoing license on fifteen (15) days’ prior written notice to Buyer if such failure is not remedied to Seller’s sole satisfaction, acting reasonably and in good faith. Following the Effective Time, Buyer shall not, and shall cause its Affiliates not to, hold itself or themselves out as having any affiliation with Seller or its Affiliates. Buyer, its Affiliates and Servicer may at all times after the Closing Date retain and make non-trademark use of records and other historical or archived documents containing or referencing the Discover Marks for their respective internal business purposes or to otherwise comply with Law.

Section 5.12 Notices to Borrowers. Subject to Section 5.11, prior to each Closing, Buyer shall (and shall cause its Affiliates and Representatives to) reasonably cooperate with Seller to develop and implement a Borrower communications plan, which shall include (a) Seller, at its own expense, providing notice to Borrowers (prior to the applicable Closing Date) of the transfer of the servicing of the applicable Assumed Loans and information regarding Servicer, including through mailing written letters (it being understood and agreed that any such notice shall not be customized to or for any individual Borrower), (b) Buyer and Seller, with the costs and expenses borne equally between them, mailing joint paper “hello” and “goodbye” letters to Borrowers on or around the applicable Closing and (c) Seller reasonably cooperating, at Buyer’s cost and expense for Seller’s reasonable and documented out-of-pocket costs and expenses, until sixty (60) days following the applicable Closing Date for the Assumed Loans, with Buyer in any other communications of Buyer or Servicer to or with Borrowers that are reasonably requested by Servicer; provided that, prior to each Closing, Buyer shall not (and shall cause its Affiliates and Representatives not to) issue any notice or other communication to any Borrower in respect of which no Purchased Assets have been actually acquired by or transferred to, and no Assumed Liabilities have been actually assumed by, Buyer or its Affiliates at or prior to such time. In furtherance and not in limitation of the foregoing, subject to applicable Law or a request by or requirement of a Governmental Entity, no communications by or on behalf of Seller with Borrowers shall include the name or identity of the non-Buyer parties to the Equity Commitment Letters or the Guarantors, or any of their Affiliates, or other clearly identifiable characteristics from which the names or identities of such parties would be reasonably likely to be deduced, in any case, without the prior written consent of Buyer. For the avoidance of doubt, any notices delivered to Borrowers pursuant to this Section 5.12 shall be in compliance with applicable Law.

Section 5.13 Consent Order Matters.

(a) Buyer shall, and shall cause its Affiliates and its and their Representatives to, reasonably cooperate with Seller, its Affiliates and its and their respective agents and designees in connection with (i) Seller’s or its Affiliates’ communications with and disclosures to the CFPB and any other Governmental Entity or Quasi-Governmental Entity in respect of, relating to, arising out of or in connection with the Consent Order, including participating in the preparation of any disclosures to or discussions with the CFPB or any other Governmental Entity or Quasi-Governmental Entity to the extent Seller or its Affiliates is unable to prepare without the assistance of Buyer or Buyer’s participation is reasonably necessary for such disclosures or discussions to be considered responsive or complete and making any required, necessary or advisable submissions and responses to the CFPB or any other Governmental Entity or Quasi-Governmental Entity in connection therewith that are requested by Seller, its Affiliates, the CFPB or any other Governmental Entity or Quasi-Governmental Entity to the extent Seller or its Affiliates making such a submission without Buyer would reasonably be deemed non-responsive or incomplete or would be prohibited, in respect of, relating to, arising out of or in connection with the Consent Order, and (ii) Seller’s or its Affiliates’ performance of any and all requirements, requests, directions, judgments, orders, guidance and instructions of the CFPB or any other Governmental Entity or Quasi-Governmental Entity in respect of, relating to, arising out of or in connection with the Consent Order, including by promptly providing Seller and its Affiliates with (A) all documents and other information reasonably requested by Seller in order to comply with, adhere to or effectuate the Consent Order Obligations, including contact information, balance information and delinquency/credit reporting status and (B) access to Representatives of Buyer and its Affiliates and Servicer (and causing such individuals to reasonably cooperate with Seller) (collectively, clauses (i) and (ii), the “Consent Order Obligations”).

(b) The obligations of Buyer under this Section 5.13 shall survive the consummation of any assignment, conveyance, merger, consolidation or other reorganization of Buyer or any of its Affiliates and continue in full force and effect and be binding against the survivor, successor or assignee of any such transaction. For so long as any obligations of this Section 5.13 survive, in the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger, (ii) transfers all or at least a majority of its properties and assets to any Person or (iii) assigns, conveys or otherwise transfers any of the Assumed Loans, then, and in either such case, proper provision will be made so that the successors and assigns of Buyer or the assignee or transferee of the Assumed Loans, as applicable, will also assume (in an agreement, the form and substance of which shall be reasonably acceptable to Seller) all of the obligations set forth in this Section 5.13 (and any related provisions expressly referenced herein) and prompt notice thereof shall be given to Seller. Buyer shall not, and shall cause its Affiliates not to, take any action with the intent to, or that Buyer reasonably and in good faith expects a reasonably foreseeable consequence of which would be to, adversely affect the ability of Buyer to satisfy its obligations under this Section 5.13.

(c) Without limiting anything in this Section 5.13, the obligations of Buyer under this Section 5.13 shall terminate upon the expiration of the Consent Order.

Section 5.14 Insurance. Buyer hereby acknowledges that all insurance coverage of Seller and its Affiliates (including in respect of the Business, the Purchased Assets or the Assumed Liabilities) may be terminated at any time by Seller or its Affiliates. Buyer also acknowledges that Buyer and its Affiliates may not assert or bring any claims, disputes or Actions against any insurance policy of Seller or its Affiliates.

Section 5.15 Servicing of Assumed Loans.

(a) Buyer hereby acknowledges and agrees (as to itself and its Affiliates, subcontractors and Representatives) that, from and after the Closing Date applicable to an Assumed Loan, the provisions set forth on Exhibit C attached hereto (the “Specified Provisions”) shall apply to any and all servicing and administration of such Assumed Loan by or on behalf of Buyer or any of its Affiliates or Representatives (including by any subcontractor) under any agreement, contract, arrangement or understanding (including this Agreement) as provided herein and (ii) Buyer (and its Affiliates, subcontractors and Representatives) may not amend, alter, modify or supplement Exhibit C in any way without the prior written consent of Seller (which consent may be granted or withheld in Seller’s sole and absolute discretion).

(b) Seller may unilaterally amend, alter, modify or supplement Exhibit C, at any time and from time to time, by providing to Buyer a written copy of the updated Exhibit C, together with a written explanation regarding the provisions of the Consent Order (including any changes with respect thereto) that require such updates to Exhibit C; provided, that, Seller may not unilaterally amend, alter, modify or supplement the allocation of costs and expenses as among the parties, the allocation of responsibility as among the parties as set forth in Exhibit C or the applicability of Exhibit C beyond matters relating to or required under the Consent Order (as determined by Seller in its sole discretion). Upon receipt of an updated Exhibit C, Buyer will, as soon as reasonably practicable and in any event within thirty (30) days, notify Seller in writing of any additional costs that the servicer of the Assumed Loans determines, acting reasonably and in good faith, it will incur in order to implement such updated Exhibit C. Promptly following Seller’s receipt of such notice, Seller and such servicer will negotiate in good faith and mutually agree upon the final version of the updated Exhibit C and the associated additional costs. Seller and such servicer will use commercially reasonable efforts to conclude such negotiations and agree upon the final version of the updated Exhibit C and the associated additional costs within thirty (30) days. The versions of Exhibit C attached hereto and attached to all Assumed Loan Servicing Agreements (as defined below) automatically shall be deemed to be replaced by the final version of the applicable updated Exhibit C upon agreement of Seller and the applicable servicer with respect thereto and delivery of a copy thereof to Buyer. For clarity, Buyer hereby acknowledges and agrees (as to itself and its Affiliates, subcontractors and Representatives) that, so long as Seller agrees to pay the agreed additional costs associated with an updated Exhibit C, Buyer (and its Affiliates, subcontractors and Representatives) is required to, and will, promptly implement (or cause its servicer to implement) the requirements and terms of such updated Exhibit C. Seller shall pay to the applicable servicer all agreed additional costs associated with all updated versions of Exhibit C at the agreed upon times. For clarity, in the event of any supervisory, enforcement or other actions by a Governmental Entity that relate to Assumed Loans following the Initial Closing Date, any changes to Exhibit C shall be determined pursuant to this Section 5.15(b).

(c) Buyer further hereby acknowledges and agrees (as to itself and its Affiliates, subcontractors and Representatives) that (i) Buyer shall include this Section 5.15 and the Specified Provisions, without modification, in any and all agreements, contracts, arrangements and understandings under which any Person services or administers, or has serviced and administered, any Assumed Loans (“Assumed Loan Servicing Agreements”), (ii) even if any Assumed Loan Servicing Agreements do not include the Specified Provisions, Buyer and its Affiliates, Representatives and subcontractors nevertheless shall service and administer (or shall cause to be serviced and administered) the Assumed Loans in accordance with the Specified Provisions and (iii) from and after the applicable Closing Date with respect to each Assumed Loan, Buyer shall have full responsibility and, to the extent set forth in Article VIII, liability for ensuring that such Assumed Loan is serviced and administered in accordance with the Specified Provisions.

(d) Buyer and its Affiliates, subcontractors and Representatives shall ensure that Seller (i) is, at Seller’s election, a party to or an express third-party beneficiary of all Assumed Loan Servicing Agreements, (ii) has an independent right to enforce, and has a consent right (which consent may be granted or withheld in Seller’s sole discretion) over, any amendments, restatements, supplements, waivers or other modifications in respect of, the section of the Assumed Loan Servicing Agreement that is equivalent to this Section 5.15 and the Specified Provisions in the Assumed Loan Servicing Agreements, and (iii) may participate in any audits conducted under Assumed Loan Servicing Agreements and receive copies of documents and information with respect to the Assumed Loans pursuant to the Assumed Loan Servicing Agreements, as may be reasonably requested or required by Seller.

(e) Buyer hereby acknowledges and agrees (as to itself and its Affiliates, subcontractors and Representatives) that, upon any breach of this Section 5.15 or the Specified Provisions, monetary damages are insufficient and Seller or its applicable Affiliate is entitled to any and all relief, including specific performance of Buyer’s obligations under this Section 5.15 and the Specified Provisions and injunctive relief. Buyer hereby acknowledges and agrees (as to itself and its Affiliates, subcontractors and Representatives) that (i) violation by Buyer or its Affiliates, subcontractors and Representatives of this Section 5.15 or the Specified Provisions that is not cured in accordance with the terms of this Agreement would cause Seller or its applicable Affiliate irreparable injury not compensable by money damages for which Seller or its applicable Affiliate would not have an adequate remedy under Law; and (ii) if Seller or its applicable Affiliate institutes an Action to enforce any of the provisions of this Section 5.15 or the Specified Provisions and seeks injunctive or other equitable relief as may be necessary to enjoin, prevent or curtail any breach thereof, threatened or actual, then Seller or its applicable Affiliate shall not be required to prove irreparable injury or inadequacy of money damages as a remedy, and shall be entitled to such relief without the posting of any bond or other security (and Buyer and its Affiliates, subcontractors and Representatives shall waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief). Buyer hereby further agrees not to (A) oppose the granting, or raise any objection to the availability or granting, of the equitable remedy of specific performance or other equitable relief for any reason or on any basis or (B) assert that a remedy of specific enforcement is (x) unenforceable, invalid, contrary to Law or inequitable on the basis that a remedy of monetary damages would provide an adequate remedy for any breach hereof or (y) not an appropriate remedy for any reason at Law or equity. The foregoing shall be in addition to and without prejudice to or limitation on any other rights or remedies Seller or its applicable Affiliate may have under this Agreement, at law or in equity; provided, that Seller or its applicable Affiliate may not recover duplicative monetary damages under multiple remedies.

(f) The obligations of Buyer under this Section 5.15 and the Specified Provisions will (for so long as they are applicable) survive the consummation of any merger, consolidation or other reorganization of Buyer or any of its Affiliates or Representatives and continue in full force and effect and be binding against the survivor or successor of any such transaction. For so long as any obligations of this Section 5.15 and the Specified Provisions survive, in the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, in either such case, proper provision will be made so that the successors and assigns of Buyer will also assume (in an agreement, the form and substance of which shall be reasonably acceptable to Seller) all of the obligations set forth in this Section 5.15 and the Specified Provisions and prompt notice thereof shall be given to Seller. Buyer shall not, and shall cause its Affiliates and Representatives not to, take any action with the intent to, or that Buyer reasonably and in good faith expects a reasonably foreseeable consequence of which would be to, adversely affect the ability of Buyer to satisfy its obligations under this Section 5.15 or the Specified Provisions.

Section 5.16 Performance by the Parties.

(a) Seller shall use reasonable best efforts to cause its Affiliates to comply with the terms of, and satisfy the conditions in, this Agreement that apply to such Affiliates, and to perform the obligations to be performed by such Affiliates prior to the Effective Time or each Closing, as applicable, under this Agreement, in each case, subject to the terms, conditions and limitations set forth herein.

(b) Buyer shall use reasonable best efforts to cause its Affiliates to comply with the terms and conditions of this Agreement that apply to such Affiliates, and to perform the obligations to be performed by such Affiliates prior to the Effective Time or each Closing, as applicable, under this Agreement, in each case, subject to the terms, conditions and limitations set forth herein.

Section 5.17 Financing Activities.

(a) Other than as set forth in Section 5.17(b)–(c), Buyer hereby acknowledges and agrees that Seller and its Affiliates (and its and their Representatives, respectively) have no responsibility for, or obligations with respect to (i) any financing that Buyer may raise or complete in connection with funding its payment obligations under this Agreement, the transactions contemplated hereby or the Purchased Assets (collectively, the “Financing” and, for the avoidance of doubt, any reference to the Financing shall include the Debt Financing) or (ii) a Securitization Transaction. Any offering materials, lender presentations or other documents prepared by or on behalf of or utilized by Buyer or its Affiliates, or Buyer’s financing sources and other Representatives, in connection with any Financing or Securitization Transaction, including any information provided or made available by Seller or its Affiliates (or its or their Representatives), shall include a conspicuous disclaimer to the effect that none of Seller nor any of its Affiliates (or any of its or their Representatives) has any responsibility, obligation or liability for the content of such offering materials, lender presentations or other documents (and any information contained therein) and disclaims all responsibility therefor. Each of Buyer and Seller acknowledges and agrees that Buyer’s obligation to consummate the transactions contemplated hereby is not subject to a financing condition under Section 6.2 or otherwise.

(b) Prior to the Final Closing, each of Seller and its Affiliates shall (and shall cause their respective Representatives to) use reasonable best efforts to provide reasonable cooperation that may be reasonably requested by Buyer in connection with the Debt Financing to the extent such cooperation does not unreasonably interfere with the business or operations of Seller or any of its Affiliates, which requested cooperation may consist of the following: (i) participation (whether in person or remotely, including telephonically) by appropriately senior personnel in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, and sessions with rating agencies and assistance in preparation therefor in respect of each of the foregoing, in each case, at mutually agreed-upon locations (which may be via teleconference or virtual meeting platforms) upon reasonable advance written notice and at times to be reasonably agreed and during normal business hours, (ii) as promptly as reasonably practicable, providing financial and Assumed Loan portfolio information and such other pertinent information (including information to be used in, and reasonable assistance in preparation of, one or more information packages, presentations or memoranda or similar document regarding the Purchased Assets and the Debt Financing as may be customary or reasonably necessary for the completion of the Debt Financing) to the extent reasonably requested by Buyer and reasonably available to Seller or its Affiliates in connection with the Debt Financing, (iii) assisting with any pledge and security documents and collateral documents (in respect of individual Assumed Loans) and any other definitive financing documents and otherwise taking other reasonable actions to assist in the granting of security interests (and the perfection thereof) as may be reasonably requested by Buyer to facilitate the pledging of individual Assumed Loans as collateral, including the delivery of possessory collateral and other documents relating to the Purchased Assets and providing reasonable assistance in the preparation by Buyer of schedules and other definitive documentation for the Debt Financing (provided that such documents will not take effect or, with respect to possessory collateral, be delivered until the applicable Effective Time, and will be conditioned upon the occurrence of, the consummation of the transactions contemplated hereby at the applicable Effective Time) and (iv) to the extent permitted by Law, furnishing, to the extent requested at least eight (8) Business Days prior to the applicable Closing Date all documentation and other information relating to Seller required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each such case of the foregoing clauses (b)(i) through (b)(iv), subject to Section 5.5(b).

(c) Until the twelve (12) month anniversary of the Final Closing, in connection with the completion of any Securitization Transaction, subject to Section 5.6(d):

(i) Seller shall (A) reasonably cooperate with Buyer, and disclose and make available any reasonably requested customary documentation and information in the possession of or reasonably available to Seller in respect of the Assumed Loans, including any and all (x) publicly available information and appropriate verification of information that is reasonably available to Seller, (y) such information required to comply with Laws applicable to a Securitization Transaction related to the Assumed Loans and (z) customary and available data, documents and reports reasonably required by any rating agency in connection with such Securitization Transaction; (B) agree and consent that all information provided by Seller to any rating agency for the purpose of determining the initial rating of a Securitization Transaction, or for undertaking credit rating surveillance on such Securitization Transaction, may be posted on a website which complies with the requirements of Rule 17g-5 of the Securities Exchange Act of 1934, as amended, upon the reasonable request of Buyer and, upon the reasonable request of Buyer, Seller shall provide all such information in electronic form as needed to effect such posting; and (C) reasonably assist with the preparation by Buyer and its Affiliates of appropriate and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents (including by providing customary information regarding Seller and/or the Purchased Assets that is reasonably available to Seller) customarily required in connection with obtaining financing of the nature of such Securitization Transaction.

(ii) In no event shall a Securitization Transaction be deemed to relieve either Buyer or Seller of such Party’s obligations under this Agreement or to increase Seller’s liabilities, duties, obligations or responsibilities as set forth in this Agreement.

(d) Notwithstanding anything in Section 5.17(b) or (c) to the contrary, neither Seller nor any of its Affiliates shall be required to (i) pay any fees, including any commitment fee or similar fee, or reimburse any expenses that are not reimbursable pursuant to Section 5.17(f), (ii) cause their respective Representatives to incur any personal Liability, (iii) approve or enter into any agreement, guarantee, binding commitment or similar undertaking, (iv) provide or deliver (or cause any of their respective Representatives to provide or deliver) any certificate, memorandum of law, guarantee, opinion or similar document, (v) prepare any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses or similar documents (other than as expressly contemplated by Section 5.17(c)(i)(C)), (vi) give any indemnity, in each case, with respect to or in connection with any Financing or Securitization Transaction, (vii) have any liability or obligation under the Debt Commitment Letter, any loan agreement or any related document or other agreement or document related to the Debt Financing or be required to enter into any binding agreement or commitment or incur any other liability or obligation in connection with the Debt Financing (or any Alternate Debt Financing), (viii) provide access to or disclose any information to Buyer or its Representatives to the extent such disclosure would reasonably be determined to waive the attorney-client privilege, attorney work product protections or similar protections of Seller (provided, however, that, Seller shall use reasonable best efforts to provide such access or disclose such information in such a way that such disclosure would not reasonably be expected to waive such attorney-client or other applicable privilege), (ix) take any action that would reasonably be expected to (A) unreasonably interfere with the day-to-day operations of Seller or any of its subsidiaries, (B) cause any representation or warranty in this Agreement to be breached or cause any condition to effect the applicable Closing to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Buyer the right to terminate this Agreement (unless, in each case, waived by Buyer), (C) result in any director, officer, employee or other representative of Seller or any of its Affiliates incurring any personal liability, (D) conflict with the Organizational Documents of Seller or any of its subsidiaries or violate any requirement of applicable Law or (E) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract of Seller; (x) prepare separate financial statements for Seller or any of its subsidiaries or change any fiscal period or (xi) adopt any resolutions, execute any consents or otherwise take any corporate or similar action (including changing any fiscal period).

(e) Except to the extent expressly set forth Section 5.17(c), following the applicable Closing, in respect of the applicable Assumed Loans, Seller shall not be obligated to participate in any Securitization Transaction or offering or provide originator disclosure, servicer disclosure or static pool information or any similar disclosures in connection with a Securitization Transaction or other securitization or subsequent whole Loan sale or offering.

(f) Buyer shall, (i) reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or any of its Affiliates (and its and their Representatives, respectively) in connection with such Party’s cooperation contemplated by Section 5.17(b)–(c) and (ii) subject to and in accordance with the procedures set forth in Section 8.3, indemnify and hold harmless Seller and its Affiliates (and its and their Representatives) for and against any and all Losses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with any Financing, any Securitization Transaction or any other securities offering of Buyer of which the Assumed Loans form a part, including as to any information utilized in connection therewith and with appropriate contribution provided by Buyer to the extent such indemnification is not available; provided that the foregoing indemnity shall not apply to any such Losses that are the direct result of (A) historical information (in respect of periods during which Seller owned the applicable Assumed Loan(s)) or Assumed Loan Servicing Files that are provided by or on behalf of Seller or any of its Affiliates or any of their respective Representatives to Buyer that Seller knew (or reasonably should have known) was incorrect in any material respect at the time it was provided to Buyer or (B) Seller’s or any of its Affiliates’ or any of their respective Representatives’ own gross negligence or willful misconduct.

(g) Prior to the Final Closing, Buyer shall not terminate, amend, replace, supplement, waive, provide any consent under or otherwise modify, or permit any termination, amendment, replacement, supplement, consent or other modification of, or waiver of any of its rights under, the Debt Commitment Letter or the definitive agreements with respect thereto without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) to the extent such termination, amendment, replacement, supplement, modification, waiver or consent would (i) add new conditions (or modify in a manner materially adverse to Buyer any existing condition) to the consummation of the Debt Financing as compared to those in the Debt Commitment Letter as of the date hereof, (ii) reduce the amount of the Debt Financing such that the aggregate funds that would be available on each Closing Date, together with other financial resources of Buyer available on such Closing Date, would not be sufficient to enable Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to satisfy all of its obligations hereunder and thereunder, including payment of the Purchase Price and fees and expenses relating to the transactions contemplated by this Agreement and the Ancillary Agreements and Buyer’s Ownership or Operation of the Business as of immediately after the Effective Time, (iii) adversely affect the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto as so amended, replaced, supplemented or otherwise modified or waived, relative to the ability of Buyer to enforce their rights against such parties to the Debt Commitment Letter as in effect on the date hereof, (iv) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby, or make the receipt or funding of the Debt Financing less likely to occur (including by making any condition to the receipt or funding of the Debt Financing less likely to be satisfied) or (v) relieve or release any Debt Financing Sources from its obligations under the Debt Commitment Letter or the definitive agreements with respect thereto, including the assignment of all or any portion of the obligations or rights of any Debt Financing Sources thereunder, unless the assignee is an Eligible Assignee; provided that the Debt Commitment Letter may be amended or supplemented to add lenders, lead arrangers, underwriters, bookrunners, syndication agents or similar entities of comparable creditworthiness, in each case, that had not executed the Debt Commitment Letter as of the date hereof, and Buyer shall deliver executed copies of the definitive agreements with respect to the Debt Financing, any amended Debt Commitment Letter and any material documentation related thereto to Seller promptly (and in any event within two (2) Business Days (or, in the case of the definitive agreements, with respect to the Debt Financing, on or prior to the Initial Closing Date)) upon the execution of such documents. For purposes hereof, the term (x) “Debt Financing” shall be deemed to include the financing contemplated by the Debt Commitment Letter as amended, replaced, supplemented, modified or waived in accordance with this Section 5.17(g), and (y) “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter as may be amended, replaced, supplemented, modified or waived in accordance with this Section 5.17(g).

(h) Buyer shall, and shall cause its subsidiaries and each of their respective Representatives and Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing at the Initial Closing and each Subsequent Closing on the terms and subject only to the conditions set forth in the Debt Commitment Letter (or on such other terms, subject to the restrictions on amendments and modifications of the Debt Commitment Letter set forth in Section 5.17(g)), including using its reasonable best efforts to: (i) comply with and maintain the Debt Commitment Letter in full force and effect in accordance with the terms and subject only to the conditions thereof, (ii) negotiate, enter into, comply with and maintain definitive agreements with respect thereto on the terms and subject only to the conditions set forth in the Debt Commitment Letter (or on such other terms, subject to the restrictions on amendments and modifications of the Debt Commitment Letter set forth in Section 5.17(g)), (iii) comply with and perform the obligations applicable to it pursuant to the Debt Commitment Letter and the definitive agreement with respect thereto that are within its control, (iv) to the extent the conditions set forth in Section 6.1 and Section 6.2 have been satisfied, draw down on and consummate the Debt Financing at or prior to the Initial Closing and each Subsequent Closing, including by enforcing its rights under the Debt Commitment Letter and causing the Debt Financing Sources to fund the Debt Financing at each Closing, and (v) satisfy on a timely basis all conditions to funding in such definitive agreements to the extent applicable to and within Buyer’s, any of its subsidiaries’ or any of their respective Representatives or Affiliates’ control.

(i) In the event that, notwithstanding the use of reasonable best efforts by Buyer to satisfy its obligations under clause (h) of this Section 5.17, any portion of the Debt Financing expires or terminates or otherwise becomes (or could reasonably be expected to become) unavailable on the terms and conditions (including any “market flex” provisions set forth in or relating to the Debt Commitment Letter) contemplated by the Debt Commitment Letter, Buyer shall as promptly as practicable notify Seller in writing thereof and use its reasonable best efforts to arrange for and obtain as promptly as practicable following the occurrence of any such event alternative debt financing (the “Alternate Debt Financing”) in an amount sufficient to fulfill the Financing Uses (after taking into consideration the Equity Financing) to consummate the transactions and perform all of its obligations hereunder on terms and conditions that are not less favorable or more onerous (including imposition of new conditions or expansion of existing conditions), in the aggregate, than those set forth in the Debt Commitment Letter and that would not prevent, delay or impair the ability of Buyer to obtain the Debt Financing or consummate the transactions. In the event Buyer obtains any Alternate Debt Financing, it shall promptly deliver an executed debt commitment letter to Seller with respect to such Alternate Debt Financing, including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto and true, correct and complete copies of any related executed fee letters, engagement letters and other agreements, it being understood that any such fee letters may be redacted in a customary manner with respect to the amount of fees, flex terms, pricing terms, pricing caps and other customary economic terms (none of which individually or in the aggregate would reduce the amount of the Debt Financing or adversely affect the conditionality or availability the Debt Financing or prevent or materially delay any Closing). Buyer shall be subject to the same obligations with respect to any Alternate Debt Financing as set forth in this Agreement with respect to the Debt Financing.

(j) Prior to the Final Closing, Buyer shall provide Seller prompt notice (i) upon becoming aware of any (A) actual, or threatened in writing, breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any such breach, default, repudiation, cancellation or termination) by any party to any Commitment Letter or such other agreements or documents (including any definitive agreements) relating to any Financing if such breach, default, repudiation, cancellation or termination would reasonably be expected to prevent or delay the obligation to fund any Financing or the amount of the Financing to be funded at any Closing or (B) amendment, supplement, waiver, other modification or termination of any Commitment Letter or such other agreements or documents (including any definitive agreements) relating to the Financing (subject to compliance with the relevant amendment, supplement, waiver and modification provisions therein), (ii) upon receipt by Buyer or any of its Affiliates or Representatives of any written notice or other written communication of any such breach, default, repudiation, cancellation or termination relating to the Financing by any party thereto, (iii) of any material dispute or disagreement between or among the parties to any of the Commitment Letters or the definitive documents related to any Financing that could reasonably be expected to prevent or materially delay the obligation to fund any Financing or the amount of the Financing to be funded at any Closing, and (iv) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or the definitive documents related to the Financing in any manner which would reasonably be expected to impair, delay or prevent the consummation of the transactions. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Seller delivers Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence. In addition, Buyer shall keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to finalize the Debt Financing and provide to Seller copies of all definitive documents related to the Debt Financing, including by providing Seller with drafts of such definitive documents relating to the Debt Financing a reasonable period of time prior to their execution or use.

(k) Buyer hereby expressly acknowledges and agrees that none of the availability, terms or the obtaining of the Financing or any other financing is in any manner a condition to each Closing or the obligations of Buyer to consummate the transactions contemplated hereby, and reaffirms its obligation to consummate each Closing and the transactions contemplated hereby irrespective and independently of the availability of the Financing or any other financing, subject to the applicable conditions set forth in Article VI. Seller and each of its subsidiaries will be deemed to be in compliance with this Section 5.17, and Buyer shall not allege that Seller or any of its subsidiaries is or has not been in compliance with this Section 5.17 unless Buyer provides prompt written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner consistent with this Section 5.17, which failure to comply has not been cured within ten (10) Business Days from receipt of such written notice.

(l) Buyer shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to effect the transactions contemplated by the Equity Commitment Letters (the “Equity Financing”) on the terms and conditions set forth herein and therein, including to: (i) maintain the Equity Commitment Letters in effect, (ii) comply with and perform the obligations applicable to it pursuant to such Equity Commitment Letters, (iii) to the extent the conditions in Section 6.1 and Section 6.2 and the other conditions set forth in the Equity Commitment Letters have been satisfied, consummate the Equity Financing, including to enforce its rights under the Equity Commitment Letters and cause the non-Buyer parties under the Equity Commitment Letters to fund the Equity Financing at each Closing, and (iv) satisfy on a timely basis all conditions applicable to it in the Equity Commitment Letters.

Section 5.18 Remittance of Post-Closing Payments and Communications.

(a) Following the Initial Closing, in the event that Seller actually receives any funds from a Borrower or any other Person expressly identified as in respect of any Assumed Loan that was transferred to Buyer pursuant to Section 2.1 prior to the date such funds are received by Seller, Seller shall as soon as reasonably practicable after identification thereof remit or credit, or cause to be remitted or credited, to Buyer all such funds. Prior to such remittance, such amounts shall be held by Seller for the benefit of Buyer.

(b) Following the Initial Closing, Seller shall as soon as reasonably practicable transmit to Buyer any written communication received and identified by Seller as in respect of any Assumed Loan that was transferred to Buyer pursuant to Section 2.1 prior to the date such communication is received by Seller. Such communication shall include letters, notices of death or disability, adjudication of bankruptcy and similar documents and forms requesting deferment of repayment or loan cancellations.

Section 5.19 Interim Period Loan Tape. No later than ten (10) Business Days after the last day of each calendar month between the date hereof and until the earliest of (x) the Final Closing, (y) valid termination of this Agreement in accordance with Article VII or (z) termination of the obligation to effect Subsequent Closings in accordance with Section 7.1(b), Seller shall deliver to Buyer a loan portfolio tape in respect of the Assumed Loans, reflecting data as of the last day of such preceding calendar month, and reflecting the same fields as set forth in the Assumed Loan Portfolio Tape with respect to any Assumed Loans that have not yet become Transferred Assets and Liabilities as of such time.

Section 5.20 Prefunded Loan Payment Amount True-Up. No later than five (5) Business Days following the last scheduled disbursement date associated with any Prefunded Loan, Buyer shall deliver to Seller a written statement setting forth its calculation of the amount (which may be zero dollars ($0.00) (and shall be deemed to be zero dollars ($0.00) if it would otherwise be negative)) by which the aggregate Prefunded Loan Payment Amounts deposited by Seller into the Escrow Account in connection with all Closings pursuant to Section 2.7(f) exceeds the aggregate amount disbursed following the last Closing in respect of the Prefunded Loans (the “Post-Closing Prefunded Loan True-Up Amount”), together with such schedules and data as may be reasonably appropriate to support such calculation. Within fifteen (15) Business Days following the delivery of the foregoing statement, Seller shall notify Buyer in writing of any objection to the calculation of the Post-Closing Prefunded Loan True-Up Amount. If Seller does not deliver any such written objection within such fifteen (15) Business Day period, the Post-Closing Prefunded Loan True-Up Amount calculated by Buyer shall become final and binding on the Parties. If Seller timely delivers any such written objection, and the Parties are unable to resolve such written objection within ten (10) Business Days following delivery thereof, they shall refer the dispute to the Accounting Firm for resolution in accordance with the procedures described in Section 2.9(c) and Section 2.9(d). The calculation of the Post-Closing Prefunded Loan True-Up Amount that becomes final and binding on the Parties, as determined either through agreement of the Parties or the action of the Accounting Firm, in either case, pursuant to this Section 5.20, shall become the Post-Closing Prefunded Loan True-Up Amount. Not later than three (3) Business Days after the Post-Closing Prefunded Loan True-Up Amount becomes final and binding on the Parties as determined in this Section 5.20, the Seller shall pay or cause to be paid in cash to an account designated by Buyer an amount equal to (a) the product of (i) the Post-Closing Prefunded Loan True-Up Amount multiplied by (ii) the applicable Prefunded Loan Adjustment Rate minus (b) any amount previously paid by Seller under Section 2.9(e)(vi).

ARTICLE VI

CONDITIONS TO THE CLOSINGS

Section 6.1 Mutual Condition to Obligations of the Parties. The obligations of Buyer and Seller to consummate the transactions contemplated hereby and to effect each Closing shall be subject to the satisfaction, or mutual written waiver (to the extent permitted by Law), of there being, at the Effective Time, no (a) Law or injunction enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction (collectively, the “Legal Restraints”) that prevents, makes illegal, prohibits, restrains or enjoins the completion of the sale of the Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby or (b) Action pending by any Governmental Entity of competent jurisdiction that seeks any order, judgment or decree that would enjoin, prohibit, make illegal or prevent the applicable Closing.

Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby and to effect each applicable Closing shall be subject to the satisfaction, or written waiver by Buyer (to the extent permitted by Law), of the following conditions at the Effective Time:

(a) Representations and Warranties of Seller. The representations and warranties of Seller contained in:

(i) Section 3.1(a) and (b) (Due Organization), Section 3.2 (Authorization of Transaction), Section 3.11 (Title to Assets) and Section 3.12 (Brokers’ Fee) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Effective Time as though made on and as of such Effective Time; and

(ii) Article III (other than the Seller Fundamental Representations), without giving effect to any materiality or Material Adverse Effect qualifications therein, shall be true and correct as of the Effective Time as though made on and as of such Effective Time (except for representations and warranties that expressly speak as of a different specified date, which representations and warranties shall be so true and correct as of such specified date), except for such failures to be true and correct as would not have a Material Adverse Effect.

(b) Covenants of Seller. The covenants and agreements herein (other than those set forth in Section 5.17) that Seller is required hereby to perform or comply with at or prior to the Effective Time (solely to the extent that such covenant or agreement was required to be complied with by Seller prior to the Initial Closing) shall have been complied with in all material respects.

(c) Officer Certificate of Seller. Seller shall have delivered to Buyer a certificate of Seller, duly executed by an executive officer and dated as of the applicable Closing Date to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

Section 6.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby and to effect each applicable Closing shall be subject to the satisfaction, or written waiver by Seller (to the extent permitted by Law), of the following conditions at the Effective Time:

(a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained in:

(i) Section 4.1 (Due Organization), Section 4.2 (Authorization of Transaction), Section 4.11 (Brokers’ Fee), and Section 4.12 (No Buyer Equityholder Vote Required) (collectively, the “Buyer Fundamental Representations”) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Effective Time as though made on and as of such Effective Time; and

(ii) Article IV (other than Buyer Fundamental Representations), without giving effect to any materiality or similar qualifications therein, shall be true and correct as of the Effective Time as though made on and as of such Effective Time (except for representations and warranties that expressly speak as of a different specified date, which representations and warranties shall be so true and correct as of such specified date), except for such failures to be true and correct as would not, individually or in the aggregate, prevent or materially impair or materially delay Buyer’s ability to consummate the applicable transactions contemplated hereby on a timely basis.

(b) Covenants of Buyer. The covenants and agreements herein that Buyer is required hereby to perform or comply with at or prior to the Effective Time (solely to the extent that such covenant or agreement was required to be complied with by Buyer prior to the Initial Closing) shall have been complied with in all material respects.

(c) Officer Certificate of Buyer. Buyer shall have delivered to Seller a certificate of Buyer duly executed by an executive officer and dated as of the applicable Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

Section 6.4 Frustration of Condition. No Party may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3 to be satisfied if such failure was caused by, or shall have resulted from, such Party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions contemplated hereby as required by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement.

(a) This Agreement may be terminated at any time prior to the Initial Closing Date as follows:

(i) by mutual written consent of Buyer and Seller;

(ii) by either Seller or Buyer if the Initial Closing shall not have occurred on or before January 17, 2025 (the “Initial Outside Date”) (such Initial Outside Date to be extended by the duration of any Postponement Period under Section 2.7(e)), except that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to Seller or Buyer if such Party’s breach of any covenant or agreement contained herein (other than Seller’s covenants and agreements set forth in Section 5.17) shall have been the cause of, or shall have resulted in, the failure of the Initial Closing to occur on or prior to the Initial Outside Date;

(iii) by Seller if (A) there exists a breach of any representation or warranty of Buyer contained in Article IV such that the condition set forth in Section 6.3(a) would not be satisfied or (B) Buyer shall have breached any covenant or agreement contained herein to be performed by Buyer such that the condition set forth in Section 6.3(b) would not be satisfied and, in the case of clause (A) or (B), such breach is incapable of being cured by Buyer by the Initial Outside Date or has not been cured within sixty (60) Business Days after written notice thereof is delivered to Buyer; provided, that Seller is not then in breach of any representation, warranty or covenant contained in this Agreement, which such breach would give rise to a failure of the conditions set forth in either Section 6.2(a) or 6.2(b) to be satisfied (in the absence of a waiver (to the extent permitted by Law)) as of the Initial Closing Date;

(iv) by Buyer if (A) there exists a breach of any representation or warranty of Seller contained in Article III such that the condition set forth in Section 6.2(a) would not be satisfied or (B) Seller shall have breached any covenant or agreement contained herein to be performed by Seller such that the condition set forth in Section 6.2(b) would not be satisfied and, in the case of clause (A) or (B), such breach is incapable of being cured by Seller by the Initial Outside Date or has not been cured within sixty (60) Business Days after written notice thereof is delivered to Seller; provided, that Buyer is not then in breach of any representation, warranty or covenant contained in this Agreement, which such breach would give rise to a failure of the conditions set forth in either Section 6.3(a) or 6.3(b) to be satisfied (in the absence of a waiver (to the extent permitted by Law)) as of the Initial Closing Date; or

(v) by either Buyer or Seller if any Governmental Entity having jurisdiction over Seller or Buyer shall have issued a Legal Restraint that prevents, makes illegal, prohibits, restrains or enjoins the completion of the sale of the Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby, and such Legal Restraint shall have become final and non-appealable, except that the right to terminate this Agreement under this Section 7.1(a)(v) shall not be available to a Party whose failure to fulfill any covenant or agreement contained herein shall have been the cause of, or shall have resulted in, such Legal Restraint.

(b) The obligations of Seller and Buyer to consummate any Subsequent Closing may be terminated at any time after the Initial Closing as follows:

(i) by mutual written consent of Buyer and Seller;

(ii) by either Seller or Buyer if all of the Assumed Loans shall not have been acquired by, and conveyed, transferred or assigned to, Buyer or an Affiliate (or a designee) of Buyer on or before July 17, 2025 (the “Final Outside Date”) (such Final Outside Date to be extended by the duration of any Postponement Period under Section 2.7(e)), except that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to Seller or Buyer if such Party’s breach of any covenants or agreements contained herein (other than Seller’s covenants and agreements set forth in Section 5.17) shall have been the cause of, or shall have resulted in, the failure to sell, convey, transfer or assign any remaining Assumed Loans to Buyer or an Affiliate (or a designee) of Buyer on or prior to the Final Outside Date;

(iii) by Seller if (A) there exists a breach of any representation or warranty of Buyer contained in Article IV such that the condition set forth in Section 6.3(a) would not be satisfied or (B) Buyer shall have breached any covenant or agreement contained herein to be performed by Buyer such that the condition set forth in Section 6.3(b) would not be satisfied and, in the case of clause (A) or (B), such breach is incapable of being cured by Buyer by the Final Outside Date or has not been cured within sixty (60) Business Days after written notice thereof is delivered to Buyer; provided, that Seller is not then in breach of any representation, warranty or covenant contained in this Agreement, which such breach would give rise to a failure of the conditions set forth in either Section 6.2(a) or 6.2(b) to be satisfied (in the absence of a waiver (to the extent permitted by Law)) as of the Final Outside Date;

(iv) by Buyer if (A) there exists a breach of any representation or warranty of Seller contained in Article III such that the condition set forth in Section 6.2(a) would not be satisfied or (B) Seller shall have breached any covenant or agreement contained herein to be performed by Seller such that the condition set forth in Section 6.2(b) would not be satisfied and, in the case of clause (A) or (B), such breach is incapable of being cured by Seller by the Final Outside Date or has not been cured within sixty (60) Business Days after written notice thereof is delivered to Seller; provided, that Buyer is not then in breach of any representation, warranty or covenant contained in this Agreement, which such breach would give rise to a failure of the conditions set forth in either Section 6.3(a) or 6.3(b) to be satisfied (in the absence of a waiver (to the extent permitted by Law)) as of the Final Outside Date; or

(v) by either Buyer or Seller if any Governmental Entity having jurisdiction over Seller or Buyer shall have issued a Legal Restraint that prevents, makes illegal, prohibits, restrains or enjoins the completion of the sale of the Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby, and such Legal Restraint shall have become final and non-appealable, except that the right to terminate this Agreement under this Section 7.1(b)(v) shall not be available to a Party whose failure to fulfill any covenant or agreement contained herein shall have been the cause of, or shall have resulted in, such Legal Restraint.

Section 7.2 Effect of Termination.

(a) In the event of valid termination of this Agreement by a Party pursuant to and in accordance with Section 7.1(a), written notice thereof shall forthwith be given by the terminating Party to the other Party in accordance with Section 10.6, and this Agreement shall thereupon terminate and become void and have no force or effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties, except that (i) the provisions of Section 5.3, Section 5.4, Section 5.17(f), this Section 7.2(a) and Article X, the Limited Guarantee (to the extent applicable) and the Confidentiality Agreement shall survive the termination hereof, (ii) neither Party shall be relieved or released from any liabilities or damages arising out of Fraud and (iii) neither Party shall be relieved or released from any liabilities or damages (up to the Total Purchase Price) arising out of any Intentional Breach.

(b) In the event of valid termination of the obligations to effect any Subsequent Closing by either Party pursuant to and in accordance with Section 7.1(b), written notice thereof shall forthwith be given by the terminating Party to the other Party in accordance with Section 10.6, and the obligations to effect any Subsequent Closing shall thereupon terminate and become void and have no force or effect, except that (i) neither Party shall be relieved or released from any liabilities or damages arising out of Fraud and (ii) neither Party shall be relieved or released from any liabilities or damages (up to the Total Purchase Price) arising out of any Intentional Breach.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Obligations of Seller.

(a) From and after the Initial Closing, subject to the terms of this Article VIII and Section 10.1, except in respect of Taxes (indemnification in respect of Taxes being governed as set forth in Article IX), Seller agrees to indemnify and hold harmless Buyer and Buyer’s Affiliates and each of their respective members, managers, partners, directors, officers and employees (in their capacity as such) and their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) (provided that no Person shall be a Buyer Indemnified Party solely by virtue of its being a party to any Securitization Transaction) from Losses actually incurred by any Buyer Indemnified Party arising from any:

(i) breach of any of the representations or warranties of Seller in Article III (solely in respect of the Transferred Assets and Liabilities) either as of the date hereof or as of the Effective Time as though made on and as of such Effective Time (or such other date as of which such representations or warranties expressly speak);

(ii) breach of any of the covenants or other agreements of Seller herein; or

(iii) Excluded Assets, Excluded Businesses or Retained Liabilities (in the case of Retained Liabilities, other than for Taxes related to any Pre-Closing Tax Period, which shall be governed by Article IX).

(b) Seller shall not be required to provide indemnification to any Buyer Indemnified Party:

(i) pursuant to Section 8.1(a)(i) (other than with respect to Fraud, Seller Fundamental Representations, breach of Section 3.5 or breach of Section 3.7(c)) unless the aggregate amount of Losses (excluding any claims that are not indemnifiable pursuant to Section 8.1(b)(ii)) actually incurred by the Buyer Indemnified Parties in respect of all claims against Seller for indemnification under Section 8.1(a)(i) (other than with respect to Fraud, Seller Fundamental Representations, breach of Section 3.5 or breach of Section 3.7(c)), exceeds an amount equal to one and one half percent (1.5%) of the Total Purchase Price (the “Deductible”), and then the Buyer Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Deductible;

(ii) for any single claim or aggregated claims arising out of substantially similar events, facts or circumstances under Section 8.1(a)(i) (other than with respect to Fraud, Seller Fundamental Representations, breach of Section 3.5(a) or breach of Section 3.5(b)) unless the amount of such claim or aggregated claims arising out of substantially similar events, facts or circumstances exceeds one hundred thousand dollars ($100,000) (the “De Minimis Amount”); and

(iii) pursuant to Section 8.1(a)(i) (solely in respect of breaches of Section 3.5 or Section 3.7(c) (other than with respect to Fraud)) until the aggregate amount of Losses actually incurred by the Buyer Indemnified Parties in respect of all claims against Seller for indemnification under Section 8.1(a)(i) (solely in respect of breaches of Section 3.5 or Section 3.7(c) (other than with respect to Fraud)), exceeds seven million five hundred thousand dollars ($7,500,000), and then the Buyer Indemnified Parties shall be entitled to indemnification for only the amount in excess of such amount.

(c) In no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties:

(i) pursuant to Section 8.1(a)(i) (other than with respect to Fraud, Seller Fundamental Representations, breach of Section 3.5 or breach of Section 3.7(c)), exceed an amount equal to eight percent (8%) of the Total Purchase Price (the “Cap”);

(ii) pursuant to Section 8.1(a)(i), regarding a breach of any representation and warranty set forth in Article III in respect of any individual Assumed Loan (other than with respect to Fraud), exceed the amount actually paid by Buyer for such Assumed Loan pursuant to the terms of this Agreement; and

(iii) pursuant to Section 8.1(a)(i), regarding a breach of Section 3.5 (other than Section 3.5(a) or Section 3.5(b)), exceed an amount equal to an additional two percent (2%) (which shall be incremental to the Cap) of the Total Purchase Price, payable, if at all, only after an amount equal to the Cap has been paid in respect of claims under Section 8.1(a)(i).

(d) Notwithstanding anything herein to the contrary, in no event shall the aggregate liability of Seller and its Affiliates under Section 8.1(a)(i) (other than with respect to Fraud) and Section 8.1(a)(ii) be greater than the Total Purchase Price.

Section 8.2 Obligations of Buyer.

(a) From and after the Initial Closing, subject to the terms of this Article VIII and Section 10.1, except in respect of Taxes (indemnification in respect of Taxes being governed as set forth in Article IX), Buyer agrees to indemnify and hold harmless Seller and its Affiliates and each of their respective members, managers, partners, directors, officers and employees (in their capacity as such) and their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from Losses actually incurred by any Seller Indemnified Party arising from:

(i) any breach of any of the representations or warranties of Buyer in Article IV either as of the date hereof or as of the Effective Time as though made on and as of such Effective Time (or such other date as of which such representations or warranties expressly speak);

(ii) any breach of any of the covenants or other agreements of Buyer in this Agreement;

(iii) any Transferred Assets and Liabilities (in the case of Assumed Liabilities, other than for Taxes related to any Post-Closing Tax Period, which shall be governed by Article IX); or

(iv) Buyer’s Ownership or Operation of the Business.

(b) Buyer shall not be required to provide indemnification to any Seller Indemnified Party:

(i) pursuant to Section 8.2(a)(i) (other than with respect to Fraud or any Buyer Fundamental Representation) unless the aggregate amount of Losses (excluding any claims that are not indemnifiable pursuant to Section 8.2(b)(ii)) actually incurred by the Seller Indemnified Parties in respect of all claims against Buyer for indemnification under Section 8.2(a)(i) (other than with respect to Fraud or any Buyer Fundamental Representation) exceeds the Deductible, and then the Seller Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Deductible; and

(ii) for any single claim or aggregated claims arising out of substantially similar events, facts or circumstances under Section 8.2(a)(i) (other than with respect to Fraud or any Buyer Fundamental Representation) unless the amount of such claim or aggregated claims arising out of substantially similar events, facts or circumstances exceeds the De Minimis Amount.

(c) In no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to Section 8.2(a)(i) (other than with respect to Fraud) exceed an amount equal to the Cap.

(d) Notwithstanding anything herein to the contrary, in no event shall the aggregate liability of Buyer and its Affiliates under Section 8.2(a)(i) (other than with respect to Fraud) and Section 8.2(a)(ii) be greater than the Total Purchase Price.

Section 8.3 Indemnification Procedures.

(a) In the event that any Action is threatened in writing (or, to the Indemnified Party’s actual knowledge, otherwise threatened) or commenced by a Third Party (a “Third-Party Claim”) involving any Action for which a Party may be required to provide indemnity (an “Indemnifying Party”) pursuant hereto (other than pursuant to Section 9.1, which shall be handled in accordance with Article IX) to any Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) (an “Asserted Liability”), the Indemnified Party shall promptly notify (but in any event within fifteen (15) days of the Indemnified Party first becoming aware of the Third-Party Claim, or such shorter period of time within which a response or action may be required or advisable by counsel (taking into account the Indemnifying Party’s reasonably required time to prepare such response or action)) the Indemnifying Party of such Asserted Liability in a writing that (i) describes such Asserted Liability in reasonable detail (including the facts underlying each particular claim and an identification of all the particular sections hereof pursuant to which indemnification is being sought); (ii) attaches copies of any written demand upon which such Asserted Liability is based (if any); and (iii) sets forth the estimated amount (broken down by each individual claim) for which the Indemnified Party may be liable (the “Claim Notice”); provided that no delay on the part of the Indemnified Party in giving any Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder, unless and only to the extent the Indemnifying Party is damaged or prejudiced by such delay. The Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third-Party Claim and all other information with respect to the Third-Party Claim as the Indemnifying Party may reasonably request.

(b) The Indemnifying Party shall have sixty (60) days from its receipt of a Claim Notice that complies with the requirements set forth herein (the “Notice Period”) to notify the Indemnified Party that the Asserted Liability may be subject to indemnification under this Article VIII (subject to the limitations set forth in this Article VIII) and whether the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and with counsel of its own choosing that is reasonably satisfactory to the Indemnified Party to assume and control the defense of an Asserted Liability; provided that if a Third-Party Claim (i) seeks a finding or admission of criminal liability by the Indemnified Party or any of its Affiliates or (ii) seeks injunctive or other non-monetary relief that, if granted, would adversely affect the Indemnified Party or any of its Affiliates, then the Indemnified Party shall be entitled to assume and control the defense of such Third-Party Claim (and the reasonable and documented out-of-pocket fees and expenses of counsel and other reasonable and documented out-of-pocket expenses incurred by the Indemnified Party are indemnifiable Losses) and the Indemnifying Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing (at the Indemnifying Party’s sole cost and expense). Notwithstanding anything herein to the contrary, in the event of any Asserted Liability in respect of, relating to, arising out of or in connection with the Consent Order or an Action by a Governmental Entity, Seller and its Affiliates shall have the right to assume and control the defense of such Asserted Liability. The Indemnified Party shall take any actions reasonably necessary to defend such Third-Party Claim prior to the time that it receives a notice from the Indemnifying Party whether the Indemnifying Party desires to assume and control the defense of an Asserted Liability (and the reasonable and documented out-of-pocket fees and expenses of counsel and other reasonable and documented out-of-pocket expenses incurred by the Indemnified Party are indemnifiable Losses).

(c) If the Indemnifying Party undertakes to assume and control the defense of an Asserted Liability within the Notice Period, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement that (i) does not contain a full and final release of the Indemnified Party from the subject matter of such Asserted Liability and settlement, (ii) provides for any criminal liability or injunctive or other non-

monetary relief against the Indemnified Party, (iii) involves any finding or admission by the Indemnified Party of any violation of Law or (iv) involves any relief against the Indemnified Party other than monetary damages paid in full by the Indemnifying Party. If the Indemnifying Party undertakes to assume and control the defense of an Asserted Liability within the Notice Period, the Indemnifying Party shall have the sole right to control the defense of such Asserted Liability, including the appointment, removal or replacement of counsel at its sole discretion, and the Indemnified Party shall fully cooperate with and assist the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, including by promptly (A) executing and delivering documents, (B) procuring potential witnesses and witness statements, (C) furnishing documentary evidence to the extent available to it or its Affiliates and (D) providing access to any other relevant party, including any employees or agents of, or advisers to, the Indemnifying Party as reasonably needed, to ensure the proper and adequate defense of such Asserted Liability. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend only if the Indemnified Party unconditionally releases the Indemnifying Party from any and all Liabilities as part of any such settlement. In the event that the Indemnified Party exercises its right to settle an Asserted Liability in accordance with the immediately preceding sentence, then the Indemnified Party irrevocably and unconditionally waives any right to indemnification by the Indemnifying Party with respect to such Asserted Liability. Notwithstanding an election by the Indemnifying Party to assume and control the defense of an Asserted Liability, the Indemnified Party shall have the right to employ separate legal counsel, at the sole cost and expense of the Indemnified Party (which shall not constitute a Loss), and to participate in the defense of such Asserted Liability; provided, however, that the Indemnifying Party shall pay the reasonable and documented out-of-pocket fees and expenses of separate counsel if the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with defending such Asserted Liability or the Indemnified Party shall have been advised by counsel that (A) there are defenses available to the Indemnified Party that are not available to the Indemnifying Party or (B) there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel to the extent such Asserted Liability is subject to indemnification or reimbursement under this Article VIII.

(d) If the Indemnifying Party does not undertake to assume and control the defense against such Asserted Liability within the Notice Period, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense of the Asserted Liability (with the associated out-of-pocket reasonable costs and expenses of the Indemnified Party counting as a Loss) and may take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant hereto, except that the Indemnified Party shall not enter into any settlement of an Asserted Liability without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). If an Indemnified Party settles an Asserted Liability it is defending pursuant to this Section 8.3(d) without obtaining the Indemnifying Party’s written consent to such settlement in violation of the immediately preceding sentence, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such Asserted Liability. In any event, the Indemnified Party and its counsel shall keep the Indemnifying Party informed of all developments relating to any such Asserted Liability, including by promptly providing copies of all relevant correspondence and documentation relating thereto.

(e) In the event that any Indemnified Party has a claim against any Indemnifying Party under this Article VIII for Losses not involving a Third-Party Claim that such Indemnified Party believes gives rise to a claim for indemnification in accordance with the terms of this Article VIII (a “Direct Claim”), the Indemnified Party shall promptly notify (but in any event within fifteen (15) days of the Indemnified Party first becoming aware of the facts or circumstances underlying such Direct Claim) the Indemnifying Party of such Losses in a writing that meets the requirements set forth in Section 8.3(a); provided that no delay on the part of the Indemnified Party in giving any notice pursuant to this Section 8.3(e) shall relieve the Indemnifying Party of any indemnification obligation hereunder unless and only to the extent the Indemnifying Party is damaged or prejudiced by such delay.

Section 8.4 Mitigation.

(a) Except to the extent (and only the extent) prohibited by applicable Law, each Indemnified Party shall use reasonable best efforts to mitigate any Loss upon and after obtaining knowledge of any event that would reasonably be expected to give rise to any Loss. Except to the extent (and only the extent) prohibited by applicable Law, in the event that an Indemnified Party shall fail to use such reasonable best efforts to mitigate any such Loss, then, notwithstanding anything herein to the contrary, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Losses that could reasonably be expected to have been avoided if all Indemnified Parties had made such efforts.

(b) If an Indemnifying Party makes any payment pursuant to this Article VIII in respect of Losses for which an Indemnified Party has a right to recover against a Third Party (including any insurance company in its capacity as an insurer), such Indemnified Party shall, to the extent reasonably requested by the Indemnifying Party, use reasonable best efforts to seek recovery from such Third Party on such Indemnifying Party’s behalf and shall pay any amounts actually recovered to the Indemnifying Party, in each case, net of any costs and expenses (including any resulting increase in insurance premiums) incurred by the Indemnified Party in connection with seeking such recovery.

Section 8.5 Damages Limitation.

(a) In no event shall Seller, Buyer or their respective Affiliates be liable under this Article VIII for any (i) punitive or exemplary damages or (ii) special, indirect or consequential damages of any kind or nature to the extent neither the direct nor reasonably foreseeable result of the event giving rise thereto (in each case of clauses (i) and (ii), other than any such damages that are actually awarded or approved by a court of competent jurisdiction or other Governmental Entity and actually paid or payable by an Indemnified Party in respect of any Third-Party Claim or to any Governmental Entity in connection with any order, decree or other finding thereof or settlement therewith): provided, however, that nothing in this Section 8.5(a) shall limit any Indemnified Party’s recovery for direct damages under Section 8.1(a)(iii) in respect of Section 2.4(f).

(b) In no event shall Seller, Buyer or any of their respective Affiliates be liable under this Article VIII for lost profits, opportunity costs, damages to business reputation, diminution in value or damages based upon a multiple of earnings, revenues or similar financial measure, unless under Law such lost profits, opportunity costs, damages to business reputation, diminution in value, or such other damages would be recoverable or such damages are actually awarded or approved by a court of competent jurisdiction or other Governmental Entity and actually paid or payable by an Indemnified Party in respect of any Third-Party Claim or to any Governmental Entity in connection with any order, decree or other finding thereof or settlement therewith: provided, however, that nothing in this Section 8.5(b) shall limit any Indemnified Party’s recovery for direct damages under Section 8.1(a)(iii) with respect to Section 2.4(f).

(c) Notwithstanding anything herein to the contrary, in no event shall Seller or any of its Affiliates be liable under this Article VIII for any Losses incurred or borne by Buyer or any of its Affiliates arising out of or in connection with any Securitization Transaction, including its or their failure or inability to complete any Securitization Transaction; provided, however, that the foregoing shall not apply to bar recovery by any Buyer Indemnified Party for Losses arising out of or in connection with (i) a breach by Seller of any representation and warranty set forth in Article III or (ii) any information regarding Seller or the Purchased Assets that is expressly provided by Seller or any of its Affiliates or its counsel to Buyer or any of its Affiliates (or any of their respective Representatives) in writing expressly for inclusion in any offering materials prepared by or on behalf of or utilized by Buyer or its Affiliates or any of their respective Representatives in connection with any Securitization Transaction.

(d) For purposes of determining under this Article VIII whether there has been a breach of any representation or warranty contained in Article III or Article IV (and for purposes of determining the amount of Losses resulting under this Article VIII), all qualifications or exceptions therein referring to the terms “material”, “materiality”, “in all material respects” or “Material Adverse Effect” shall be disregarded.

(e) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement, including any remediation under the Servicing Agreement.

(f) In no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VIII to the extent any Losses were attributable to such Indemnified Party’s own gross negligence or willful misconduct.

(g) No Indemnified Party shall be entitled to any recovery pursuant to this Article VIII for a Loss to the extent the amount of such Loss has been included in the calculation of the Post-Closing Adjustment or asserted in any Post-Closing Adjustment dispute pursuant to Section 2.9.

(h) The Indemnified Parties’ right to be indemnified pursuant to this Article VIII shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Party (including by any of its representatives) or by reason of the fact that such Indemnified Party or any of its representatives knew or should have known at any time that any such representation or warranty is, was or might be inaccurate.

Section 8.6 Sole Remedy. After the Effective Time, the provisions of this Article VIII and Article IX shall constitute the sole and exclusive remedy of the Parties against each other with respect to any and all matters arising out of, resulting from or relating to this Agreement or the Ancillary Agreements (other than the Servicing Agreement), including any breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement or the Ancillary Agreements (other than the Servicing Agreement), in each case, except (a) arising from Fraud, (b) pursuant to Section 10.14 and (c) for the adjustments covered by Section 2.9 (to which this Article VIII and Article IX shall not apply).

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Indemnification.

(a) Seller shall be responsible for and shall indemnify and hold the Buyer Indemnified Parties harmless from and against any Taxes (i) of Seller or any of its Affiliates, (ii) attributable to or imposed on (A) any Purchased Assets with respect to the applicable Pre-Closing Tax Period or (B) the private student Loan origination, marketing, servicing, refinancing and consolidation business of Seller and (iii) attributable to a breach by Seller of any of its covenants or agreements in this Agreement. Notwithstanding the foregoing, Seller shall not be responsible for and shall not indemnify and hold the Buyer Indemnified Parties harmless from or against any Taxes (x) related to any action outside the Ordinary Course of Business with respect to any Purchased Assets or portion of Buyer’s Ownership or Operation of the Business after the Effective Time by Buyer or any of its Affiliates (other than any such action expressly required or permitted by this Agreement or required by Law) (a “Buyer Tax Act”) or (y) for which Buyer is responsible under Section 9.1(b).

(b) Buyer shall be responsible for, and shall indemnify and hold the Seller Indemnified Parties harmless from and against any (i) Taxes attributable to or imposed on (A) any Purchased Assets with respect to the applicable Post-Closing Tax Period or (B) Buyer’s Ownership or Operation of the Business, (ii) Transfer Taxes borne by Buyer pursuant to Section 9.3 and (iii) Taxes attributable to a Buyer Tax Act or any breach by Buyer or any of its Affiliates of any covenant or agreement under this Agreement.

(c) For purposes of this Section 9.1, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending before the applicable Closing Date shall be: in the case of Taxes (i) that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended as of the close of business on the day immediately preceding such Closing Date, and (ii) imposed on a periodic basis without regard to income, receipts, payroll or sales with respect to the Purchased Assets, deemed to be the entire amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending before such Closing Date and the denominator of which is the number of calendar days in the entire period.

(d) Whenever in accordance with this Section 9.1 Seller shall be required to pay Buyer an amount pursuant to Section 9.1(a) or Buyer shall be required to pay Seller an amount pursuant to Section 9.1(b), such payments shall be made by thirty (30) days after such payments are requested or ten (10) days before the requesting Party is required to pay the related Tax liability, whichever is earlier.

Section 9.2 Tax Returns.

(a) Except as otherwise required by Law, Seller shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns with respect to any Purchased Assets for any taxable period which ends prior to the applicable Closing Date or with respect to the private student Loan origination, marketing, servicing, refinancing and consolidation business of Seller. Except as otherwise required by Law, Buyer shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns with respect to the Purchased Assets for taxable periods ending on or after such Closing Date (other than any Seller Group Return) or with respect to the private student Loan origination, marketing, servicing, refinancing and consolidation business of Seller; provided that, with respect to any such Tax Returns relating to the Purchased Assets for a Straddle Period, such Tax Returns shall be prepared and all elections with respect to such Tax Returns shall be made, to the extent permitted by Law, in a manner consistent with Seller’s past practice. Before filing any Tax Return relating to the Purchased Assets with respect to any Straddle Period, Buyer shall provide Seller with a copy of such Tax Return at least thirty (30) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Seller’s indemnification obligation, if any, pursuant to Section 9.1(a). If for any reason Seller does not agree with Buyer’s calculation of its indemnification obligation, Seller shall notify Buyer of its disagreement within fifteen (15) Business Days of receiving a copy of the Tax Return and Buyer’s calculation. If the Parties are unable to resolve any dispute prior to the due date of such Tax Return (giving effect to valid extensions), Buyer shall file the Tax Return as originally prepared (but, reflecting any items on which the Parties have agreed) and shall later amend such Tax Return if necessary following the resolution of such dispute pursuant to the method set forth in Section 9.6. If Seller agrees with Buyer’s calculation of its indemnification obligation, Seller shall pay to Buyer the amount of Seller’s indemnification at the time specified in Section 9.1(d). Notwithstanding anything herein to the contrary, Seller shall be entitled to prepare in all respects, and neither Buyer nor any of its Affiliates shall be entitled to receive a copy of or comment on, any Seller Group Return.

(b) Except in the case of any Seller Group Return, Buyer shall not amend, refile or otherwise modify any Tax Return with respect to the Purchased Assets for any Pre-Closing Tax Period or any Straddle Period without the prior written consent of Seller, which shall not be unreasonably withheld, delayed or conditioned.

Section 9.3 Transfer Taxes. All Tax Returns with respect to Transfer Taxes incurred in connection with or as a consequence of the transfer of the Purchased Assets shall be timely filed by the Party responsible for such filing under Law, and all such Transfer Taxes (and all reasonable out-of-pocket costs for preparation of such Tax Returns) shall be borne by Buyer. Buyer and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by Law. If Seller pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by any Governmental Entity, Buyer will reimburse Seller for the amount of such Transfer Tax within ten (10) days of Seller’s written demand therefor.

Section 9.4 Tax Contests. Buyer shall promptly, and in any event within ten (10) days of receipt, notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened Tax audits, examinations or assessments which, if successful, could result in an indemnity payment pursuant to Section 9.1(a) (a “Tax Claim”). Notwithstanding anything herein to the contrary, Seller shall have the right to control any Tax Claim. If Seller chooses not to control such Tax Claim, Buyer may defend the same in such manner as it may deem appropriate and Seller shall have the right to participate in such Tax Claim. The Party controlling a Tax Claim shall in any event keep the other Party informed of the progress of such Tax Claim, shall promptly provide such other Party with copies of all material documents (including material notices, protests, briefs, written rulings and determinations and correspondence) pertaining to such Tax Claim and shall not settle such Tax Claim without such other Party’s advance written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Seller shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in or have consent rights with respect to, the defense of any Tax Claim that relates to any Seller Group Return.

Section 9.5 Refunds. Seller shall be entitled to any Tax refunds (including any interest in respect thereof) that are received by Buyer and any amounts credited against Tax to which Buyer becomes entitled (including by way of any amended Tax Returns) that (a) are attributable to the Purchased Assets for any Pre-Closing Tax Period or (b) relate to the private student Loan origination, marketing, servicing, refinancing and consolidation business of Seller, and Buyer shall pay to Seller the amount of any such refund or credit within fifteen (15) days after receipt of such refund or entitlement to such credit, net of all reasonable out-of-pocket expenses (including Taxes) of Buyer incurred as a result of such receipt and without interest. Buyer shall, at Seller’s sole cost and expense, use its reasonable best efforts to cooperate in obtaining any refund that Seller reasonably believes should be available, including through filing appropriate amended Tax Returns with the applicable Tax Authorities.

Section 9.6 Resolution of All Tax Related Disputes. Except as otherwise set forth herein, with respect to any dispute or a disagreement relating to Taxes between the Parties, the Parties shall cooperate in good faith to resolve such dispute between them; but if the Parties are unable to resolve such dispute, the Parties shall submit the dispute to the Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. The costs, fees and expenses relating to any dispute as to the amount of Taxes owed by either Party shall be paid by Buyer, on the one hand, and Seller, on the other hand, in proportion to each such Party’s respective liability for the portion of the Taxes in dispute, as determined by the Accounting Firm. In all other cases, costs fees and expenses shall be shared equally by Seller and Buyer.

Section 9.7 Cooperation, Exchange of Information and Record Retention. Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall cooperate and (at the expense of the requesting party) provide to each other such information and assistance as may reasonably be requested in connection with the (i) preparation of any Tax Return relating to the private student Loan origination, marketing, servicing, refinancing and consolidation business, (ii) conduct of any audit or other examination by any Tax Authority relating to any liability for Taxes relating to the private student Loan origination, marketing, servicing, refinancing and consolidation business, and (iii) prosecution or defense of any action, claim, investigation, suit or arbitration relating to any Tax Return relating to the private student Loan origination, marketing, servicing, refinancing and consolidation business. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such action, claim, investigation, suit or arbitration and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that, notwithstanding anything herein to the contrary, Seller shall not be required to provide Buyer and its Affiliates with access to or copies of any of its or its Affiliates’ Tax Returns, including Seller Group Returns, or its Tax-related work papers.

Section 9.8 Conflict and Survival. The covenants and agreements of the Parties set forth in this Article IX shall survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to valid extensions). This Article IX shall exclusively govern all indemnification claims with respect to Taxes.

Section 9.9 Adjustment to Purchase Price. For all Tax purposes, unless otherwise required by Law, any payment by Buyer or Seller made under Article VIII or this Article IX shall be treated as an adjustment to the Purchase Price.

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival.

(a) The representations and warranties contained in Articles III and IV and any certificate delivered in connection herewith, and the right to commence any claim with respect thereto (other than a claim for Fraud, which shall not be time-bound), shall survive the Effective Time and terminate on the fifteen (15) month anniversary of each applicable Closing (with respect to such Closing), except that the Fundamental Representations shall survive the Effective Time and shall terminate on the three (3) year anniversary of the Initial Closing Date.

(b) All covenants and agreements contained herein that by their terms are to be performed, in whole or in part, or which prohibit actions subsequent to the Effective Time shall survive the Effective Time only until: (i) if a term is specified in such covenant or agreement, the earlier of the (A) expiration of the term of such covenant or agreement or (B) time such covenant or other agreement is fully performed or (ii) if no such term is specified, the earlier of the (A) applicable statute of limitations or (B) time such covenant or other agreement is fully performed; provided that the covenants and agreements referred to in Section 9.8 shall survive for the period specified therein. All other covenants and agreements contained herein shall not survive the Effective Time and shall terminate at the Effective Time.

(c) Any claim for indemnity under this Agreement with respect to any breach of representations, warranties, covenants or agreements not made within the periods specified in Sections 10.1(a) and 10.1(b) shall be deemed time-barred, and no such claim shall be made after the periods specified in Sections 10.1(a) and 10.1(b), except if written notice of a claim for indemnification under Section 8.1(a) or 8.2(a) shall have been duly provided to Seller or Buyer in accordance with Section 8.3(a), as applicable, within the applicable survival period and in good faith, then any representations, warranties, covenants or agreements that are the subject of such claim that would otherwise terminate as set forth above shall survive as to such claim (and only such claim) until such time as such claim is fully and finally resolved.

(d) Following the termination of a representation, warranty, covenant or other agreement in accordance with Section 10.1(a)–(c), no Action (other than for Fraud) may be initiated by any Indemnified Party with respect thereto, regardless of any statute of limitations period that would otherwise apply.

Section 10.2 Assignment; Binding Effect. This Agreement and the rights and obligations hereunder are not assignable by either Party, unless such assignment is consented to in writing by the other Party; provided that Seller may, without the consent of Buyer, assign any or all of its rights or obligations hereunder, to (a) any of its Affiliates or (b) an acquiror of Seller or all or substantially all of the assets of Seller; provided, further, that Buyer may, without the consent of Seller, assign any or all of its rights or obligations hereunder to (i) any one or more of its direct or indirect equityholders or its or their respective Affiliates, (ii) any Debt Financing Source pursuant to the terms of any Debt Commitment Letter (and any definitive documentation to be entered into in connection with the transactions contemplated thereby) or any Financing for purposes of creating a security interest herein or otherwise assigning as collateral to secure obligations under any Debt Commitment Letter or a Financing, or (iii) solely with respect to the assignment of Buyer’s rights hereunder, any SPE Assignee. No assignment pursuant to any proviso in the immediately preceding sentence shall (A) be permitted if such assignment would reasonably be expected to (1) prevent or materially impair or materially delay any Closing or (2) create or increase any obligation to withhold from any amount otherwise payable pursuant to this Agreement or (B) relieve the assigning party of any of its obligations hereunder and no such assignment shall affect the obligations of (1) any Person who has committed to provide Equity Financing under the applicable Equity Commitment Letter or (2) the Guarantors under the Limited Guarantee, subject, in each case, to the terms thereof. Subject to the two immediately preceding sentences, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any purported assignment in violation of this Section 10.2 shall be null and void ab initio.

Section 10.3 Choice of Law. This Agreement and all Actions (whether based on contract, tort, or otherwise) arising out of, relating to, or in connection with this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof (including any Action involving any Debt Financing Sources), shall be interpreted and enforced in accordance with and governed by the internal Laws of the State of New York without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) regardless of the Laws that might otherwise govern under applicable principles of conflict of law thereof; provided that matters concerning the internal corporate affairs of Seller that are required, pursuant to Law, to be governed by the Laws of the State of Delaware shall be so governed thereby.

Section 10.4 Bulk Sales Law. Each of the Parties irrevocably waives compliance by any other Party with the provisions of “bulk sales,” “bulk transfer” or similar Laws of any state within the U.S. or any foreign jurisdiction that may otherwise be applicable with respect to any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 10.5 Jurisdiction; Service of Process; WAIVER OF JURY TRIAL.

(a) With respect to any Action resulting from, relating to or arising out of this Agreement (including any Action involving any Debt Financing Sources), each Party irrevocably and unconditionally submits itself and its properties and assets to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Court of Chancery of the State of Delaware or, if such court will not accept jurisdiction, the Superior Court of the State of Delaware.

(b) In any such Action, each Party irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (i) any claim that it is not subject to the jurisdiction of such courts, (ii) that its assets or property is exempt or immune from attachment or execution in any such Action in such courts, (iii) that such Action is brought in an inconvenient forum, (iv) that the venue of such Action is improper, or (v) that such Action should be transferred or removed to any court other than such courts, or should be stayed by reason of the pendency of some other proceeding in any court other than such courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. With respect to any Action resulting from, relating to or arising out of this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof, neither Party shall commence any such Action other than before such courts. Each Party agrees that any final and non-appealable judgment against a Party in connection with any such Action shall be conclusive and binding on such Party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(c) With respect to any Action for which it has submitted to jurisdiction pursuant to this Section 10.5, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 10.6. Nothing in this Section 10.5 shall affect the right of either Party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (i) constitute submission to jurisdiction or general consent to service of process in the State of New York or, if applicable, the State of Delaware for any purpose except with respect to any Action resulting from, relating to or arising out of this Agreement or (ii) be deemed to confer any rights on any Person, other than the Parties.

(d) TO THE EXTENT NOT PROHIBITED BY LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS (INCLUDING ANY ACTION INVOLVING DEBT FINANCING SOURCES), WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HEREBY AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS (INCLUDING ANY ACTION INVOLVING DEBT FINANCING SOURCES). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) THE OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(d).

Section 10.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally or sent by electronic mail (provided that no “error message” or other notification of non-delivery is auto-generated), (b) one (1) Business Day after being sent by overnight courier service (providing written proof of delivery) or (c) three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with postage prepaid to the Persons at the following addresses (or at such other address as shall be specified by like notice):

If to Buyer, to:

c/o Santiago Holdings GP, LLC

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, D.C. 20004

Attn: Akhil Bansal

Email: [*]

with a required copy to:

c/o Santiago Holdings GP, LLC

c/o KKR Credit Advisors (US) LLC

30 Hudson Yards

New York, New York 10001

Attn: R.J. Madden

Email: [*]

with copies, which shall not constitute notice, to:

Sidley Austin LLP

2021 McKinney Avenue, Suite 2000

Dallas, TX 75201

Attn: Ryan Scofield; T.J. Gordon; Megan Roberts; Courtney Gilberg

Email: [*]

If to Seller, to:

Discover Bank

2500 Lake Cook Road

Riverwoods, IL 60015

Attn: Nicole Straub

Email: [*]

with copies, which shall not constitute notice, to:

Discover Bank

2500 Lake Cook Road

Riverwoods, IL 60015

Attn: Hope Mehlman

Email: [*]

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn: Jeffrey A. Brill; June S. Dipchand

Email: [*]

Section 10.7 Headings. The table of contents and headings contained herein are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained herein.

Section 10.8 Fees and Expenses. Except as otherwise specified in herein (including Section 2.5(a), Section 2.7(f), Section 2.9(d), Section 5.3(a), Section 5.4, Section 5.5, Section 5.6, Section 5.12, Section 5.17(f), Section 8.3, Section 9.5, Section 9.6 and Section 9.7) and the Ancillary Agreements, each Party or its Affiliates shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 10.9 Entire Agreement. This Agreement, the Seller Disclosure Letter, the Buyer Disclosure Letter, the Ancillary Agreements and the Limited Guarantee, all of which arise out of, and relate to, the same underlying transactions, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and communications, written or oral, between the Parties with respect to such subject matter, except that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 10.10 Interpretation.

(a) When a reference is made herein to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(c) Unless the context requires otherwise, words using the singular or plural number herein also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its successors and permitted assigns.

(d) References herein to (i) “dollars” or “$” are to U.S. dollars and (ii) “U.S.” are to the United States of America.

(e) The terms “hereof,” “herein,” “herewith,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(f) References herein to any statute or code shall be deemed to refer to such statute or code as amended from time to time and to any rules or regulations promulgated thereunder. Notwithstanding the foregoing, for purposes of any representations and warranties herein that are made as of a specific date, references to any statute or code shall be deemed to refer to such statute or code, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date.

(g) The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise appears, shall be deemed to refer to the date set forth in the first paragraph hereof.

(h) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise.

(i) Any reference herein to “provided to” or “made available” to Buyer or its Affiliates or its or their Representatives means a document or other information that was provided or made available to Buyer or its Affiliates or its or their Representatives in any “virtual data room” (including the VDR) at least one (1) day prior to execution hereof.

(j) All terms (i) used herein with initial capital letters have the meanings ascribed to them herein, unless otherwise specified herein, and (ii) defined herein will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise specified therein.

(k) Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified. If the last day of the time period for the giving of any notice or the taking of any action required hereunder falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such.

(l) Notwithstanding anything herein or in any Ancillary Agreement to the contrary, nothing in this Agreement or any Ancillary Agreement shall require Buyer, Seller or any of their respective Affiliates to disclose, make available or provide to any Person any confidential supervisory information (including confidential supervisory information of the Federal Reserve, non-public exempt records of the FDIC and confidential supervisory information of the CFPB).

Section 10.11 Disclosure. The Seller Disclosure Letter and Buyer Disclosure Letter, as applicable, shall set forth, among other things, items the disclosure of which is called for by this Agreement, either in response to a disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the (a) Seller Disclosure Letter will not be deemed an admission by Seller that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event, effect or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item constitutes noncompliance with, or a violation of, any Law, permit or Contract or other topic to which such disclosure is applicable or (b) Buyer Disclosure Letter will not be deemed an admission by Buyer that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact or that such item constitutes noncompliance with, or a violation of, any Law or other topic to which such disclosure is applicable. Any matter disclosed in any Section or subsection of the (i) Seller Disclosure Letter shall be considered disclosed with respect to each other Section or subsection of such Seller Disclosure Letter to which it is reasonably apparent on its face that such matter would pertain and (ii) Buyer Disclosure Letter shall be considered disclosed with respect to each other Section or subsection of such Buyer Disclosure Letter to which it is reasonably apparent on its face that such matter would pertain.

Section 10.12 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by the Parties. Except as otherwise provided herein, any failure of either Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything to the contrary contained herein, the Debt Financing Source Provisions (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any Debt Financing Source Provisions) may not be amended, modified, waived or terminated in a manner that adversely impacts in any respect the Debt Financing Sources without the prior written consent of each adversely affected Debt Financing Source that are party to the Debt Commitment Letter.

Section 10.13 Third-Party Beneficiaries. Except for the Non-Recourse Parties (which shall be third-party beneficiaries with respect to Section 10.18(b)) and the Indemnified Parties that are not parties hereto (which shall be third-party beneficiaries with respect to Article VIII), without limiting the obligations under the Limited Guarantee or the Equity Commitment Letters, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein express or implied shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder; provided, however, that each of the Debt Financing Sources are express third-party beneficiaries of Debt Financing Source Provisions.

Section 10.14 Specific Performance.

(a) The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage will result and no adequate remedy at Law would exist in the event that any provision hereof is not performed in accordance with its specific terms or is otherwise breached. It is hereby agreed that the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving actual harm or the inadequacy of money damages as a remedy, and the Parties further hereby agree to waive any requirement for the securing or posting of a bond or other undertaking in connection with the obtaining of such injunctive or other equitable relief. Such remedies, and any and all other remedies provided for herein, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever that either Party may otherwise have.

(b) Each Party hereby acknowledges and agrees that (i) the existence of any other remedy contemplated hereby does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief and (ii) injunctive relief and/or specific performance will not cause an undue hardship to such Party. The Parties further hereby agree not to (A) oppose the granting, or raise any objection to the availability or granting, of the equitable remedy of specific performance or other equitable relief for any reason or on any basis that monetary damages is an adequate remedy or (B) assert that a remedy of specific enforcement is (x) unenforceable, invalid, contrary to Law or inequitable on the basis that a remedy of monetary damages would provide an adequate remedy for any breach hereof or (y) not an appropriate remedy for any reason at Law or equity.

Section 10.15 Severability. If any provision hereof or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. If any provision hereof is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any provision hereof is invalid, illegal or unenforceable in any respect, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.16 Negotiation of Agreement. Each Party hereby acknowledges that it has (a) been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and the Ancillary Agreements and (b) executed the same upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, the Ancillary Agreements and other documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against either Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement or the Ancillary Agreements against the Party that drafted it is of no application and is hereby expressly waived. The provisions hereof shall be interpreted in a reasonable manner to effect the intentions of the Parties and this Agreement.

Section 10.17 Counterparts; Signatures. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different Parties in different counterparts), including both paper and electronic counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the UCC.

Section 10.18 Non-Petition and Limited Recourse.

(a) Notwithstanding any prior termination of this Agreement, Seller agrees that it shall not, prior to the date which is one (1) year and one (1) day after the final payment of all of the obligations owing to the secured parties under the Financing, directly or indirectly, file, petition, join or cooperate with or encourage any other Person in petitioning or otherwise invoke the process of any Governmental Entity for the purpose of commencing or sustaining any Insolvency Proceeding with respect to any special purpose entity that is an Affiliate of Buyer or a non-Buyer party to the Equity Commitment Letters and is an assignee of Buyer’s rights (but not its obligations) hereunder (an “SPE Assignee”) or any SPE Assignee’s property; provided, however, that the foregoing shall not restrict, limit or prohibit Seller from joining any other Person, including any Debt Financing Source, in any Insolvency Proceeding commenced prior to Seller joining such Insolvency Proceeding (in any such case by a Person not affiliated with or directed by Seller) under Law. Seller acknowledges and agrees that the obligations of any SPE Assignee shall be limited in recourse solely to such SPE Assignee’s assets and shall be subject to the priority of payments set forth in the Financing, it being understood that the obligations of Buyer shall survive and not be limited by this sentence.

(b) All Actions, obligations, Losses or causes of action (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or though attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or any Ancillary Agreement, as applicable, (ii) the negotiation, execution or performance of this Agreement or any Ancillary Agreement, as applicable (including any representation or warranty made in this Agreement or any Ancillary Agreement, as applicable), (iii) any breach or violation of this Agreement or any Ancillary Agreement, as applicable, and (iv) any failure of the transactions contemplated hereby or by any Ancillary Agreement to be consummated, in each case, may be made only against (and are those solely of) Seller and Buyer (and, in the case of any Ancillary Agreement, the applicable parties thereto), as applicable, subject to the terms and conditions of this Agreement and the Ancillary Agreements, as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Agreement, and notwithstanding the fact that certain of the parties to this Agreement and the Ancillary Agreements may be partnerships or limited liability companies, each of Seller and Buyer covenants, agrees and acknowledges that no recourse under this Agreement or any Ancillary Agreement or any documents or instruments delivered in connection with this Agreement or any Ancillary Agreement shall be had against, with respect to any party hereto or thereto, such party’s Affiliates, and such party’s and such party’s Affiliates’ current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (such Persons, collectively, the “Non-Recourse Parties”), in each case, other than Seller and Buyer (and, in the case of any Ancillary Agreement, the applicable parties thereto), as applicable, whether in Contract, tort, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Non-Recourse Parties, as such, for any obligation or liability of any party under this Agreement, the Ancillary Agreements or any documents or instruments delivered in connection herewith or therewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

(c) The provisions of this Section 10.18 shall survive the termination of this Agreement.

Section 10.19 Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, subject to the rights of the parties to any Debt Commitment Letter, (a) Seller hereby acknowledges and agrees that neither Seller nor any of its Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall (i) have any rights or claims against any Debt Financing Sources in any way relating to this Agreement, any Debt Commitment Letter or any of the transactions contemplated hereby or thereby and (ii) commence any Action against any Debt Financing Source or any of their Affiliates or Representatives in connection with this Agreement, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby, and (b) no Debt Financing Source shall have any Liability (whether in Contract, in tort, in Law or in equity) to Seller or any of its Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or stockholders for any obligations or liabilities under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. This Section 10.19 shall not affect, alter or amend in any way the covenants and agreements between Seller and Buyer, or the obligations of Seller and Buyer, provided for in this Agreement (other than this Section 10.19), or the obligations of the non-Buyer parties under the Equity Commitment Letters.

[The remainder of this page has been intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

DISCOVER BANK

By:	/s/ John Greene
	Name:	John Greene
	Title:	Executive Vice President, Chief Financial Officer

SANTIAGO HOLDINGS, LP

By: SANTIAGO HOLDINGS GP, LLC
Its: General Partner

By:	/s/ Akhil Bansal
	Name:	Akhil Bansal
	Title:	Vice President

By: SANTIAGO HOLDINGS GP, LLC
Its: General Partner

By:	/s/ Ronald Madden
	Name:	Ronald Madden
	Title:	Vice President

[Signature Page to Purchase Agreement]